Exhibit 10.1

Execution Version

CREDIT AGREEMENT

dated as of

April 21, 2025

by and among

CWAN ACQUISITION, LLC,

as Holdings

CLEARWATER ANALYTICS, LLC,

as the Borrower

THE LENDERS AND ISSUING BANKS PARTY HERETO FROM TIME TO TIME

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent,

JPMORGAN CHASE BANK, N.A.,

as an Arranger

and

CITIBANK, N.A.

WELLS FARGO SECURITIES, LLC

MORGAN STANLEY SENIOR FUNDING, INC.

RBC CAPITAL MARKETS1

each as an Arranger

[1]	RBC Capital Markets is a brand name for the capital markets business of Royal Bank of Canada and its affiliates.

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SCHEDULES

Schedule 2.01	Commitments
Schedule 3.06	Litigation and Environmental Matters
Schedule 3.12	Subsidiaries
Schedule 5.15	Post-Closing Matters
Schedule 5.16	Existing Transactions with Affiliates
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens
Schedule 6.04	Existing Investments
Schedule 6.05	Asset Sales

EXHIBITS

Exhibit A	Form of Assignment and Assumption
Exhibit B	Intercompany Note
Exhibit C	[Reserved]
Exhibit D	Form of Borrowing Request
Exhibit E	Form of Interest Election Request
Exhibit F	Form of Compliance Certificate
Exhibit G	Form of Solvency Certificate
Exhibit H	Form of Pari Passu Intercreditor Agreement
Exhibit I	Form of Junior Lien Intercreditor Agreement
Exhibit J	Form of Affiliated Lender Assignment and Assumption
Exhibits K-1 to K-4	Forms of U.S. Tax Compliance Certificates

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CREDIT AGREEMENT

This CREDIT AGREEMENT effective as of April 21, 2025, by and among CWAN ACQUISITION, LLC, a Delaware limited liability company (“Holdings”), CLEARWATER ANALYTICS, LLC, a Delaware limited liability company (the “Borrower”), the LENDERS and ISSUING BANKS party hereto from time to time, JPMORGAN CHASE BANK, N.A., a national banking association (in its individual capacity, “JPMorgan”), as Administrative Agent, Collateral Agent and Swingline Lender.

RECITALS

WHEREAS, in connection with that certain Agreement and Plan of Merger, dated as of January 10, 2025 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, together with the schedules and exhibits thereto, the “Acquisition Agreement”), by and among, inter alios, Clearwater, Enfusion, Inc., a Delaware corporation (the “Target Company”), Enfusion Ltd. LLC, a Delaware limited liability company (“Target Operating Company”; together with Target Company and each of its subsidiaries, collectively, the “Acquired Business”), Clearwater together with the Borrower, intends to, directly or indirectly, acquire (the “Acquisition”) the Target Company through (i) the merger of Poseidon Merger Sub II, LLC, a Delaware limited liability company, with and into the Target Operating Company, with the Target Operating Company surviving such merger as a wholly-owned subsidiary of the Borrower and (ii) the merger of Poseidon Merger Sub I, Inc., a Delaware corporation, with and into the Target Company, with the Target Company surviving such merger as a wholly-owned subsidiary of Clearwater.

WHEREAS, in connection with the foregoing, the Borrower desires to, effective upon the occurrence of the Closing Date, (i) obtain Initial Term Loans on the Closing Date in an aggregate principal amount equal to $800,000,000 (the “Initial Term Loan Facility”) and (ii) obtain Revolving Commitments in an aggregate principal amount of $200,000,000 (the “Revolving Credit Facility”).

WHEREAS, the proceeds of Credit Facilities shall be used in accordance with Section 5.11 of this Agreement.

NOW THEREFORE, effective upon the occurrence of the Closing Date, the Lenders have agreed to effect the foregoing transactions on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Loan” or “ABR Borrowing” means a Loan or Borrowing that bears interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Business” has the meaning set forth in the preamble to this Agreement.

“Acquired EBITDA” means, with respect to any Pro Forma Entity for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to Holdings and its Restricted Subsidiaries in the definition of “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Pro Forma Entity and its Subsidiaries that will become a Restricted Subsidiary), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” has the meaning assigned to such term in the definition of “Consolidated EBITDA.”

“Acquired Indebtedness” means, with respect to any specified Person,

(a) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person after the Closing Date as a result of an acquisition transaction or Permitted Acquisition or similar Investment permitted by this Agreement, or Indebtedness of any Person that is assumed by the Borrower or any Restricted Subsidiary in connection with an acquisition transaction or Permitted Acquisition or similar Investment or an acquisition of assets by the Borrower or such Restricted Subsidiary permitted by this Agreement, and

(b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” has the meaning set forth in the preamble to this Agreement.

“Acquisition Agreement” has the meaning set forth in the preamble to this Agreement.

“Acquisition Debt” has the meaning assigned to such term in Section 6.01(a)(xxiv)(A).

“Additional Borrower” has the meaning assigned to such term in Section 1.10 of this Agreement.

“Additional Lender” means at any time, any bank, other financial institution or institutional lender or investor, in each case, that is not an existing Lender that agrees to provide any portion of any (a) Incremental Facility pursuant to an Incremental Amendment in accordance with Section 2.20 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.21; provided that each Additional Lender shall be subject to the approval of (i) the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed), (ii) in the case of any Incremental Revolving Commitment Increase or an Incremental Revolving Commitment, each Issuing Bank and the Swingline Lender (such approval, in each case, not to be unreasonably withheld, conditioned or delayed) and (iii) the Borrower, in each of the foregoing clauses (i) through (iii), to the extent such approval would be required pursuant to Section 9.04 if an assignment of the applicable Loans or Commitments were being made to such Additional Lender.

“Administrative Agent” means JPMorgan, in its capacity as administrative agent for the Lenders under the Loan Documents, and its permitted successors and assigns in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.

“Affiliated Lender” means a Non-Debt Fund Affiliate or a Debt Fund Affiliate.

“Affiliated Lender Assignment and Assumption” has the meaning provided in Section 9.04(f)(i)(A).

“Affiliated Lender Cap” has the meaning provided in Section 9.04(f)(i)(B).

“Agent” means the Administrative Agent, the Collateral Agent, and the Arrangers and any permitted successors and assigns of the foregoing in such capacities, and “Agents” means two or more of them.

“Agreement” means this Credit Agreement, as the same may be renewed, extended, modified, supplemented, amended or amended and restated from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“Alternative Currency” has the meaning provided in Section 1.12(a).

“Ancillary Document” shall have the meaning provided in Section 9.06(b).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption by virtue of such Person being organized or operating in such jurisdiction.

“Applicable Parties” shall have the meaning provided in Section 8.03(c).

“Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment; provided that in the case of Section 2.24 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean, with respect to any Revolving Lender, the percentage of the total Revolving Commitments (disregarding any Defaulting Lender’s Revolving Commitment) represented by such Revolving Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentage of the Revolving Commitments shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments that occur thereafter and to any Revolving Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means,

(a) for any day, with respect to any Initial Term Loan, the applicable rate per annum set forth below under the caption “Term SOFR Loans” or “Term ABR Loans” for the appropriate level, in each case based upon the First Lien Leverage Ratio as of the most recent Test Period; provided that until a certified calculation of the First Lien Leverage Ratio is delivered for the first Test Period for which consolidated financial statements are required to be delivered pursuant to Section 5.01(a) or (b), the Applicable Rate shall be based on the rate per annum set forth in Level I immediately below:

Level	First Lien Leverage Ratio	Term SOFR Loans	Term ABR Loans
I	Greater than 3.25:1.00	2.25%	1.25%
II	Less than or equal to 3.25:1.00	2.00%	1.00%

(b) for any day, with respect to (i) any Revolving Loans, the applicable rate per annum set forth below under the caption “Revolving SOFR Loans” or “Revolving ABR Loans” for the appropriate level and (ii) with respect to the commitment fees payable pursuant to Section 2.12(a), the applicable rate per annum set forth below under the caption “Commitment Fee”, as applicable, in each case based upon the First Lien Leverage Ratio as of the most recent Test Period; provided that until a certified calculation of the First Lien Leverage Ratio is delivered for the first Test Period for which consolidated financial statements are required to be delivered pursuant to Section 5.01(a) or (b), the Applicable Rate shall be based on the rate per annum set forth in Level I immediately below:

Level	First Lien Leverage Ratio	Revolving SOFR Loans	Revolving ABR Loans	Commitment Fee
I	Greater than 3.25:1.00	2.00%	1.00%	0.375%
II	Less than or equal to 3.25:1.00 but greater than 2.75:1.00	1.75%	0.75%	0.25%
III	Less than or equal to 2.75:1.00	1.50%	0.50%	0.25%

For purposes of the foregoing, each change in the Applicable Rate resulting from a change in the First Lien Leverage Ratio shall be effective during the period commencing on and including the third (3rd) Business Day immediately following the date of delivery to the Administrative Agent of the applicable consolidated financial statements pursuant to Section 5.01(a) or 5.01(b) (and a related Compliance Certificate) indicating such change and ending on the date immediately preceding the effective date of the next such change.

Notwithstanding the foregoing, at the option of the Majority in Interest of the Term Lenders of the Initial Term Loan Class or Revolving Lenders, as applicable, the Applicable Rate shall be based on the rates per annum set forth in Level I if the Borrower fails to deliver the consolidated financial statements required to be delivered pursuant to Section 5.01(a) or 5.01(b) (and a related Compliance Certificate) required to be delivered pursuant hereto (after giving effect to the grace period set forth in Section 7.01), in each case within the time periods specified herein for such delivery, during the period commencing on and including the day of the occurrence of an Event of Default resulting from such failure and until the delivery thereof.

Notwithstanding the foregoing, (a) the Applicable Rate in respect of any Class of Extended Term Loans shall be the applicable percentages per annum set forth in the relevant Extension Amendment, (b) the Applicable Rate in respect of any Class of any Incremental Facilities shall be the applicable percentages per annum set for in the Incremental Amendment establishing such Incremental Facilities and (c) the Applicable Rate in respect of any Class of Refinancing Loans made pursuant to any Refinancing Amendment shall be the applicable percentages per annum set forth in the relevant Refinancing Amendment.

“Approved Electronic Platform” has the meaning assigned to such term in Section 8.03(a).

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such Lender, (b) any Affiliate of such Lender or (c) any entity or any Affiliate of any entity that administers, advises or manages such Lender.

“Arranger” means, collectively, JPMorgan in its capacity as lead arranger and JPMorgan, Citibank, N.A., Wells Fargo Securities, LLC, Morgan Stanley Senior Funding, Inc. and RBC Capital Markets, in their respective capacities as joint arrangers and bookrunners hereunder.

“ASC” means the Financial Accounting Standards Board Accounting Standards Codification.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04) and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Available Amount” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a) the greater of (x) $110,000,000 and (y) 50% of TTM Consolidated EBITDA as of the applicable date of determination, plus

(b) (A) 50% of the aggregate amount of the Consolidated Net Income (or, if the Consolidated Net Income is zero or a negative number for any fiscal quarter, such amount shall be deemed to be $0) accrued on a cumulative basis during the period, taken as one accounting period, beginning on April 1, 2025 and ending on the last day of the Borrower’s most recently completed fiscal quarter for which internal financial statements are available immediately preceding the date of determination, plus (B) the amount of the “Available Amount” as determined in accordance with the terms of the Existing Credit Agreement immediately prior to the Closing Date, plus

(c) the cumulative amount of Net Proceeds (or the Fair Market Value of property other than cash) from capital contribution to, or the issuance of Equity Interests (other than Disqualified Stock and Equity Interests issued in connection with the exercise of a Cure Right) received by the Borrower after the Closing Date and prior to the date of determination, plus

(d) the Net Proceeds of Indebtedness and Disqualified Stock issuances which have been exchanged or converted into Qualified Stock in Holdings or any other parent entity, in each case received by the Borrower or any Restricted Subsidiaries after the Closing Date and on or prior to such date, plus

(e) (A) the Net Proceeds of sales or other Dispositions of Investments made pursuant Section 6.04(r) (including any sale or other Disposition of the Equity Interests of any Unrestricted Subsidiary or joint venture or any issuance of stock of an Unrestricted Subsidiary to the extent the initial Investment in such Unrestricted Subsidiary or joint venture was made in reliance on Section 6.04(r)), (B) repurchases, redemptions and repayments of such Investments and the receipt of any interest, returns, profits, dividends or distributions or similar amounts from such Investments, in each case received by the Borrower and its Restricted Subsidiaries, including amounts received from an Unrestricted Subsidiary or joint venture, plus

(f) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the Closing Date or has been merged, amalgamated or consolidated with or into, or transfers or conveys all of its assets to, or is liquidated, wound up or dissolved into, the Borrower or any other Restricted Subsidiary, an amount equal to the lesser of (x) the Fair Market Value of the Borrower’s interest in such Subsidiary immediately at the time of such re-designation or merger, amalgamation or consolidation and (y) the aggregate amount of the Borrower’s Investments in such Subsidiary pursuant to Section 6.04(r), and plus

(g) in the event the Borrower and/or any Restricted Subsidiary of the Borrower makes any Investment pursuant to Section 6.04(r) after the Closing Date in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary of the Borrower (and, if such Investment was made by a Loan Party, such Person becomes a Guarantor), an amount equal to the existing Investment of the Borrower and/or any of its Restricted Subsidiaries in such Person that was previously treated as a Restricted Payment, plus

(h) Borrower Retained Prepayment Amounts arising after the Closing Date and/or Borrower Retained Asset Sale Proceeds; minus

(i) any amount of the Available Amount used to make Investments pursuant to Section 6.04(r) after the Closing Date and prior to such time; and

(j) any amount of the Available Amount used to make Restricted Payments and prepayments of Specified Indebtedness pursuant to Section 6.08(a)(x) and Section 6.08(b)(iii) after the Closing Date and prior to such time.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.14.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person (i) becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, (ii) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity (iii) becomes the subject of a Bail-In Action (or other similar proceeding) or (iv) in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, with respect to any Term SOFR Borrowing, the Term SOFR Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or clause (c) of Section 2.14.

“Benchmark Replacement” means, for any Available Tenor, the sum of: (a) the alternate benchmark rate that has been selected and mutually agreed upon by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment. If the Benchmark Replacement as determined above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected and mutually agreed upon by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term SOFR Borrowing, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and/or Term SOFR Borrowing and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement and/or Term SOFR Borrowing exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means:

(a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board,

(b) with respect to a partnership, the board of directors of the general partner of the partnership,

(c) with respect to a limited liability company, the board of managers or the managing member or members or any controlling committee of managing members thereof, and

(d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Bona Fide Debt Fund” means, with respect to any competitor of Holdings, the Borrower and/or any of their respective Subsidiaries or any Affiliate thereof, any bona fide debt fund, investment vehicle, regulated bank entity or unregulated lending entity that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business for financial investment purposes and which is managed, sponsored or advised by any Person controlling, controlled by or under common control with (a) any competitor of the Borrower and/or any subsidiaries of Holdings or (b) any Affiliate of such competitor, but, in each case, with respect to which no personnel involved with any investment in such Person or the management, control or operation of such Person (i) directly or indirectly makes, has the right to make or participates with others in making any investment decisions, or otherwise causing the direction of the investment policies, with respect to such debt fund, investment vehicle, regulated bank entity or unregulated lending entity or (ii) has access to any information (other than information that is publicly available) relating to Holdings, the Borrower or its subsidiaries or any entity that forms a part of any of their respective businesses; it being understood and agreed that the term “Bona Fide Debt Fund” shall not include any Person that is separately identified to the Arrangers or the Administrative Agent in accordance with the definition of “Disqualified Institution”.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrower Retained Asset Sale Proceeds” means that portion of the Net Proceeds of a Disposition Prepayment Event not required to be offered to prepay Term Loans pursuant to Section 2.11(c) due to the Disposition Percentage being less than 100% or the application of the de minimis threshold contained in the definition of “Prepayment Event”.

“Borrower Retained Prepayment Amounts” has the meaning specified in Section 2.11(g).

“Borrowing” means (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of Term SOFR Borrowings, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” means a written request by the Borrower for a Borrowing in accordance with Section 2.03 substantially in the form of Exhibit D, or such other form as shall be approved by the Administrative Agent.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be in relation to Loans referencing the Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Term SOFR Rate or any other dealings of such Loans referencing the Term SOFR Rate, any such day that is only a U.S. Government Securities Business Day.

“Capital Lease Obligations” of any Person means, at the time the determination is to be made, the obligations of such Person in respect of Capitalized Leases, it being understood that the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability on a balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP as in effect prior to the issuance of the ASU.

“Capitalized Lease” means, with respect to any Person, all leases by such Person as lessee that have been or should be, in accordance with GAAP, recorded as financing or capitalized leases (and, for the avoidance of doubt, not straight-line or operating leases) on both the balance sheet and income statement of such Person for financial reporting purposes in accordance with GAAP as in effect prior to the issuance of the ASU.

“Captive Insurance Subsidiary” means a Subsidiary established by the Borrower or any of its Subsidiaries for the sole purpose of insuring the business, facilities and/or employees of the Borrower and its Subsidiaries.

“Cash Management Agreement” means any agreement relating to Cash Management Obligations that is entered into between into by and between Holdings, the Borrower or any Restricted Subsidiary and any Qualified Counterparty.

“Cash Management Obligations” means (1) obligations owed by Holdings, the Borrower or any Restricted Subsidiary (other than Receivables Subsidiaries) to any Qualified Counterparty in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds entered into in the ordinary course of business and (2) the Borrower’s or any Subsidiary’s participation in commercial (or purchasing) card programs at any Qualified Counterparty.

“Cash Equivalents” means any of the following, to the extent owned by the Borrower or any other Restricted Subsidiary:

(i) Dollars and such other currencies held by it from time to time in the ordinary course of business;

(ii) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the United States or any state or political subdivision thereof having average maturities of not more than 18 months from the date of acquisition thereof; provided that either (A) the full faith and credit of the United States or a political subdivision thereof is pledged in support thereof or (B) such obligations are, at the time of acquisition thereof, rated “A-2” (or the equivalent thereof) or better by S&P or “P-2” (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower);

(iii) deposits with, money market deposits with, time deposits with, or certificates of deposit or bankers’ acceptances or similar instruments of, any commercial bank that (i) is a Lender, (ii) is organized under, or authorized to operate as a bank under, the laws of the United States or any state thereof or the District of Columbia or any political subdivision of the foregoing or (iii) has combined capital and surplus of at least $500,000,000 (or the Dollar Equivalent as of the date of determination) (any such bank meeting the requirements of clause (i), (ii) or (iii) above being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(iv) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any commercial paper or variable or fixed rate note issued by, or guaranteed by, a corporation rated “A-2” (or the equivalent thereof) or better by S&P or “P-2” (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such instruments, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower), in each case with average maturities of not more than 18 months from the date of acquisition thereof;

(v) repurchase agreements and reverse repurchase agreements entered into by any Person with (i) an Approved Bank or (ii) a bank or trust company (including any of the Lenders) or recognized securities dealer, in each case of this clause (ii), having capital and surplus in excess of $500,000,000 (or the Dollar Equivalent as of the date of determination), in each case, for obligations or instruments described in clauses (b), (c) or (d) above or (g) below;

(vi) marketable short-term money market and similar highly liquid funds either (i) having assets in excess of (x) $250,000,000 in the case of U.S. banks or other U.S. financial institutions and (y) $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks or other non-U.S. financial institutions or (ii) having a rating of at least “A-2” or “P-2” from either S&P or Moody’s, respectively (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(vii) (i) securities with average maturities of 18 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government having an investment grade rating from either S&P or Moody’s (or the equivalent thereof) and (ii) securities with maturities of 18 months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank having capital and surplus of not less than $500,000,000;

(viii) investments with average maturities of 12 months or less from the date of acquisition in mutual funds rated AAA (or the equivalent thereof) or better by S&P or Aa3 (or the equivalent thereof) or better by Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another nationally recognized statistical rating agency);

(ix) instruments equivalent to those referred to in clauses (a) through (h) above or clauses (j) through (p) below denominated in any other foreign currency comparable in credit quality and tenor to those referred to above or below and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Holdings, the Borrower or any other Restricted Subsidiary organized in such jurisdiction;

(x) any cash equivalents as determined in accordance with GAAP and other investments, classified in accordance with GAAP as current assets, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (i) of this definition;

(xi) bills of exchange issued in the United States, the United Kingdom, Canada, Germany, France or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(xii) demand deposit accounts holding cash;

(xiii) other short-term investments of a type analogous to the foregoing utilized by Holdings, the Borrower or any other Restricted Subsidiary;

(xiv) interest bearing instruments with a maximum maturity of 180 days in respect of which the obligor is a G7 government or other G7 governmental agency or a G7 financial institution with credit ratings from S&P of at least “A-2” or the equivalent thereof or from Moody’s of at least “P-2” or the equivalent thereof (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another nationally recognized statistical rating agency); and

(xv) shares or interests of any investment company, money market mutual fund or other investment funds investing at least 90% of their assets in cash or securities of the types described in clauses (i) through (xiv) above.

“Cause of Action” means any claim, obligation, suit, judgment, damage, demand, debt, right, cause of action, loss and/or liability, including any derivative claim, in each case of the foregoing, whether asserted or assertable, liquidated or unliquidated, fixed or contingent, disputed or undisputed, suspected or unsuspected, choate or inchoate, matured or unmatured, known or unknown, foreseen or unforeseen, existing on the Closing Date or arising thereafter, in contract or tort, in law or in equity or pursuant to any other theory that a Person would have been legally entitled to assert solely based on or otherwise relating to, or in any manner arising from, in whole or in part, on any transaction or other set of facts.

“Certain Funds Provisions” has the meaning set forth in Section 4.01(l).

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“CFC Holdco” means any Domestic Subsidiary or Foreign Subsidiary that owns (directly or indirectly) no material assets other than cash or cash accounts and equity interests (or equity interests and indebtedness), each as determined for U.S. federal income tax purposes, of one or more (a) Foreign Subsidiaries that are CFCs or (b) subsidiaries that themselves are CFC Holdcos.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, or issued.

“Change of Control” means:

(a) any “Person” or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”), but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the voting stock of Holdings (for purposes of calculating the voting stock held by a group, the voting stock beneficially owned by a Permitted Holder shall be excluded to the extent such Permitted Holder is part of such group), or

(b) Holdings shall cease to own, directly or indirectly, one hundred percent (100%) of the outstanding Equity Interests of the Borrower (other than during the short-term pendency of any Permitted Reorganization or Successor Holdings Reorganization to the extent such interim failure to own is reasonably necessary or advisable to effectuate such Permitted Reorganization or Successor Holdings Reorganization).

For purposes of this definition, a Person or group will not be deemed to beneficially own the Equity Interests of another Person as a result of its ownership of the Equity Interests or other securities of such other Person’s parent entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Equity Interests entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the board of directors (or similar body) of such parent entity.

“Charges” has the meaning set forth in Section 9.13.

“Class” means, subject to Section 2.21, Section 2.22, and Section 2.23 (i) when used in reference to any Loan or Borrowing, whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Initial Term Loans, Incremental Term Loans of any series, Refinancing Term Loans, Refinancing Revolving Loans, Extended Term Loans of any series, or Swingline Loans, (ii) when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, an Initial Term Loan Commitment or an Incremental Revolving Commitment, a Refinancing Term Commitment, a Refinancing Revolving Commitment relating to an additional Class of Loans and (iii) when used in reference to any Lender, refers to whether such Lender has Loans, Borrowings or Commitments of a particular Class.

“Clearwater” means Clearwater Analytics Holdings, Inc., a Delaware corporation.

“Closing Date” means April 21, 2025.

“Closing Date Refinancing” means the repayment of all of the outstanding obligations under the Existing Credit Agreement, other than contingent indemnification obligations not yet asserted and the cash collateralization of letters of credit, cash management obligations or other similar secured obligations thereunder, the termination of all commitments to extend credit thereunder and the termination and/or release of any security interests and guarantees in connection therewith.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means any and all “Collateral”, as defined in any applicable Security Document and all other property that is from time to time pledged to secure the Obligations pursuant to any Security Document.

“Collateral Agent” means JPMorgan, in its capacity as collateral agent for the Secured Parties under this Agreement and any Security Document, and its permitted successors and assigns in such capacity as provided in Article VIII.

“Collateral Agreement” means the Guarantee and Collateral Agreement, dated as of the Closing Date, among the Loan Parties and the Collateral Agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Collateral and Guarantee Requirement” means, at any time, subject to any applicable limitations set forth in this Agreement or the other Loan Documents, the requirement that:

(a) the Collateral Agent shall have received from each Loan Party either (i) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Loan Party or (ii) in the case of any Person that becomes a Loan Party after the Closing Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Loan Party, subject, in each case, to the limitations and exceptions set forth in this Agreement and the Security Documents,

(b) all Obligations (other than, with respect to any Loan Party, any Excluded Swap Obligations of such Loan Party) shall have been unconditionally guaranteed by Holdings, the Borrower (other than with respect to its direct Secured Obligations as a primary obligor), each Subsidiary Loan Party and any Elective Guarantor, if applicable (each, a “Guarantor”),

(c) all the Equity Interests of (i) the Borrower and (ii) each Restricted Subsidiary directly owned by the Borrower or a Subsidiary Loan Party (other than, in the case of this clause (ii), any Equity Interests constituting Excluded Assets) shall have been pledged pursuant to the applicable Security Document, and the Collateral Agent shall have received certificates or other instruments (if any) representing all such Equity Interests (other than, for the avoidance of doubt, any Equity Interests constituting Excluded Assets), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank, in each case as applicable, and

(d) other than to the extent constituting an Excluded Asset, all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Agreement and perfect such Liens to the extent required by the Collateral Agreement, shall have been executed, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording.

Notwithstanding anything to the contrary in this Agreement or any Security Document, (a) no Loan Party shall be required to pledge or grant security interests (i) in particular assets if, in the reasonable judgment of the Collateral Agent and the Borrower, the costs, burden or consequences (including any adverse tax consequences (that are not de minimis) to Holdings, Borrower or any Subsidiary (or any parent entity thereof)) of obtaining or perfecting such pledges or security interests in such assets are excessive in relation to the practical benefits to the Lenders therefrom, (ii) in any owned real property, (iii) in any leasehold interests, (iv) with respect to any Excluded Assets and (v) if the grant or perfection of a security interest in such asset would (A) be prohibited by enforceable anti-assignment provisions of any applicable Requirement of Law, (B) violate the terms of any contract (to the extent binding on such property at the time of the acquisition thereof and not incurred in contemplation of such acquisition) (in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Requirement of Law), (b) no perfection actions shall be required, nor shall the Administrative Agent or Collateral Agent be authorized to take any perfection or other actions, other than (A) filings pursuant to the UCC in the office of the secretary of state (or similar central filing office) of the relevant state(s), (B) filings in the United States Copyright Office or the United States Patent and Trademark Office with respect to intellectual property and (C) delivery to the Administrative Agent to be held in its possession of all Collateral consisting of certificated Equity Interests and other instruments, in each case to the extent not constituting Excluded Assets and to the extent required to be delivered pursuant to the applicable Security Documents and (c) no Loan Party shall be required to seek any landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement and (d) take any action to comply with the Federal Assignment of Claims Act or any similar statute.

The Collateral Agent may grant extensions of time (including after the expiration of any relevant period, which extensions shall apply retroactively) for the perfection of security interests in particular assets and the delivery of assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it determines, in consultation with the Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Security Documents.

Except as required in connection with any Elective Guarantor, no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required, nor shall the Administrative Agent or the Collateral Agent be authorized to take any such action, in order to create any security interests in assets located or titled outside of the U.S. or to perfect such security interests, including any intellectual property registered in any non-U.S. jurisdiction (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction, other than in connection with any Elective Guarantor). Except as set forth in the next sentence, perfection by possession with respect to any item of Collateral shall not be required. Control agreements and perfection by control shall not be required with respect to Collateral requiring perfection through control agreements or perfection by “control” (as defined in the Uniform Commercial Code), other than in respect of certificated Equity Interests of the Borrower and wholly owned Restricted Subsidiaries that are Material Subsidiaries directly owned by the Loan Parties otherwise required to be pledged pursuant to the provisions of clause (c) of this definition of “Collateral and Guarantee Requirement” and not otherwise constituting an Excluded Asset. Notwithstanding anything to the contrary herein, the Collateral and Guarantee Requirement shall not require any Loan Party to enter into any source code escrow arrangement or register any intellectual property.

“Commitment” means a Revolving Commitment, an Initial Term Loan Commitment, a Refinancing Revolving Commitment, any Refinancing Term Commitments, any Commitment in respect of an Incremental Facility or any combination thereof (as the context requires).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

“Company Person” means any future, current or former officer, director, manager, member, member of management, employee, consultant or independent contractor of the Borrower, any Subsidiary or any Parent Entity.

“Competitors” means any Person who is not an Affiliate of a Loan Party and who engages (or whose Affiliate engages) as a material business in the same or similar business as a material business of the Loan Parties.

“Compliance Certificate” means a certificate substantially in the form of Exhibit F.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Interest Charges” means, for any period, the total interest expense of the Borrower or any other Restricted Subsidiary for such period determined on a consolidated basis net of any interest income, which shall be determined on a cash basis only and solely in respect of Indebtedness of the type described in the definition of “Consolidated Total Net Indebtedness” plus net cash payments made (less net cash payments received) under interest rate Swap Agreements in respect of Indebtedness, in all cases excluding, for the avoidance of doubt, (i) any non-cash interest expense and any capitalized interest, whether paid or accrued, (ii) the amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (iii) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses (including agency costs, amendment, consent or other front end, one-off or similar non-recurring fees), (iv) any expenses resulting from discounting of indebtedness in connection with the application of recapitalization accounting or purchase accounting, (v) penalties or interest related to taxes and any other amounts of non-cash interest resulting from the effects of acquisition method accounting or pushdown accounting, (vi) the accretion or accrual of, or accrued interest on, discounted liabilities (other than Indebtedness) during such period, (vii) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging, (viii) any one-time cash costs associated with breakage in respect of Swap Agreements for interest rates, (ix) any payments with respect to make whole premiums, commissions or other breakage costs of any Indebtedness, (x) all non-recurring interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, all as calculated on a consolidated basis in accordance with GAAP, (xi) expensing of bridge, arrangement, structuring, commitment, fronting or other financing fees, fees and expenses in respect of Swap Agreements and commissions, discounts, yield and other fees and expenses related to any Permitted Receivables Financing, (xii) fees and expenses (including any penalties and interest relating to Taxes but excluding any bona fide interest expense) associated with the consummation of the Transactions, (xiii) agency or trustee fees paid to the administrative agents and collateral agents or trustees under any credit facilities or other debt instruments or documents and (xiv) fees (including any ticking fees) and expenses (including any penalties and interest relating to Taxes) associated with any Investment not prohibited by Section 6.04 or the issuance of Equity Interests or Indebtedness (in each case excluding any bona fide interest expense). For purposes of this definition, interest in respect of any Capitalized Lease shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease in accordance with GAAP (or, if not implicit, as otherwise determined in accordance with GAAP).

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus

(a) without duplication and to the extent deducted (and not added back or excluded) in determining such Consolidated Net Income for such period (except in the case of clause (a)(xiii), clause (a)(xiv) and clause (a)(xv)), the sum of the following amounts for such period:

(i) (A) consolidated interest expense for such period determined in accordance with GAAP, and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments, net of interest income and gains on such hedging obligations or such derivative instruments, and bank and LC Instrument fees and costs in connection with financing activities (whether amortized or immediately expensed), (B) amounts excluded from Consolidated Cash Interest Charges as set forth in clauses (i) through (xiv) of the definition thereof, (C) cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of preferred stock during such period and (D) cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period,

(ii) consolidated income tax expense for such period, including Taxes paid or accrued during such period,

(iii) all amounts attributable to depreciation and amortization expense for such period,

(iv) any non-cash charges for such period (but excluding (A) any non-cash charge in respect of amortization of a prepaid cash item that was included in Consolidated Net Income in a prior period and (B) any non-cash charge that relates to the write-down or write-off of inventory or accounts receivable); provided that if any non-cash charges represent an accrual or reserve for potential cash items in any future period (x) the Borrower may determine not to add back such non-cash charge in the current period or (y) to the extent the Borrower decides to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent,

(v) any net after-tax gains or losses realized upon the disposition of assets outside the ordinary course of business (including any gain or loss realized upon the disposition of any Equity Interests of any Person) and any net gains or losses on disposed, abandoned and discontinued operations (including in connection with any disposal thereof) and any accretion or accrual of discounted liabilities,

(vi) any non-recurring out-of-pocket expenses or charges for the period (including, without limitation, any premiums, make-whole or penalty payments) relating to any offering of Equity Interests by the Borrower or any other direct or indirect parent company of the Borrower (other than any such offering the proceeds of which are utilized to effectuate a Cure Right) or merger, recapitalization or acquisition transactions made by the Borrower or any of its Restricted Subsidiaries, or any Indebtedness incurred or repaid by the Borrower or any of its Restricted Subsidiaries (in each case, whether or not successful),

(vii) any Transaction Expenses, together with any tax expense incurred in connection with the Transactions,

(viii) other cash expenses incurred during such period in connection with a Permitted Acquisition to the extent that such expenses are reimbursed in cash during such period pursuant to indemnification provisions of any agreement relating to such transaction,

(ix) the amount of management, monitoring, consulting, transaction and advisory fees and related indemnities and expenses paid or accrued during such period to a Permitted Investor for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, and payments to directors of the Borrower or any parent entity actually paid or accrued; provided that such payment is permitted under this Agreement,

(x) any non-cash costs or expenses incurred pursuant to any management equity plan, stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement,

(xi) fees, costs and expenses paid or incurred by the Borrower in connection with the making of the Permitted Distributions,

(xii) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise) and other post-closing obligations and adjustments thereof and purchase price adjustments, in each case in connection with any acquisitions and/or any acquisition or other Investment (including any acquisition or other Investment consummated prior to the Closing Date) which are paid or accrued during the applicable period,

(xiii) any costs, charges, accruals, reserves or expenses in connection with severance, relocation costs, integration, separation and office or facility pre-opening, opening, closing, expansion and consolidation costs (including but not limited to termination costs, moving costs and legal costs), unused warehouse space costs, new contract costs, restructuring charges, whether or not classified as restructuring expense on the consolidated financial statements, charges attributable to the undertaking and/or implementation of new initiatives, business optimization activities, cost savings initiatives, cost rationalization programs, operating expense reductions, synergies and/or similar initiatives or programs (including, without limitation, in connection with any inventory optimization program, integration, restructuring or transition, any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, any implementation of operational and reporting systems and initiatives (including any expense relating to the implementation of enhanced accounting or IT functions or new system designs)), systems implementation or establishment charges, charges relating to entry into a new market or to exiting a market, one time charges (including compensation expense), consulting charges, software and other intellectual property development charges, charges associated with new systems design, project startup charges, charges in connection with new operations, corporate development charges, signing costs, retention, recruiting, relocation, signing or completion bonuses and expenses, human resources costs, transition costs and management transition costs, advertising costs, losses associated with temporary decreases in work volume and expenses related to maintaining underutilized personnel, costs relating to early termination of rights fee arrangements, costs or cost inefficiencies related to facility or property disruptions or shutdowns and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of multi-employer plan or pension liabilities), for such period,

(xiv) at the option of the Borrower, pro forma adjustments, including the amount of expected “run rate” cost savings, expected cost savings, operating expense reductions, operational improvements, revenue enhancements, revenue synergies and cost synergies (including contracted and/or implemented revenue synergies) (collectively, “Expected Cost Savings”) with respect to any corporate or business restructuring initiatives, any of the Transactions, any Specified Transaction, acquisitions, mergers and other business combinations, dispositions, divestitures, integrations, insourcing and outsourcing initiatives, operating expense reductions, business optimization initiatives, cost savings initiatives and other operating improvements and other initiatives, restructurings, increased pricing and/or volume, new projects, new contracts, other cost savings initiatives and the implementation of operational changes and operational initiatives, including any of the foregoing consummated prior to the Closing Date (which Expected Cost Savings shall be added to Consolidated EBITDA until fully realized and calculated on a Pro Forma Basis as though such Expected Cost Savings had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that such Expected Cost Savings are factually supportable and reasonably identifiable and projected by the Borrower in good faith to be realized as a result of actions that have been taken or initiated or with respect to which substantial steps have been taken or initiated or are expected to be taken or initiated within 36 months following any such action, event or transaction (in the good faith determination of the Borrower),

(xv) at the option of the Borrower, add-backs and adjustments of the type and nature (A) in the model delivered to the Arrangers on or about December 27, 2024 and (B) identified or set forth in any quality of earnings analysis prepared by independent registered public accountants of recognized national standing or any other accounting or valuation firm reasonably acceptable to the Administrative Agent (it being understood and agreed that any of the “Big Four” accounting firms shall be acceptable to the Administrative Agent) and delivered to the Administrative Agent,

(xvi) add-backs and adjustments calculated in accordance with Regulation S-X,

(xvii) the amount of any letter of credit fees or any unused line fees, plus

(xviii) the amount of any charge or deduction associated with the Borrower or any Restricted Subsidiary that is attributable to any non-controlling interest or minority interest of any third party,

(xix) any costs of cash pooling services and other cash management arrangements,

(xx) (A) fees, costs and expenses paid or incurred by the Borrower in connection with the Tax Receivable Agreement and (B) disbursements made by the Borrower under the Tax Receivable Agreement,

(xxi) any net unrealized gain or loss (after any offset) resulting from currency transaction or translation gains or losses and any net gains or losses related to currency remeasurements of Indebtedness (including intercompany indebtedness and foreign currency hedges for currency exchange risk),

(xxii) cash expenses incurred during such period in connection with extraordinary casualty events to the extent such expenses are reimbursed in cash by insurance during such period,

(xxiii) Public Company Costs, minus

(b) without duplication, other non-cash items (other than the accrual of revenue in accordance with GAAP consistently applied in the ordinary course of business) increasing Consolidated Net Income for the period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), and

(c) without duplication, plus unrealized losses and minus unrealized gains in each case in respect of Swap Agreements, as determined in accordance with GAAP.

Notwithstanding the foregoing, (1) there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any other Restricted Subsidiary during such period or (at the option of the Borrower) after such period and prior to reporting, whether such acquisition occurred before or after the Closing Date to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to a transaction consummated prior to the Closing Date, and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary (each, a “Converted Restricted Subsidiary”) during such period or (at the option of the Borrower) after such period and prior to reporting, in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis and (B) in the case of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting, the Consolidated EBITDA of such Person multiplied by the ownership percentage of the Borrower or any other Restricted Subsidiary therein, (2) there shall be (A) excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than any Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any other Restricted Subsidiary during such period or (at the option of the Borrower) after such period and prior to reporting (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary (each, a “Converted Unrestricted Subsidiary”) during such period or (at the option of the Borrower) after such period and prior to reporting, in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis and (B) included in determining Consolidated EBITDA for any period in which a Sold Entity or Business is disposed, an adjustment equal to the Pro Forma Disposal Adjustment with respect to such Sold Entity or Business (including the portion thereof occurring prior to such disposal) as specified in the Pro Forma Disposal Adjustment certificate delivered to the Administrative Agent (for further delivery to the Lenders), and (3) Consolidated EBITDA shall be increased (with respect to losses) or decreased (with respect to gains) by, without duplication, any net realized gains and losses relating to (i) amounts denominated in foreign currencies resulting from the application of FASB ASC 830 (including net realized gains and losses from exchange rate fluctuations on intercompany balances and balance sheet items, net of realized gains or losses from related Swap Agreements (entered into in the ordinary course of business)) or (ii) any other amounts denominated in or otherwise trued-up to provide similar accounting as if it were denominated in foreign currencies.

Notwithstanding the foregoing, (a) with respect to any Subsidiary which is consolidated for purposes of GAAP, Consolidated EBITDA shall include 100% of such Person’s Consolidated EBITDA calculated as set forth above with respect to such Person, (b) with respect to any other Person accounted for by the equity method of accounting, Consolidated EBITDA shall include the Borrower’s pro rata share of net income of such Person and (c) Consolidated EBITDA for the fiscal quarters ended March 31, 2024, June 30, 2024, September 30, 2024 and December 31, 2024, shall be $46,400,000, $49,200,000, $56,400,000 and $61,500,000, respectively.

For the avoidance of doubt, Consolidated EBITDA shall be calculated (i) including pro forma adjustments, in accordance with Section 1.07 with respect to events occurring following the Closing Date and (ii) with respect to any Test Period that includes any of the fiscal quarters ended March 31, 2024, June 30, 2024, September 30, 2024 and December 31, 2024, based on the amounts specified in clause (c) of the immediately preceding sentence.

“Consolidated First Lien Indebtedness” means, as of any date of determination, the principal amount of Indebtedness described in clause (a) of the definition of “Consolidated Total Net Indebtedness” outstanding on such date that is secured by a Lien on Collateral of the Loan Parties on a pari passu or senior basis to the Obligations (excluding any Indebtedness to the extent subordinated in right of payment to the Obligations); provided, that Capital Lease Obligations shall not constitute Indebtedness included in the definition of “Consolidated First Lien Indebtedness”.

“Consolidated First Lien Net Indebtedness” means, as of any date of determination, (a) the principal amount of Indebtedness described in clause (a) of the definition of “Consolidated Total Net Indebtedness” outstanding on such date that is secured by a Lien on Collateral of the Loan Parties on a pari passu or senior basis to the Obligations (excluding any Indebtedness to the extent subordinated in right of payment to the Obligations) minus (b) unrestricted cash and Cash Equivalents, cash collateral for any Letters of Credit or Cash Management Obligations and other cash restricted in favor of the Administrative Agent, in each case, included on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of such date; provided, that Capital Lease Obligations shall not constitute Indebtedness included in the definition of “Consolidated First Lien Net Indebtedness”.

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, that there shall be excluded from Consolidated Net Income, without duplication:

(a) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income,

(b) any gains or losses (less all fees, expenses and charges relating thereto) attributable to any sale of assets outside the ordinary course of business, the disposition of any Equity Interests of any Person or any of its Restricted Subsidiaries, or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries, in each case, other than in the ordinary course of business,

(c) any extraordinary, unusual, infrequent, exceptional or non-recurring gain, loss or expense (as determined by the Borrower in good faith), (including any extraordinary, unusual, infrequent, exceptional or non-recurring expenses directly attributable to the implementation of cost-savings initiatives and any accruals or reserves in respect of any extraordinary, unusual, infrequent, exceptional or non-recurring items),

(d) income or losses attributable to discontinued operations (including, without limitation, operations disposed during such period whether or not such operations were classified as discontinued),

(e) any non-cash charges (i) attributable to applying the purchase method of accounting in accordance with GAAP, (ii) resulting from the application of ASC Topic 350 or ASC Topic 360, and (iii) relating to the amortization of intangibles resulting from the application of ASC Topic 805,

(f) all non-cash charges relating to employee benefit or other management or stock compensation plans of the Borrower or a Restricted Subsidiary (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period) to the extent that such non-cash charges are deducted in computing Consolidated Net Income; provided, that if the Borrower or any Restricted Subsidiary of the Borrower makes a cash payment in respect of such non-cash charge in any period, such cash payment will (without duplication) be deducted from the Consolidated Net Income of the Borrower for such period,

(g) all unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of ASC Topic 830 and

(h) the net income (or loss) for such period of any Person that is an Unrestricted Subsidiary, except to the extent of the amount of dividends or distributions or other similar payments that are actually paid in cash or Cash Equivalents (or to the extent converted, or having the ability to be converted, into cash or Cash Equivalents) by such Unrestricted Subsidiary to the Borrower or any Restricted Subsidiary during such period,

(i) charges attributable to, and payments of, legal settlements, fines, judgments or orders, in each case, outside of the ordinary course of business, and

(j) any unrealized foreign currency translation gains or losses, including in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person.

Notwithstanding the foregoing, for purposes of calculating the “Available Amount”, Consolidated Net Income of any Restricted Subsidiary of the Borrower will be excluded to the extent that the declaration or payment of dividends or other distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted by a Requirement of Law (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions that are actually paid in cash or Cash Equivalents to (or to the extent subsequently converted into cash or Cash Equivalents by) the Borrower or a Restricted Subsidiary (subject to provisions of this sentence) during such period, to the extent not previously included therein.

“Consolidated Secured Net Indebtedness” means, as of any date of determination, (a) the principal amount of Indebtedness described in clause (a) of the definition of “Consolidated Total Net Indebtedness” outstanding on such date that is secured by a Lien on any assets of the Loan Parties minus (b) unrestricted cash and Cash Equivalents, cash collateral for any Letters of Credit or Cash Management Obligations and other cash restricted in favor of the Administrative Agent, in each case, included on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of such date; provided, that Capital Lease Obligations shall not constitute Indebtedness included in the definition of “Consolidated Secured Net Indebtedness”.

“Consolidated Total Net Indebtedness” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date consisting of Indebtedness for borrowed money, Attributable Indebtedness, purchase money debt, unreimbursed amounts under letters of credit (subject to the proviso below), obligations represented by promissory notes and all Guarantees of the foregoing, in each case (except in the case of Guarantees) in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of acquisition accounting in connection with the Transactions or any acquisition constituting an Investment permitted under this Agreement) minus (b) unrestricted cash and Cash Equivalents, cash collateral for any Letters of Credit or Cash Management Obligations and other cash restricted in favor of the Administrative Agent, in each case, included on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of such date; provided that Consolidated Total Net Indebtedness shall not include Indebtedness in respect of (i) letters of credit, except to the extent of unreimbursed amounts under commercial letters of credit that are not reimbursed within three (3) Business Days after such amount is drawn, (ii) Unrestricted Subsidiaries and (iii) Permitted Receivables Financings. For the avoidance of doubt, obligations under Swap Agreements permitted by Section 6.01(a)(x) do not constitute Consolidated Total Net Indebtedness.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date, excluding the current portion of current and deferred income taxes over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any funded Indebtedness of the Borrower and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower and its Restricted Subsidiaries, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, (ii) all Indebtedness consisting of Loans and obligations under LC Instruments to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in working capital (A) arising from acquisitions or dispositions by the Borrower and its Restricted Subsidiaries shall be measured from the date on which such acquisition or disposition occurred until the first anniversary of such acquisition or disposition with respect to the Person subject to such acquisition or disposition and (B) shall exclude (I) the impact of non-cash adjustments contemplated in the Excess Cash Flow calculation, (II) the impact of adjusting items in the definition of “Consolidated Net Income” and (III) any changes in current assets or current liabilities as a result of (x) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under hedging agreements or other derivative obligations, (y) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (z) the effects of acquisition method accounting.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.22.

“Credit Agreement Refinancing Indebtedness” means Indebtedness issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Loans (and, in the case of Revolving Loans, a corresponding amount of Revolving Commitments) or Commitments hereunder (“Refinanced Debt”); provided that such exchanging, extending, renewing, replacing or refinancing Indebtedness:

(a) other than with respect to any Extendable Bridge Loans/Interim Debt and Indebtedness incurred in reliance on the Maturity Limitation Excluded Amount, does not mature earlier than the Refinanced Debt and, other than with respect to any revolving credit commitments, does not have a Weighted Average Life to Maturity shorter than the then-remaining Weighted Average Life to Maturity of the Refinanced Debt,

(b) with respect to Refinanced Debt consisting of Revolving Commitments, will not require scheduled amortization or mandatory commitment reductions prior to the then-existing Latest Maturity Date of such Refinanced Debt,

(c) is in an aggregate original principal amount (or accreted value, if applicable) that does not exceed the aggregate principal amount (or accreted value, if applicable) of the Refinanced Debt except (i) by an amount equal to unpaid accrued interest, penalties and premium (including tender premiums) thereon plus underwriting discounts, other amounts paid, and fees, commissions and expenses (including defeasance costs, upfront fees, original issue discount, initial yield payments or similar fees) incurred, in connection with such exchange, extension, renewal, replacement or refinancing, (ii) by an amount equal to any existing revolving commitments unutilized thereunder that are terminated in connection with such refinancing to the extent that the portion of any existing and unutilized revolving commitment being refinanced was permitted to be drawn hereunder immediately prior to such refinancing and such drawing shall be deemed to have been made and (iii) to the extent such excess amounts is otherwise permitted to be incurred under Section 6.01(a) and, if secured, is not also secured by any assets constituting Collateral,

(d) in the case of any Indebtedness that is secured by the Collateral on an equal priority basis (without regard to the control of remedies) with or on a junior basis to the Liens securing the Collateral and documented outside of this Agreement is subject to an Intercreditor Agreement, and

(e) has covenants and events of default (excluding optional prepayment and redemption terms) that either, at the option of the Borrower, (i) reflect market terms and conditions at the time of the issuance, incurrence or effectiveness of such Indebtedness or (ii) are substantially identical to or not materially more favorable to the lenders or investors providing such Indebtedness than the Refinanced Debt (it being understood that, in the case of this clause (ii), to the extent that any covenant or other provision is added for the benefit of any such Indebtedness, this clause (ii) shall be satisfied if such covenant or other provision is either (x) also added for the benefit of Lenders holding (A) in the case of revolving Indebtedness, the Revolving Commitments or (B) in the case of term Indebtedness, the Term Loans, in each case other than the applicable Refinanced Debt (and any such addition shall not require the consent of the Administrative Agent or any of the Lenders) or (y) only applicable to periods after the Latest Maturity Date at the time of such refinancing), in each case with respect to clauses (i) and (ii) above, when taken as a whole and as determined by the Borrower in good faith, and

(f) shall be subject to the same or lesser lien priority as the applicable Indebtedness being refinanced and shall not be guaranteed or incurred by any Restricted Subsidiary of the Borrower that is not an obligor under the Indebtedness being refinanced, except to the extent that such Indebtedness would be otherwise not prohibited from being incurred under this Agreement or to the extent all then outstanding Credit Facilities are being refinanced in connection with the incurrence of such Indebtedness.

“Credit Facilities” means, collectively, the Term Facility, the Revolving Credit Facility and the other credit facilities established under this Agreement.

“Cure Amount” has the meaning specified in Section 7.02(a).

“Cure Right” has the meaning specified in Section 7.02(a).

“CWAN” means CWAN Holdings LLC, a Delaware limited liability company.

“Debt Fund Affiliate” means any Affiliate of the Borrower (other than a natural Person or Holdings or any of its Subsidiaries) that is a bona fide debt fund or an investment vehicle that is engaged in or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course of business.

“Declined Proceeds” has the meaning specified in Section 2.11(g).

“Debt Incurrence Prepayment Event” has the meaning assigned to such term in the definition of “Prepayment Event”.

“Default” means any event or condition that constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.24(b), any Revolving Lender that (a) has failed, within three (3) Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Revolving Lender notifies the Administrative Agent in writing that such failure is the result of such Revolving Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with (i) any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Revolving Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or (ii) its funding obligations generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after written request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Revolving Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Revolving Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement; provided that such Revolving Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Loan Party’s receipt of such certification in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, (d) has become the subject of a Bankruptcy Event, or (e) has failed at any time to comply with the provisions of Section 2.18(c) with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Borrower or any Restricted Subsidiary in connection with a Disposition pursuant to Section 6.05(s) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the Fair Market Value of the portion of the non-cash consideration converted to cash or Cash Equivalents, as and when so converted).

“Disposed EBITDA” means, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to Borrower and its Restricted Subsidiaries in the definition of “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its subsidiaries or to such Converted Unrestricted Subsidiary and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary.

“Disqualified Institutions” means (a) the Persons identified in writing as such by the Borrower to the Administrative Agent (x) to the Arrangers in writing on or before January 31, 2025 and (y) after the Closing Date, with the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), (b) any Competitors of the Borrower and their Subsidiaries, including any Acquired Business (other than any person that is a Bona Fide Debt Fund or investment fund that is engaged in making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of business) that (i) are identified in the list of Disqualified Institutions pursuant to clause (a)(x) hereof prior to the Closing Date and (ii) on or after the Closing Date, have been specified in writing by the Borrower to the Administrative Agent from time to time in the form of an update to the list of Disqualified Institutions and (c) Affiliates of such Persons set forth in clauses (a) and (b) above (in the case of Affiliates of such Persons set forth in clause (a) or (b) above other than any person that is a Bona Fide Debt Fund or investment fund that is engaged in making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of business) that (i)(A) are identified in the list of Disqualified Institutions pursuant to clause (a)(x) hereof and (B) on or after the Closing Date, have been specified in writing by the Borrower to the Administrative Agent from time to time in the form of an update to the list of Disqualified Institutions or (ii) are clearly identifiable as an Affiliate of such Persons on the basis of such Affiliate’s name; provided, that, until the disclosure of the identity of a Disqualified Institution or Affiliate of a Disqualified Institution to the Lenders generally by the Administrative Agent, such Person shall not constitute a Disqualified Institution; provided, further that, to the extent Persons are identified as Disqualified Institutions in writing by the Borrower to the Administrative Agent after the Closing Date pursuant to clauses (b)(ii) or (c)(i)(B), the inclusion of such Persons as Disqualified Institutions shall not retroactively apply to prior assignments or participations in respect of any Loan under this Agreement. Notwithstanding the foregoing, the Borrower, by written notice to the Administrative Agent, may from time to time in its sole discretion remove any entity from the list of

Disqualified Institutions (or otherwise modify such list to exclude any particular entity), and such entity removed or excluded from the list of Disqualified Institutions shall no longer be a Disqualified Institution for any purpose under this Agreement or any other Loan Document. Any updates, modifications or supplements to the list of Disqualified Institutions must be delivered by email to JPMDQ_Contact@jpmorgan.com and shall become effective three (3) Business Days after such delivery.

“Disqualified Person” has the meaning specified in Section 9.04(g)(i).

“Disqualified Stock” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures (excluding any maturity as a result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Equity Interests in such Person), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person); or

(c) is redeemable (other than solely for Equity Interests in such Person) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 91 days after the Latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the Closing Date, the Closing Date) and such event or condition would not immediately result in a Default or Event of Default hereunder; provided, however, that (i) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of Permitted Payees or by any such plan to such Persons, such Equity Interest shall not constitute a Disqualified Stock solely because it may be required to be repurchased by parent entity, the Borrower, any other Restricted Subsidiary or any of their respective Subsidiaries in order to satisfy applicable statutory or regulatory obligations of such parent entity, the Borrower, such other Restricted Subsidiary or such Subsidiary and (ii) no Equity Interest held by any Permitted Payee shall be considered a Disqualified Stock solely because such stock is redeemable or subject to repurchase pursuant to any customary stock option, employee stock award or similar agreement that may be in effect from time to time.

“Disposition” has the meaning assigned such term in Section 6.05.

“Disposition Percentage” means, with respect to any prepayment with Net Proceeds required by Section 2.11(c)(i), 100.0% (“Asset Sale Percentage”); provided, that the Asset Sale Percentage (i) shall be 50.0% if the Total Net Leverage Ratio as of the applicable time of determination is less than or equal to 3.75:1.00 and greater than 3.25:1.00 and (ii) shall be 0.0% if the Total Net Leverage Ratio as of the applicable time of determination is less than or equal to 3.25:1.00, in each case of clauses (i) and (ii), calculated on a Pro Forma Basis (and including any proceeds to be realized in connection with such disposition) and any prepayments to be made on or prior to the last day on which such mandatory prepayment is required to be made pursuant to Section 2.11(c)(i).

“Disposition Prepayment Event” has the meaning assigned to such term in the definition of “Prepayment Event”.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in any other currency, the equivalent amount thereof in Dollars as determined in accordance with Section 1.06 hereof.

“Dollar” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“ECF Percentage” means, with respect to the prepayment required by Section 2.11(d) with respect to any fiscal year of the Borrower, if the First Lien Net Leverage Ratio, calculated at the time of such prepayment and on a Pro Forma Basis after giving effect thereto, is (a) greater than 3.50:1.00, 50% of Excess Cash Flow for such fiscal year, (b) less than or equal to 3.50:1.00 but greater than 3.25:1.00, 25% of Excess Cash Flow for such fiscal year and (c) less than or equal to 3.25:1.00, 0% of Excess Cash Flow for such fiscal year; provided that, for the avoidance of doubt, if after taking into account any portion of a prepayment required pursuant to Section 2.11(d), the First Lien Net Leverage Ratio shall be reduced to the level set forth in either clause (b) or (c), as applicable, above, the remainder of such prepayment required to be made on such date shall be made in accordance with the percentage set forth in such clause (b) or (c), above, as applicable.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Elective Guarantor” has the meaning assigned to it in Section 5.12.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any commercial bank, insurance company, finance company, financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), other than, in each case, (i) a natural Person or an investment vehicle established primarily for the benefit thereof, (ii) a Defaulting Lender, (iii) a Disqualified Institution or an investment vehicle established primarily for the benefit thereof or (iv) Holdings, the Borrower or any of its Affiliates (other than, in the case of this clause (iv), in accordance with Sections 9.04(g) or (g), as applicable).

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, and subsurface strata & natural resources such as wetlands, flora and fauna.

“Environmental Laws” means all laws (including the common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the Environment, the preservation or reclamation of or damage to natural resources, the presence, management, storage, treatment, transports, exposure to, Release or threatened Release of any Hazardous Material, or to health and safety matters.

“Environmental Liability” means liabilities, obligations, damages, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and medical monitoring, investigation or remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest from the issuer thereof (but excluding any debt security that is convertible into, or exchangeable for, any of the foregoing).

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, and including Section 414(m) and (o) of the Code solely for purposes of Section 412 of the Code and Section 302 of ERISA.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30 day notice period is waived), (b) a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan or Multiemployer Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any written notice relating to an intention to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan or Multiemployer Plan, (f) the receipt by the Borrower or any ERISA Affiliate of any written notice relating to the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, (g) the withdrawal of the Borrower or any of its ERISA Affiliates from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (h) the receipt by the Borrower or any ERISA Affiliate of any written notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any written notice, concerning a determination that a Multiemployer Plan is, or is expected to be insolvent within the meaning of Title IV of ERISA or that a Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), (i) the receipt by the Borrower or any ERISA Affiliate of any written notice concerning a determination that a Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or (j) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any Excess Cash Flow Period, an amount (if positive) equal to the excess of:

(a) the sum (in each case, for the Borrower and its Restricted Subsidiaries on a consolidated basis), without duplication, of:

(i) Consolidated Net Income for such period,

(ii) an amount equal to the amount of all non-cash Charges to the extent deducted in arriving at such Consolidated Net Income (provided, in each case, that if any non-cash Charge represents an accrual or reserve for cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Excess Cash Flow in such future period),

(iii) decreases in Consolidated Working Capital, long-term receivables and long-term prepaid assets and increases in long-term deferred revenue for such period,

(iv) an amount equal to the aggregate net non-cash loss on dispositions by the Borrower and its Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; and

(v) extraordinary cash gains during such period; less

(b) the sum (in each case, for the Borrower and its Restricted Subsidiaries on a consolidated basis), without duplication (including in any subsequent fiscal years), of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (including any amounts included in Consolidated Net Income pursuant to the last proviso to the definition of “Consolidated Net Income” to the extent such amounts are not received in cash during such period) and cash charges included in clauses (a) through (j) of the definition of “Consolidated Net Income”, except to the extent such cash charges were financed with long-term Indebtedness (other than revolving Indebtedness, intercompany Indebtedness and Indebtedness that has been repaid),

(ii) [reserved],

(iii) (x) the aggregate amount of all principal payments of Indebtedness (whether by optional prepayment, payment at maturity, mandatory prepayment or otherwise), including the principal component of payments in respect of Capitalized Leases, but excluding (I) all prepayments of revolving loans and swingline loans (including Revolving Loans and Swingline Loans) made during such period (other than in respect of any revolving credit facility to the extent there is an equivalent permanent reduction in commitments thereunder), (II) all principal prepayments of Indebtedness to the extent reducing the required prepayment of Term Loans pursuant to Section 2.11(d) as a result of the application of clauses (i) through (vi) thereof and (III) all principal payments of Indebtedness to the extent financed with long-term Indebtedness (other than revolving Indebtedness, intercompany Indebtedness and Indebtedness that has been repaid) and (y) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness, to the extent not financed with long-term Indebtedness (other than revolving Indebtedness, intercompany Indebtedness and Indebtedness that has been repaid),

(iv) an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v) increases in Consolidated Working Capital, long-term receivables and long-term prepaid assets and decreases in long-term deferred revenue for such period,

(vi) cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of non-current liabilities of Borrower and its Restricted Subsidiaries other than Indebtedness, to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income and were not financed with long-term Indebtedness (other than revolving Indebtedness, intercompany Indebtedness and Indebtedness that has been repaid),

(vii) to the extent not expensed (or exceeding the amount expensed) during such period or not deducted (or exceeding the amount deducted) in calculating Consolidated Net Income, the aggregate amount of charges paid or payable in cash by the Borrower and its Restricted Subsidiaries during such period, other than to the extent financed with long-term funded Indebtedness (other than revolving Indebtedness),

(viii) without duplication, an amount equal to all charges excluded in calculating Consolidated Net Income to the extent paid or payable in cash,

(ix) without duplication of amounts deducted from Excess Cash Flow in prior periods, (1) the amount of Taxes (including penalties and interest) paid in cash in such period to the extent they exceed the amount of Tax expense deducted in determining Consolidated Net Income for such period and (2) (x) Tax reserves set aside and (y) Taxes payable or reasonably estimated to be payable (this clause (y), “Estimated Taxes”), in each case, with respect to Taxes payable in the immediately succeeding tax year; provided that to the extent any such Tax reserves are not actually applied to the payment of Taxes in the immediately succeeding tax year or actual Tax expense is less than Estimated Taxes in the immediately succeeding tax year, the amount of such Tax reserve or shortfall shall be added to the calculation of Excess Cash Flow at the end of such period; provided, further, that for purposes of this paragraph, “Taxes” shall also be deemed to include (without duplication) any permitted tax distribution not otherwise applied to reduce the required prepayment of Term Loans pursuant to Section 2.11(d),

(x) the amount of cash payments made in respect of pensions and other postemployment benefits in such period to the extent not deducted in arriving at such Consolidated Net Income,

(xi) to the extent not deducted in arriving at Consolidated Net Income, cash fees, expenses and purchase price adjustments incurred in connection with the Transactions or any permitted Investment, issuance of Equity Interests or debt issuance (whether or not consummated) and any Restricted Payment made to pay any of the foregoing incurred by the Borrower, and

(xii) cash expenditures in respect of hedging or derivative arrangements permitted hereunder during such period to the extent not deducted in calculating Consolidated Net Income.

“Excess Cash Flow Period” has the meaning assigned to such term in Section 2.11(d).

“Exchange Rate” means, on any day, with respect to conversions between Dollars and any other currency, the Spot Rate; provided that if at the time of any such determination, for any reason, no such Spot Rate is being quoted, the Administrative Agent or the applicable Issuing Bank, as applicable, may use any reasonable method it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error; provided, further, that if such Exchange Rate is being determined by the Borrower for the purpose of determining compliance under Articles V, VI, VII or VIII and as of any date, no such Spot Rate is being quoted, the Borrower may thereafter use any customary method that it reasonably determines in good faith is an appropriate substitute to determine such rate and shall promptly notify the Administrative Agent of such substitute. For purposes of determining the Exchange Rate in connection with a currency other than Dollars, such Exchange Rate shall be determined as of the Exchange Rate Determination Date for the applicable date of Borrowing or issuance of Letter of Credit. Each of the Administrative Agent and each Issuing Bank shall promptly provide the Borrower with the then current Exchange Rate used by the Administrative Agent or such Issuing Bank, as applicable, upon the Borrower’s request therefor, and the Borrower shall promptly provide the Administrative Agent with the then current Exchange Rate used by the Borrower upon the Administrative Agent’s request therefor.

“Exchange Rate Determination Date” means for purposes of the determination of the Exchange Rate of any stated amount on any Business Day in relation to (a) a Loan denominated in a currency other than Dollars, the date which is two Business Days prior to the date for the applicable Borrowing or (b) a Letter of Credit denominated in a currency other than Dollars, each date that is (i) two Business Days prior to the date of issuing, amending or extending such Letter of Credit, (ii) with respect to each issued Letter of Credit, on a monthly basis (or such other less frequent basis as the relevant Issuing Bank shall reasonably require) following the date on which a Letter of Credit is issued and (iii) a date of payment by the applicable Issuing Bank under such Letter of Credit.

“Excluded Assets” has the meaning assigned to such term in the Collateral Agreement.

“Excluded Subsidiary” means (i) any Subsidiary to the extent (and for so long as) a Guarantee by such Subsidiary (a) would be prohibited or restricted by applicable Requirements of Law, (b) would be prohibited or restricted by any restriction in any contract existing on the Closing Date or, so long as any such restriction in any contract is not entered into in contemplation of such Subsidiary becoming a Subsidiary, at the time such Subsidiary becomes a Subsidiary (including any requirement to obtain the consent of any Governmental Authority or third party) or (c) require governmental (including regulatory) or third-party consent, approval, license or authorization in order to provide such Guarantee (including under any financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar legal principles), unless such consent, approval, license or authorization has been obtained, it being understood that neither Holdings nor any of its Subsidiaries shall have any obligation to obtain any such consent, approval, license or authorization, (ii) any Domestic Subsidiary that is a direct or indirect subsidiary of a Foreign Subsidiary, (iii) any Foreign Subsidiary, CFC, or CFC Holdco, or any Subsidiary of a Foreign Subsidiary, CFC, or CFC Holdco, (iv) Unrestricted Subsidiaries, (v) Captive Insurance Subsidiaries, (vi) not-for-profit Subsidiaries, (vii) special purpose entities, (viii) broker-dealer Subsidiaries, (ix) Receivables Subsidiary, (x) any Subsidiary that is not a Material Subsidiary, (xi) any Subsidiary that is not a wholly-owned subsidiary of Holdings, (xii) any Subsidiary for which the provision of a guarantee could reasonably be expected to result in adverse tax consequences or adverse regulatory consequences (that are not de minimis) to Holdings or its Restricted Subsidiaries or parent entities (as determined by the Borrower in good faith) and (xiii) any subsidiary where the Administrative Agent and the Borrower agree that the cost (including any adverse tax consequences) of obtaining a Guarantee by such Subsidiary would be excessive in light of the practical benefit to the Lenders afforded thereby.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any keepwell, support or other agreement for the benefit of such Loan Party and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation but for such Loan Party’s failure to constitute an “eligible contract participant” at such time. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Loan Party hereunder, (a) Taxes imposed on (or measured by) its net income (however denominated) (including any backup withholding with respect thereto) and franchise Taxes imposed on it (in lieu of net income Taxes), in each case as a result of (i) such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office, located in the jurisdiction imposing such Tax, or (ii) such recipient being subject to Other Connection Taxes, (b) any branch profits Taxes, or any similar Tax, imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender, any U.S. federal withholding Taxes that are (or would be) required to be withheld from amounts payable to or for the account of such Lender pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Commitment (or, to the extent a Lender acquires an interest in a Term Loan without acquiring an interest in the corresponding Commitment, the Term Loan) (in each case other than pursuant to an assignment request by the Borrower under Section 2.19(b)), or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17(a), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (d) any withholding Tax that is attributable to a Lender’s failure to comply with Section 2.17(e) or withholding Tax that is attributable to the Administrative Agent’s failure to comply with Section 2.17(f), and (e) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of September 28, 2021, by and among the Borrower, Holdings, JPMorgan, as administrative agent and issuing lender, and each of the financial institutions party thereto as lenders from time to time, as such has been amended, restated, supplemented or otherwise modified from time to time.

“Existing Term Loan Class” has the meaning set forth in Section 2.21(a).

“Extendable Bridge Loans/Interim Debt” means any customary bridge loans, escrow or similar arrangements which will be converted or exchanged within one year of incurrence (subject to customary rollover, conversion or extension terms) into loans or other Indebtedness that have extended, or automatically will extend, within one year of incurrence such that they have, a (x) maturity date later than the Latest Maturity Date and (y) other than with respect to any revolving credit commitments, Weighted Average Life to Maturity no shorter than the then longest remaining Weighted Average Life to Maturity, in each case, of all Term Loan tranches then in effect.

“Extended Revolving Commitments” means revolving credit commitments established pursuant to Section 2.21 that are on terms as agreed by the Borrower and the lenders providing such Extended Revolving Commitments and have a later maturity date than those applicable to the Revolving Commitments.

“Extended Term Loans” has the meaning set forth in Section 2.21(a).

“Extending Term Lender” has the meaning set forth in Section 2.21(c).

“Extension Election” has the meaning set forth in Section 2.21(c).

“Extension Request” has the meaning set forth in Section 2.21(a).

“Facility” means a given Class of Term Loans or Revolving Commitments, as the context may require.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors, chief executive officer or chief financial officer of the Borrower.

“FATCA” means Sections 1471 through 1474 of the Code as of the date hereof (and any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the current Code (or any amended or successor version described above) and any applicable law or regulation pursuant to an intergovernmental agreement, treaty or convention among Governmental Authorities entered into to implement the foregoing (together with any law implementing such agreement and any U.S. or non-U.S. regulations or official guidance).

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate.

“Fee Letter” means the Amended and Restated Fee Letter, dated as of February 2, 2025, by and among the Administrative Agent, the Borrower and the Arrangers.

“Financial Covenant” means the covenant of the Borrower set forth in Section 6.09.

“Financial Covenant Default” has the meaning specified in Section 7.02.

“Financial Maintenance Covenant Event of Default” has the meaning specified in Section 7.01(d).

“First Lien Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated First Lien Indebtedness as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“First Lien Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated First Lien Net Indebtedness as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Floor” means 0.00%.

“Foreign Casualty Event” has the meaning specified in Section 2.11(h).

“Foreign Disposition” has the meaning specified in Section 2.11(h).

“Foreign Lender” means any Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time. If at any time the SEC permits or requires domestic companies subject to the reporting requirements of the Securities Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Borrower may elect by written notice to the Administrative Agent to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice and as in effect from time to time (for all other purposes of this Agreement) and (b) for prior periods, GAAP as defined in the first sentence of this definition (any such change, an “Accounting Change”). Notwithstanding any change to IFRS, all ratios and computations contained in this Agreement shall be computed in conformity with GAAP.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group Member” means Holdings and each of the Restricted Subsidiaries of Holdings.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party or applicant in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which the Guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee.

“Guarantor” has the meaning set forth in the definition of “Collateral and Guarantee Requirement” and shall include each Subsidiary Loan Party that shall have become a Guarantor pursuant to 0.

“Hazardous Materials” means all explosive, radioactive, infectious, chemical, biological, medical, hazardous or toxic materials, substances, wastes or other pollutants or contaminants, including petroleum or petroleum byproducts, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and all other materials, substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” (a) prior to the consummation of a transaction described in clause (b) of this definition, means Holdings as defined in the preamble hereto and (b) following the consummation of a transaction permitted hereunder that results in a Successor Holdings, means such Successor Holdings.

“IFRS” means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such board, or the SEC, as the case may be), as in effect from time to time.

“Incremental Amendment” has the meaning set forth in Section 2.20(e).

“Incremental Cap” means, as of any date of determination, the sum of:

(a) the greater of (x) $213,500,000 and (y) 100% of TTM Consolidated EBITDA (less the aggregate outstanding principal amount of all Incremental Facilities, Incremental Equivalent/Ratio Debt and Acquisition Debt that was incurred in reliance on this clause (a) prior to the applicable date of determination), in each case, after giving effect to any permitted reclassification of the amounts incurred pursuant to this clause (a) as being incurred pursuant to clause (c) below, in accordance with the last sentence of this definition (this clause (a), the “Incremental Fixed Dollar Basket Amount”), plus

(b) the aggregate amount of (i) all voluntary permanent terminations or reductions, as applicable, of any Revolving Commitments and Incremental Revolving Commitments and all voluntary prepayments of any Term Loans, Incremental Term Loans under any Incremental Facilities, Incremental Equivalent/Ratio Debt, Acquisition Debt or any other Indebtedness, (ii) the amount of any voluntary prepayment of any Credit Agreement Refinancing Indebtedness or any Permitted Refinancing, as applicable, previously applied to the permanent termination or reduction, as applicable, of any Revolving Commitments, Incremental Revolving Commitments, Acquisition Debt or Incremental Equivalent/Ratio Debt consisting of revolving commitments or the prepayment of any Term Loans, Incremental Term Loans or Incremental Equivalent/Ratio Debt, Acquisition Debt or any other Indebtedness, (iii) the amount of any reduction in the outstanding principal amount of the Term Loans, any loans outstanding under any Incremental Facility or Incremental Equivalent/Ratio Debt, Acquisition Debt or any other Indebtedness, in each case, resulting from purchases by Holdings, the Borrower or any of its Subsidiaries and (iv) the amount of repayments made (1) to any Lender pursuant to Section 2.19(b), (2) to any Non-Consenting Lender pursuant to Section 9.02(c) hereof to the extent accompanied by a permanent termination or reduction, as applicable, of the applicable Commitments of such Lender, (3) repurchases, debt buybacks, open market or privately negotiated purchases or Dutch auctions or otherwise pursuant to Section 9.04(f) in an amount equal to the aggregate principal amount of Loans or Commitments so purchased or retired and (4) with any replacement of a Non-Consenting Lender pursuant to Section 2.24, in each case, being deemed, solely for this purpose, to constitute a voluntary prepayment; provided that, in each case of clauses (i), (ii), (iii) and (iv), the relevant prepayment or assignment and purchase is not funded with long-term Indebtedness (other than revolving Indebtedness or intercompany Indebtedness); provided, further, that prepayments of Indebtedness that is secured by Liens on the Collateral that are junior (without regard to the control of remedies) with the Liens on the Collateral securing the Initial Term Loans or unsecured or secured by Liens on assets that do not constitute Collateral, in each case, shall not increase the capacity for Indebtedness that is secured by Liens on the Collateral that are pari passu (without regard to the control of remedies) with the Liens on the Collateral securing the Initial Term Loans, except to the extent such Indebtedness so repaid was utilizing capacity under the Incremental Fixed Dollar Basket Amount (this clause (b), the “Incremental Prepayments Basket Amount”; together with the Incremental Fixed Dollar Basket Amount, collectively, the “Incremental Dollar Basket”), plus

(c) an unlimited amount of Indebtedness (including, for the avoidance of doubt, any Incremental Facilities, Acquisition Debt and Incremental Equivalent/Ratio Debt), so long as, after giving Pro Forma Effect to the incurrence thereof, the use of proceeds thereof and the other transactions consummated in connection therewith (and assuming for such purposes that the entire amount of any such amount constituting any Incremental Revolving Commitment Increase, Incremental Revolving Commitments or similar revolving commitments established at such time is fully drawn), (a) in the case of any such Indebtedness that is secured by Liens on the Collateral that are pari passu (without regard to the control of remedies) with the Liens on the Collateral securing the Initial Term Loans, the First Lien Net Leverage Ratio is no greater than 3.75:1.00, (b) in the case of any such Indebtedness that is secured by Liens on the Collateral that are junior to the Liens on the Collateral securing the Initial Term Loans, the Secured Net Leverage Ratio is no greater than 4.25:1.00 and (c) in the case of any such Indebtedness that is unsecured, secured by assets not constituting Collateral (or secured by assets of Restricted Subsidiaries that are not Loan Parties) or secured by Liens on the Collateral that are junior to the Liens on the Collateral securing any second lien priority Indebtedness, either (or both), (i) the Total Net Leverage Ratio is no greater than 4.75:1.00 and/or (ii) the Interest Coverage Ratio is no less than 2.00:1.00 (this clause (c), the “Incremental Ratio Basket”).

It is understood and agreed that (x) any Incremental Facility or Incremental Equivalent/Ratio Debt or Acquisition Debt incurred in reliance on clause (a) or (b) above may be reclassified as the Borrower may elect, from time to time, as incurred in reliance on clause (c) above if the Borrower is able to satisfy the applicable incurrence test in respect of clause (c) above at such time on a Pro Forma Basis and (y) if the applicable ratio (including First Lien Net Leverage Ratio, Secured Net Leverage Ratio, Total Net Leverage Ratio or Interest Coverage Ratio) for the incurrence of any such Incremental Facility or Incremental Equivalent/Ratio Debt or Acquisition Debt would be satisfied on a Pro Forma Basis as of the end of any Test Period, the reclassification described in clause (x) above shall be deemed to have occurred automatically.

It is further understood and agreed that (i) the Borrower may in its sole discretion elect to use clause (c) above regardless of whether at such time the Borrower has capacity under clauses (a) or (b) above, and if such clause (c) is available and the Borrower does not make an election, then the Borrower will be deemed to have elected to use such clause (c), and (ii) for the avoidance of doubt, (A) the Borrower may elect to use clause (c) prior to or after using under such clauses (a) and (b), in its sole discretion and (B) if such clause (c) and such clauses (a) and (b) are available and the Borrower does not make an election, then the Borrower will be deemed to have elected to use such clause (c) prior to using any amount available under such clauses (a) and (b).

Notwithstanding anything to the contrary herein, it is understood and agreed that in connection with the implementation or assumption of any delayed draw commitment (including any Incremental Facility in the form of a delayed draw term facility, an “Incremental DDTL Facility”), the Borrower may, in its sole discretion either (i) elect to treat all or any portion of such delayed draw commitment as having been fully drawn on the date of implementation or assumption, in which case (A) the Borrower shall not be required to comply with any financial ratio, test or basket availability in connection with any drawing thereunder after the date of the initial incurrence or assumption and (B) solely for purpose of testing basket availability in connection with such initial incurrence or assumption and, solely to the extent the applicable delayed draw facility does not have a leverage governor, all future incurrence tests pending the termination or funding of such incremental delayed draw commitment, in each case, the amount of such commitment (or portion thereof) shall be deemed to have been fully drawn or (ii) elect to test the permissibility of all or any portion of any drawing under such delayed draw commitment on the date of such drawing (if any), in which case, such delayed draw commitment (or portion thereof) shall only be treated as drawn for purposes of testing basket availability to the extent of any actual drawing thereunder; provided, that commitments in respect of any Incremental DDTL Facility shall not be included in the calculation of Required Lenders in any determination of whether the Required Lenders have consented to any amendment or waiver unless the commitments under such Incremental DDTL Facility would have been permitted to be drawn on the date of such determination. It is understood and agreed that the Borrower may, at any time in its sole discretion, elect to treat such delayed draw commitment incurred in accordance with clause (ii) of the immediately preceding sentence to be incurred in reliance of clause (i) of the immediately preceding sentence so long as a portion thereof could be incurred in reliance on clause (i) at such time.

“Incremental Equivalent/Ratio Debt” has the meaning assigned to such term in Section 6.01(a)(xxv)(A).

“Incremental Facilities” has the meaning set forth in Section 2.20(a).

“Incremental Non-Loan Party Cap” has the meaning set forth in Section 2.20(c).

“Incremental Revolving Commitment Increase” has the meaning set forth in Section 2.20(a).

“Incremental Revolving Commitments” has the meaning set forth in Section 2.20(a).

“Incremental Term Facility” has the meaning set forth in Section 2.20(a).

“Incremental Term Increase” has the meaning set forth in Section 2.20(a).

“Incremental Term Loans” has the meaning set forth in Section 2.20(a)Section 2.20(b).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued obligations incurred in the ordinary course of business and (ii) earn-outs, holdbacks and other contingent consideration obligations until such obligation becomes a liability on the balance sheet of such Person (excluding the footnotes thereto) in accordance with GAAP and is not paid within sixty (60) days after becoming due and payable following expiration of any dispute resolution mechanics set forth in any agreement governing the applicable transaction), (f) all obligations of others secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, but limited, in the event such secured obligations are nonrecourse to such Person, to the fair value of such property, (g) all Guarantees by such Person of the obligations of any other Person, (h) all Capital

Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party or applicant in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner or any joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a joint venturer) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, the term “Indebtedness” shall not include (a) contingent obligations, including Guarantees, incurred in the ordinary course of business or in respect of operating leases, and not in respect of borrowed money, (b) deferred or prepaid revenues, (c) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (d) any amounts that any member of management, the employees or consultants of the Borrower or any of the Subsidiaries may become entitled to under any cash incentive, deferred compensation or employee benefit plan in existence from time to time, (e) earn-outs, holdbacks, purchase price adjustments and other contingent consideration obligations until such obligation becomes a liability on the balance sheet of such Person (excluding the footnotes thereto) in accordance with GAAP and is not paid within sixty (60) days after becoming due and payable following expiration of any dispute resolution mechanics set forth in any agreement governing the applicable transaction, (f) non-compete arrangements, indemnification obligations and purchase price adjustments in connection with any Permitted Acquisition or permitted Investment or (g) obligations under or in respect of any Permitted Receivables Financing. For all purposes hereof, the Indebtedness of Holdings, the Borrower and the other Restricted Subsidiary shall exclude (i) intercompany liabilities between and among Holdings, the Borrower and the other Restricted Subsidiaries arising solely from their cash management, tax and accounting operations in the ordinary course of business or for any bona fide business purpose and (ii) intercompany loans, advances or Indebtedness between and among Holdings, the Borrower and the other Restricted Subsidiaries having a term not exceeding 364 days (inclusive of any rollover, conversion or extension terms) and made in the ordinary course of business. Notwithstanding anything in this definition to the contrary, Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose hereunder as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(c).

“Information” has the meaning set forth in Section 9.12.

“Initial Term Loan” means the Term Loans funded on the Closing Date pursuant to Section 2.01(b).

“Initial Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Initial Term Loans hereunder, which commitment as of the Closing Date is set forth on Schedule 2.01 opposite such Lender’s name under the heading “Initial Term Loan Commitment”, as such commitment may be reduced or increased from time to time pursuant to this Agreement. As of the Closing Date, the Initial Term Loan Commitments are $800,000,000.

“Initial Term Loan Maturity Date” means the seventh (7th) anniversary of the Closing Date; provided, that if such date is not a Business Day, the Initial Term Loan Maturity Date shall be the next preceding Business Day.

“Inside Maturity Limitation” means, with respect to any applicable Indebtedness, that such Indebtedness, without giving effect to any prepayment, (a) shall not mature earlier than the Latest Maturity Date and (b) other than with respect to any revolving credit commitments, shall not have a shorter Weighted Average Life to Maturity than the Initial Term Loans; provided, that the limitations in this definition shall not apply to (i) Extendable Bridge Loans/Interim Debt, (ii) any Indebtedness in the form of term “A” loans, and (iii) any Incremental Facility incurred in reliance on the Maturity Limitation Excluded Amount.

“Intercompany Note” means the Intercompany Note, dated as of the Closing Date, substantially in the form of Exhibit B, executed by Holdings, the Borrower and each other Restricted Subsidiary party thereto.

“Intercreditor Agreements” means (i) a Pari Passu Intercreditor Agreement or (ii) a Junior Lien Intercreditor Agreement.

“Intellectual Property Security Agreement” has the meaning assigned to such term in the Collateral Agreement.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated EBITDA for the Test Period most recently ended to (ii) Consolidated Cash Interest Charges for such Test Period.

“Interest Election Request” means a written request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07 substantially in the form of Exhibit E, or such other form as shall be approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the Maturity Date, (b) with respect to any Term SOFR Borrowing, (i) the last day of each Interest Period applicable to the Borrowing of which such Term SOFR Borrowing is a part and, in the case of a Term SOFR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (ii) the Maturity Date and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.

“Interest Period” means, with respect to any Term SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (or if agreed by all Lenders participating therein, 12 months of such other period less than one month thereafter as the Borrower may elect), in each case, as the Borrower may elect in the Borrowing Request; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no tenor that has been removed from this definition pursuant to Section 2.14 shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investments” or “Investment” means, as to any Person, any direct or indirect acquisition of or investment by such Person in another Person, whether by means of (a) the purchase or other acquisition of Equity Interests or Indebtedness or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or Joint Venture interest in such other Person (excluding, in the case of the Borrower and its Restricted Subsidiaries, (i) intercompany advances arising solely from their cash management, tax and accounting operations in the ordinary course of business and (ii) intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover, conversion or extension terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any payments actually received by such investor representing interest in respect of such Investment (without duplication of amounts increasing the Available Amount), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion or maximum amount thereof, in each case in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by the Borrower, (iii) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the Fair Market Value of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (without duplication of amounts increasing the Available Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (1) the cost of all additions thereto, minus (2) the amount of any portion of such Investment that has been repaid to (or on behalf of) the investor as a repayment of principal or a return of capital, and of any payments actually received by (or on behalf of) such investor representing interest, dividends or other distributions in respect of such Investment (without duplication of amounts increasing the Available Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by the Borrower.

“IPO” means the initial public offering of the common stock of Clearwater pursuant to the Registration Statement on Form S-1, filed with the SEC on August 30, 2021, as amended.

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Issuing Bank” means JPMorgan, Citibank, N.A., Wells Fargo Bank, N.A., Morgan Stanley Bank, N.A., Royal Bank of Canada, and any Person that becomes an Issuing Bank with the approval of, and pursuant to an agreement with and in form and substance satisfactory to, the Administrative Agent and the Borrower in such Person’s capacity as Issuing Bank hereunder and together with its successors.

“Issuing Bank Sublimit” means, with respect to JPMorgan, $10,000,000.00, with respect to Citibank, N.A., $3,500,000.00, with respect to Wells Fargo Bank, N.A., $3,500,000.00, with respect to Morgan Stanley Bank, N.A., $2,000,000.00, with respect to Royal Bank of Canada, $1,000,000.00 and with respect to any other Issuing Bank, such amount as agreed between such Issuing Bank and the Borrower.

“Joint Venture” means a joint venture, partnership or similar arrangement, whether in corporate, partnership or other legal form.

“JPMorgan” has the meaning set forth in the preamble to this Agreement.

“Junior Lien Intercreditor Agreement” means a “junior lien” intercreditor agreement, substantially in the form of Exhibit I (which agreement in such form, with immaterial changes thereto or with changes thereto that are posted to the Lenders and not objected to in writing by the Required Lenders within five (5) Business Days, in each case, shall be deemed acceptable if executed by the Senior Representative of the other Indebtedness subject thereto and the Borrower and the Guarantors).

“Latest Maturity Date” means, at any date of determination and with respect to the specified Loans or Commitments (or in the absence of any such specification, all outstanding Loans and Commitments hereunder), the latest Maturity Date applicable to any such Loans or Commitments hereunder at such time, including the latest maturity date of any Extended Term Loan, any Extended Revolving Commitment, any Incremental Term Loans and any Incremental Revolving Commitments, any Refinancing Term Loans, any Refinancing Term Commitments, any Refinancing Revolving Loans and any Refinancing Revolving Commitments, in each case as extended in accordance with this Agreement from time to time.

“LC Disbursement” means a payment made by the applicable Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time.

“LC Instrument” means any letter of credit, letter of guarantee, bank guarantee, performance bond, surety bond or other similar instrument.

“LCT Election” has the meaning set forth in Section 1.07(f).

“LCT Test Date” has the meaning set forth in Section 1.07(f).

“Lenders” means each Person that was a lender on the Closing Date and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Amendment or a Refinancing Amendment, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or as a result of a prepayment of all of its Loans hereunder. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Lender Party” or “Lender Parties” has the meaning set forth in Section 9.03(b).

“Letter of Credit” means any letter of credit issued or deemed issued pursuant to this Agreement.

“Letter of Credit Sublimit” has the meaning set forth in Section 2.05(b).

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset or other arrangement to provide priority or preference with respect to such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Limited Condition Transaction” means (i) any acquisition by one or more of the Borrower or its Restricted Subsidiaries of any assets, business or Person whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (ii) any permitted Investment whose consummation is not conditioned on the availability of, or on obtaining, third party financing and (iii) any Restricted Payment, redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“LLC” means any Person that is a limited liability company under the laws of its jurisdiction of formation.

“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on, the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral (“L/C Reimbursement Obligations”), and (iii) all other monetary obligations of the Borrower to any of the Secured Parties under this Agreement and each other Loan Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to this Agreement and each other Loan Document, and (c) the due and punctual payment and performance in full of all the obligations of each other Loan Party under or pursuant to the Collateral Agreement and each other Loan Document.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the promissory notes, if any, executed and delivered pursuant to Section 2.09(e), (iii) any Incremental Amendment, Refinancing Amendment or Extension Amendment, (iv) the Security Documents, (v) the Fee Letter and (vi) any other agreement or document designated as a “Loan Document” by a Loan Party and the Administrative Agent (or, in the case of a Letter of Credit, by a Loan Party, the Administrative Agent and the applicable Issuing Bank).

“Loan Party” or “Loan Parties” means Holdings, the Borrower, and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority in Interest” when used in reference to Lenders of any Class, means, at any time, (a) in the case of the Revolving Lenders, Lenders having Revolving Credit Facility exposures and unused Revolving Commitments representing more than 50% of the sum of the aggregate Revolving Credit Facility exposures and the unused Revolving Commitments at such time and (b) in the case of the Term Lenders of any Class, Lenders holding outstanding Term Loans and unused Commitments of such Class representing more than 50% of all Term Loans and unused term loan Commitments of such Class outstanding at such time; provided that (i) whenever there are one or more Defaulting Lenders, the total outstanding Term Loans, Revolving Credit Facility exposures and unused Revolving Facility Commitments of each Defaulting Lender shall be excluded for purposes of making a determination of the Majority in Interest and (ii) the total outstanding Term Loans of Affiliated Lenders shall be subject to Section 9.04(g).

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Equity Interests of Clearwater on the date of the declaration of a Restricted Payment multiplied by (ii) the arithmetic mean of the closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Material Acquisition” means any acquisition, Investment or merger (or any series of any of the foregoing, take as a whole) by Holdings or any of its Restricted Subsidiaries that (a) is not permitted by the terms of this Agreement immediately prior to the consummation of such transaction, (b) if permitted by the terms of this Agreement immediately prior to the consummation of such transaction, would not provide Holdings and its Restricted Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation, as reasonably determined by Holdings acting in good faith or (c) the aggregate consideration for which exceeds $45,000,000.

“Material Adverse Effect” means (a) on the Closing Date, Company Material Adverse Effect (as defined in the Acquisition Agreement) and (b) after the Closing Date, (i) a material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of Holdings, the Borrower and the Restricted Subsidiaries, taken as a whole and (c) the rights of, or benefits available to, the Administrative Agent, Collateral Agent or one or more Lenders under any Loan Document.

“Material Disposition” means any disposition or other divestiture (or any series of dispositions or divestitures, taken as a whole) by Holdings or any of its Restricted Subsidiaries that (a) is not permitted by the terms of this Agreement immediately prior to the consummation of such transaction, or (b) the aggregate consideration for which exceeds $45,000,000.

“Material Dissolution” means any dissolution (or any series of dissolutions, taken as a whole) by Holdings or any of its Restricted Subsidiaries that (a) is not permitted by the terms of this Agreement immediately prior to the consummation of such transaction, or (b) the aggregate consideration for which exceeds $45,000,000.

“Material Indebtedness” means Indebtedness for borrowed money (other than (i) the Loans and Letters of Credit, (ii) ordinary course of business contingent reimbursement obligations and (iii) intercompany Indebtedness among Holdings and its Subsidiaries), or obligations in respect of one or more Swap Agreements, of any one or more of Holdings, the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding the greater of (x) $110,000,000 and (y) 50% of TTM Consolidated EBITDA as of the date of such determination. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Investment” means any Investment (or any series of Investments, taken as a whole) by Holdings or any of its Restricted Subsidiaries that (a) is not permitted by the terms of this Agreement immediately prior to the consummation of such transaction, or (b) the aggregate consideration for which exceeds $45,000,000.

“Material IP” means all trademarks, trade names, copyrights, patents and other intellectual property owned by Holdings, the Borrower or any Restricted Subsidiary that is material to the operations of the business of Holdings, the Borrower and its Restricted Subsidiaries, taken as a whole (as determined by the Borrower in good faith, which determination shall be conclusive).

“Material Subsidiary” means, at any date of determination, each wholly owned Restricted Subsidiary (when combined with the assets of such Subsidiary’s Restricted Subsidiaries after eliminating intercompany obligations) (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which financial statements pursuant to Section 5.01(a) or (b) have been delivered were equal to or greater than 7.5% of the Total Assets of the Borrower and the Restricted Subsidiaries at such date or (ii) whose revenues during such Test Period were equal to or greater than 7.5% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period (in the case of any determination relating to any Specified Transaction, on a Pro Forma Basis including the revenues of any Person being acquired in connection therewith), in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Restricted Subsidiaries that are not Material Subsidiaries (other than Excluded Subsidiaries (except pursuant to clause (viii) of the definition thereof)) have, in the aggregate, (a) total assets at the last day of such Test Period equal to or greater than 15.0% of the Total Assets of the Borrower and the Restricted Subsidiaries at such date or (b) revenues during such Test Period equal to or greater than 15.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, then the Borrower shall, on or prior to the date on which financial statements for the last quarter of such Test Period are delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries as Material Subsidiaries for each fiscal period until this proviso is no longer applicable.

“Maturity Date” means (i) with respect to the Initial Term Loans, the Initial Term Loan Maturity Date, (ii) with respect to the Revolving Commitments, the Revolving Maturity Date, (iii) with respect to any Incremental Term Loans or Incremental Revolving Commitments, the final maturity date as specified in the applicable Incremental Amendment and (iv) with respect to any Class of Extended Term Loans or Extended Revolving Commitments, the final maturity date as specified in the applicable Extension Amendment with respect thereto accepted by the respective Lender or Lenders; provided that, in each case, if such day is not a Business Day, the Maturity Date shall be the Business Day immediately succeeding such day.

“Maturity Limitation Excluded Amount” means Incremental Facilities, Credit Agreement Refinancing Indebtedness, Permitted Debt Exchange Notes, Incremental Equivalent/Ratio Debt or any Permitted Refinancing (as selected by the Borrower) in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $110,000,000 and (y) 50% of TTM Consolidated EBITDA at the time of such incurrence at any time outstanding.

“Maximum Rate” has the meaning set forth in Section 9.13.

“Maximum Tender Condition” has the meaning set forth in Section 2.23(b).

“MFN Excluded Loans” means Incremental Term Loans satisfying any one of the provisions below: (a) in an aggregate principal amount up to the greater of (x) $213,500,000 and (y) 100% of Consolidated EBITDA, (b) with a maturity date on or after the date that is six (6) months after the Initial Term Loan Maturity Date, (c) that do not constitute cash-pay broadly syndicated or marketed floating rate term “B” loans (as determined by the Borrower in good faith), (d) that are denominated in a currency other than Dollars, (e) established after the date that is the six-month anniversary of the Closing Date, (f) incurred for the purpose of funding a Permitted Acquisition, Investment, new project or refinancing transaction not prohibited hereunder or (g) incurred in reliance on the Maturity Limitation Excluded Amount.

“MFN Protection” has the meaning set forth in Section 2.20(c).

“Minimum Tender Condition” has the meaning set forth in Section 2.23(b).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions or has any liability.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any Designated Non-Cash Consideration or other non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty event, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other Disposition of an asset (including pursuant to a casualty or a condemnation or similar proceeding), the amount of all payments permitted hereunder that are made as a result of such event to repay Indebtedness (other than Loans and other Indebtedness secured by Liens on the Collateral ranking pari passu or junior to the Liens securing the Initial Term Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (iii) the amount of all Taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the Borrower) and (iv) in the case of the incurrence of any Indebtedness the proceeds of which are required to be used to prepay any Class of Loans and/or reduce any Class of Commitments under this Agreement, accrued interest and premium, if any, on such Loans and any other amounts (other than principal) required to be paid in respect of such Loans and/or Commitments in connection with any such prepayment and/or reduction.

“Net Short Lender” has the meaning assigned to such term in Section 9.21.

“Non-Consenting Lender” has the meaning set forth in Section 9.02(c).

“Non-Debt Fund Affiliate” means any Affiliate of Holdings (other than Holdings, the Borrower or any Subsidiary of the Borrower) that is not a Debt Fund Affiliate.

“Non-Loan Party” means any Restricted Subsidiary of the Borrower that is not a Loan Party.

“Note” has the meaning set forth in Section 2.09(e).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means (a) Loan Document Obligations, (b) obligations of any Restricted Subsidiary arising under any Secured Hedge Agreement (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and (c) Cash Management Obligations (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding); provided that the “Obligations” shall in no event include any Excluded Swap Obligations.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“OID” means original issue discount.

“Operating Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of CWAN entered into on or prior to the date hereof.

“Organizational Documents” means, with respect to any Person, collectively, (a) such Person’s articles or certificate of incorporation, articles or certificate of organization, certificate of limited partnership, certificate of formation, or comparable documents filed or recorded with the applicable Governmental Authority of such Person’s jurisdiction of formation and (b) such Person’s, bylaws, limited liability company agreement, partnership agreement or other comparable organizational or governing documents.

“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of any present or former connection between such Person and the jurisdiction imposing such Tax (other than a connection arising from such Person having executed, delivered, become a party to, performed its obligations or received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Secured Obligations” means obligations in respect of any line of credit, overdraft facility, guarantee, bonding, documentary or stand-by letter of credit facility, a credit order, a derivatives facility, a foreign exchange facility, supplier financing facility or any other facility or accommodation in conjunction with the business of the Group Members and which satisfies the following requirements: (i) the arrangement in respect of such Other Secured Obligation is provided to a Group Member by a Qualified Counterparty, (ii) such Other Secured Obligations are designated by the Borrower in a written certificate to the Administrative Agent as an “Other Secured Obligation”, which written certificate shall also be signed by the applicable Qualified Counterparty confirming its acceptance of the terms of Article VIII hereof and (iii) the outstanding amounts in respect of such Other Secured Obligations and any Lien securing such Other Secured Obligations on a pari passu basis with all other “Secured Obligations” hereunder are otherwise not prohibited by the terms of this Agreement (excluding application of Sections 6.01(a)(i) and 6.02(a)) (and for the avoidance of doubt, the incurrence and securing of such Other Secured Obligations shall be deemed a utilization of any applicable Indebtedness or Liens capacity hereunder).

“Other Taxes” means any and all present or future recording, stamp, mortgage, court or documentary, intangible filing, transfer, or similar levies arising from any payment made under this Agreement or any Loan Document or from the execution, delivery, enforcement, registration, filing or recording of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment or designation of a new office made pursuant to Section 2.19).

“Otherwise Applied” means, with respect to any Net Proceeds, the amount of such Net Proceeds that was (i) required to prepay the Loans pursuant to Section 2.11 or (ii) otherwise previously applied under the Loan Documents.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and applicable overnight interbank borrowings denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent Entity” means Holdings and any Person that is a direct or indirect parent of Holdings and of which Holdings is a direct or indirect subsidiary (provided that, when used for purposes of financial reporting pursuant to Section 5.01, “Parent Entity” shall mean any other Person that is a direct or indirect parent of Holdings that directly or indirectly holds 100% of the issued and outstanding Equity Interests of Holdings and which does not hold Equity Interests in any other Person (except for another Parent Entity)).

“Pari Passu Intercreditor Agreement” means a “pari passu” intercreditor agreement, substantially in the form of Exhibit H (which agreement in such form, with immaterial changes thereto or with changes thereto that are posted to the Lenders and not objected to in writing by the Required Lenders within five (5) Business Days, in each case, shall be deemed acceptable if executed by the Senior Representative of the other Indebtedness subject thereto and the Borrower and the Guarantors).

“Participant” has the meaning set forth in Section 9.04(d)(i).

“Participant Register” has the meaning set forth in Section 9.04(d)(ii).

“Patriot Act” has the meaning set forth in Section 9.14.

“Payment” has the meaning set forth in Section 8.06(c).

“Payment Notice” has the meaning set forth in Section 8.06(c)(ii).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permits” means, with respect to any Person, any permit, supplier or provider number, accreditation, approval, authorization, license, registration, certificate, concession, grant, franchise, waiver, variance or permission from, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or operations or to which such Person or any of its property or operations is subject.

“Permitted Acquisition” means any transaction or series of related transactions by Borrower or any Restricted Subsidiary for the direct or indirect (a) acquisition of all or substantially all of the property of any Person, or all or substantially all of the assets constituting a business unit, division, product line or line of business of any Person, (b) acquisition of more than 50% of the Equity Interests (or such lesser amount in an existing Investment the acquisition of which would result in the Borrower and its Restricted Subsidiaries holding at least 50% of such Equity Interests) of any Person, and otherwise causing such Person to become a Subsidiary of such Person, or (c) subject to Section 6.04, merger, amalgamation or consolidation or any other combination with any Person, in each case, if each of the following conditions is met, or if the Required Lenders have otherwise consented in writing thereto:

(i) no Specified Default has occurred and is continuing at the time the definitive agreement for such acquisition is executed,

(ii) the Persons or business to be acquired shall be, or shall be engaged in, a line of business permitted by Section 5.08,

(iii) with respect to each such purchase or other acquisition, all actions required to be taken with respect to any such newly created or acquired Subsidiary (including each subsidiary thereof that constitutes a Restricted Subsidiary) or assets in order to satisfy the requirements set forth in the definition of the term “Collateral and Guarantee Requirement,” to the extent applicable, shall have been taken to the extent required by Section 5.12 (or arrangements for the taking of such actions after the consummation of such acquisition shall have been made that are reasonably satisfactory to the Administrative Agent), unless such newly created or acquired Subsidiary is designated as an Unrestricted Subsidiary pursuant to Section 5.14 or is otherwise an Excluded Subsidiary.

“Permitted Acquisition Agreement” means any agreement of merger, purchase or acquisition relating to a Permitted Acquisition.

“Permitted Debt Exchange” has the meaning set forth in Section 2.23(a).

“Permitted Debt Exchange Notes” has the meaning set forth in Section 2.23(a).

“Permitted Debt Exchange Offer” has the meaning set forth in Section 2.23(a).

“Permitted Distribution” has the meaning set forth in Section 6.08(a)(ix).

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that (i) are not delinquent for a period of more than 60 days or (ii) are not yet due and payable or are being contested in compliance with Section 5.05,

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith and by appropriate actions, in each case if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction,

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, other social security benefits or other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto),

(d) deposits and pledges to secure the performance of bids, trade contracts, leases, public or statutory obligations, progress payments, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business,

(e) judgment liens in respect of judgments that do not constitute an Event of Default under paragraph (i) of Section 7.01,

(f) minor survey exceptions, easements or reservations of rights for others for, licenses, zoning restrictions, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, minor defects or irregularities of title and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not either detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary, in each case in any material respect, taken as a whole,

(g) landlords’ and lessors’ and other like Liens in respect of rent not in default,

(h) non-exclusive licenses or sublicenses of intellectual property in the ordinary course of business or in accordance with industry practice,

(i) leases or subleases, and

(j) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted First Priority Refinancing Debt” means any secured Indebtedness incurred by the Borrower or any other Restricted Subsidiary in the form of one or more series of senior secured notes, bonds or debentures or senior secured loans; provided that (i) such Indebtedness is secured by all or a portion of the Collateral on an equal priority basis (without regard to the control of remedies) with the Liens on the Collateral securing the Initial Term Loans, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Loans and/or Revolving Commitments and (iii) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to an Intercreditor Agreement. Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Holder” means any of the following: (i) any of the Permitted Investors or their respective Affiliates, (ii) any investment fund or vehicle managed, sponsored or advised by a Permitted Investor or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle and (iii) each partner, officer, director, principal or member of the Permitted Investors or any Affiliate of the Permitted Investors.

“Permitted Investors” means each of (i) Calculated DF Holdings, L.P., (ii) Durable Capital Master Fund LP, (iii) DCP CA Blocker LLC, (iv) Sockeye Trading Company, Inc., (v) Carbon Management Holdings, LLC, (vi) Calculated DF Holdings, LP, (vii) WCAS XII Carbon Analytics Acquisition, L.P., (viii) WCAS XIII Carbon Analytics Acquisition, L.P., (ix) WCAS GP CW LLC, (x) Welsh, Carson, Anderson & Stowe XII, L.P., (xi) Welsh, Carson, Anderson & Stowe XII Delaware, L.P., (xii) Welsh, Carson, Anderson & Stowe XII Delaware II, L.P., (xiii) Welsh, Carson, Anderson & Stowe XII Cayman, L.P., (xiv) WCAS XII Carbon Investors, L.P., (xv) WCAS XIII Carbon Investors, L.P., (xvi) Galibier Purchaser LLC and (xvii) WP CA Holdco, L.P.

“Permitted Jurisdiction” means (i) the United States, any State thereof or the District of Columbia, (ii) Canada, (iii) Jersey, (iv) the Netherlands, (v) Luxembourg, (vi) any other territory or political subdivision of the foregoing or (vii) any other jurisdiction reasonably acceptable to the Administrative Agent and, if applicable, each Revolving Lender (in each case, such consent not to be unreasonably withheld, conditioned or delayed).

“Permitted Liens” has the meaning set forth in Section 6.02.

“Permitted Payee” means any Company Person (or any Affiliate, Permitted Transferee or other transferee of any of the foregoing).

“Permitted Receivables Financing” means any securitization or other similar financing (including any factoring program) of Permitted Receivables Financing Assets that is non-recourse to the Borrower and its Subsidiaries (except for any customary limited recourse pursuant to the Standard Securitization Undertakings), and in each case, reasonable extensions thereof.

“Permitted Receivables Financing Assets” means (a) any accounts receivable, loan receivables, mortgage receivables, receivables or loans relating to the financing of insurance premiums, royalty, patent or other revenue streams and other rights to payment or related assets and the proceeds thereof and (b) all assets securing or related to any such receivable or asset, all contracts and contract rights, guarantees or other obligations in respect of any such receivable or asset, lockbox accounts and records with respect to any such receivable or assets and any other assets (including inventory and proceeds thereof) customarily transferred (or in respect of which security interests are customarily granted) together with receivables or assets in connection with a securitization, factoring or receivables financing or sale transaction.

“Permitted Refinancing” means, with respect to Indebtedness of any Person, any modification, refinancing, replacement, refunding, renewal or extension of such Indebtedness of such Person or of a Permitted Refinancing thereof; provided that:

(a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees, commissions, discounts and expenses, including premiums, incurred in connection therewith), except (i) by an amount equal to any existing revolving commitments unutilized thereunder to the extent that the portion of any existing and unutilized revolving commitment being refinanced was permitted to be drawn under Section 6.01(a) immediately prior to such refinancing (other than by reference to a Permitted Refinancing) and such drawing shall be deemed to have been made and (ii) to the extent such excess amounts is otherwise permitted to be incurred under Section 6.01(a) and, if secured, permitted to be secured under Section 6.02,

(b) other than with respect Extendable Bridge Loans/Interim Debt or Indebtedness incurred in reliance on the Maturity Limitation Excluded Amount, such Permitted Refinancing has a final maturity date later than the final maturity date of, and, other than with respect to any revolving credit commitments, has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged

(c) if the Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged is Subordinated Indebtedness, such Permitted Refinancing is subordinated in right of payment to the Obligations on terms at least as favorable to the holders of the Obligations as those contained in the documentation governing the Subordinated Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged,

(d) such Indebtedness is incurred (i) by the Borrower or by any Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged, (ii) by any Loan Party if the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is a Loan Party or (iii) by any Non-Loan Party if the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is a Non-Loan Party, and

(e) in the case of any Indebtedness that is secured by the Collateral, such Indebtedness is not secured by any assets other than the assets that secured the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and if the Liens securing such Indebtedness were subject to a Intercreditor Agreement, the Liens securing such new Indebtedness shall be subject to a Intercreditor Agreement and such Liens shall not have a greater priority than the Liens securing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Permitted Reorganization” means, to the extent not otherwise permitted under this Agreement, any corporate reorganization (or similar transaction or event) undertaken (each, a “Reorganization”), and each step reasonably undertaken to effect such Reorganization; provided that, in connection therewith, (a) no Event of Default is continuing immediately prior to such Reorganization and immediately after giving effect thereto and (b) after giving effect to such Reorganization, the security interests of the Lenders in the Collateral and the Guarantees of the Obligations, taken as a whole, would not be materially impaired.

“Permitted Second Priority Refinancing Debt” means any secured Indebtedness incurred by the Borrower or any other Restricted Subsidiary in the form of one or more series of junior lien secured notes, bonds or debentures or junior lien secured loans; provided that (i) such Indebtedness is secured by all or a portion of the Collateral on a junior basis to the Initial Term Loans, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Loans and/or Revolving Commitments (including portions of Classes of Loans or Refinancing Loans) and (iii) if documented outside of this Agreement, a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to an Intercreditor Agreement. Permitted Second Priority Refinancing Debt will include any junior lien Registered Equivalent Notes issued in exchange therefor.

“Permitted Security” means (a) common stock of Holdings or (b) Qualified Stock, in each case (i) issued to the Permitted Investors for cash and (ii) the proceeds of which are contributed by Holdings to the Borrower in exchange for common stock or as a capital contribution.

“Permitted Transferees” means, with respect to any Person that is a natural Person (and any Permitted Transferee of such Person), (a) such Person’s immediate family, including his or her spouse, ex-spouse, children, step-children, grandchildren and their respective lineal descendants, parent, step-parent, grandparent, domestic partner, former domestic partner, sibling or step-sibling (and any lineal descendant thereof), mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), (b) any trust, partnership, estate planning vehicle or other legal entity the beneficiaries of which are persons referred to in the preceding clause (a) and (c) such Person’s estate, heirs, legatees, distributees, executors and/or administrators upon the death of such Person, or any private foundation or fund that is controlled thereby, and any other Person who was an Affiliate of such Person upon the death of such Person and who, upon such death, directly or indirectly owned Equity Interests in Holdings.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan that is subject to the provisions of Title IV or Section 302 of ERISA or Section 412 of the Code, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means the U.S. Department of Labor regulation codified at 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA.

“Prepayment Event” means:

(a) any sale, transfer or other disposition of any property or asset of Holdings, the Borrower or any Loan Party pursuant to Section 6.05(s) outside of the ordinary course of business resulting in Net Proceeds exceeding, (i) with respect to each such transaction (or series of related transactions), individually, the greater of (x) $22,000,000 and (y) 10% of TTM Consolidated EBITDA at the time of such incurrence and (ii) with respect to all such transactions in any fiscal year, the greater of (x) $45,000,000 or (y) 20% of TTM Consolidated EBITDA at the time of such incurrence (such thresholds, collectively, the “Disposition Threshold”) (each of the foregoing events above the Disposition Threshold, a “Disposition Prepayment Event”); provided that only Net Proceeds in excess of such amount shall be subject to the mandatory prepayment provisions set forth in Section 2.11(c) and no Prepayment Event shall occur in any fiscal year until the Net Proceeds received during such fiscal year exceed such amount, or

(b) the incurrence by Holdings, the Borrower or any Restricted Subsidiary of any Indebtedness, other than Indebtedness permitted under Section 6.01(a) (other than Credit Agreement Refinancing Indebtedness) or permitted by the Required Lenders pursuant to Section 9.02 (such incurrence, a “Debt Incurrence Prepayment Event”).

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.07.

“Pro Forma Compliance” means, with respect to the Financial Covenant, compliance on a Pro Forma Basis in accordance with Section 1.07.

“Pro Forma Disposal Adjustment” means, taking into account any limitations set forth in the definition of “Pro Forma Basis”, with respect to any Sold Entity or Business, the pro forma increase or decrease in Consolidated EBITDA projected by the Borrower in good faith as a result of contractual arrangements between Holdings, the Borrower or any other Restricted Subsidiary entered into with such Sold Entity or Business at the time of its disposal or thereafter and which represent an increase or decrease in Consolidated EBITDA which is incremental to the Disposed EBITDA of such Sold Entity or Business for the most recent four-quarter period prior to its disposal.

“Pro Forma Entity” means any Acquired Entity or Business or any Converted Restricted Subsidiary.

“Proposed Change” has the meaning set forth in Section 9.02(c).

“Public Company Costs” means, as to any Person, costs relating to compliance with the provisions of the Securities Act and the Exchange Act (or similar regulations applicable in other listing jurisdictions), as applicable to companies with equity securities held by the public, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes Oxley Act of 2002 (or similar non-U.S. regulations) and the rules and regulations promulgated in connection therewith (or similar regulations applicable in other listing jurisdictions), the rules of national securities exchange companies with listed equity, directors’ or managers’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees, whether arising by virtue of the initial listing of such Person’s equity securities on a national securities exchange (or similar non-U.S. exchange) or in respect of the ongoing operation of such Person as a listed equity or its listed debt securities following the initial listing of such Person’s equity securities or debt securities, respectively, on a national securities exchange (or similar non-U.S. exchange).

“Purchasing Borrower Party” means Holdings or any subsidiary of Holdings.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.22.

“Qualified Counterparty” means any Person which is a party to a Swap Agreement or a Cash Management Agreement with the Borrower or any Restricted Subsidiary and that is or was a Lender or an Affiliate of a Lender on the Closing Date or at the time it enters into such Swap Agreement or Cash Management Agreement, as applicable, or that is designated as a “Qualified Counterparty” by the Borrower to the Collateral Agent, in each case in its capacity as a party thereto.

“Qualified Stock” means Equity Interests in Holdings or any parent of Holdings other than Disqualified Stock.

“Receivables Subsidiary” means any special purpose entity established in connection with a Permitted Receivables Financing and any other subsidiary (other than any Loan Party) involved in a Permitted Receivables Financing which is not permitted by the terms of such Permitted Receivables Financing to guarantee the Secured Obligations or provide Collateral.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting or (2) if such Benchmark is none of the Term SOFR Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower and Holdings and (b) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.22, and, for the avoidance of doubt, no consent, signature or acknowledgment shall be required from the Administrative Agent (except to the extent affecting the rights and duties of, or any fees or other amounts payable to, the Administrative Agent).

“Refinancing Revolving Commitment” means one or more Classes of revolving credit commitments hereunder or extended Incremental Revolving Commitment Increases that result from a Refinancing Amendment.

“Refinancing Revolving Loans” means the Loans made pursuant to any Refinancing Revolving Commitment.

“Refinancing Term Commitments” means one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment.

“Refinancing Term Loans” means one or more Classes of term loans that result from a Refinancing Amendment.

“Refinancing Loans” means (i) any Refinancing Term Loans and (ii) any Refinancing Revolving Loans.

“Register” has the meaning set forth in Section 9.04(b).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having substantially the same Guarantees) issued in a dollar-for-dollar (or applicable unit of currency for a unit of the corresponding currency) exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulated Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000 that is (i) a U.S. depositary institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the board under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Rejection Notice” has the meaning specified in Section 2.11(g).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, members, partners, officers, employees, agents, advisors and other representatives of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within, into or from any building, structure, facility or fixture.

“Relevant Governmental Body” means the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB (including, without limitation, the Alternative Reference Rates Committee), or any successor thereto.

“Relevant Rate” means with respect to any Term SOFR Borrowing, the Term SOFR Rate.

“Repricing Transaction” means (a) the incurrence by the Borrower of any Indebtedness in the form of broadly syndicated, floating rate term “B” loans secured by Liens on the Collateral on a pari passu basis with the Initial Term Loans (and denominated in Dollars), (i) having or resulting in an effective interest rate for the respective type of such Indebtedness that is less than (and not by virtue of any fluctuation in any “benchmark” (including SOFR) or “base” rate) the interest rate for the applicable Initial Term Loans and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of the Initial Term Loans or (b) any effective reduction in the Yield for the Initial Term Loans (e.g., by way of amendment, waiver or otherwise), but excluding, in the case of clauses (a) and (b), Indebtedness incurred, or a reduction in yield, in each case in connection with (A) Transformative Transaction, (B) a Change of Control, (C) a Material Disposition, (D) Material Acquisition, (E) Material Investment, (F) Material Dissolution, (G) sale of all or substantially all assets of Holdings, the Borrower and its Restricted Subsidiaries, (H) a transaction resulting in an upsizing of any Term Facility, (I) transactions involving an aggregate consideration (including any incurrence, extinguishment or assumption of Indebtedness) or amounts for all such transactions (or series of related transactions) in excess of $160,000,000, (J) repricing transactions in connection with term “A” loans or (K) any transaction that would, if consummated, constitute any of the foregoing.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, outstanding Term Loans and unused Commitments (subject to the final paragraph of the definition of “Incremental Cap”) representing more than 50% of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at such time; provided that (a) whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Commitments, Revolving Credit Facility exposure and unused Commitments of each Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders and (b) the total outstanding Loans of Affiliated Lenders shall be subject to Section 9.04(f).

“Required Revolving Lenders” means, at any time, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the aggregate Revolving Exposures and unused Revolving Commitments at such time; provided that (a) whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Commitments, Revolving Credit Facility exposure and unused Commitments of each Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders and (b) the total outstanding Loans of Affiliated Lenders shall be subject to Section 9.04(f).

“Requirement of Law” means, with respect to any Person, (i) the Organizational Documents of such Person and (ii) any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, chief operating officer, chief administrative officer, secretary or assistant secretary, treasurer or assistant treasurer or other similar officer or Person performing similar functions of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Investment” means any Investment not permitted under Section 6.04 hereof.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of the Borrower or any payment thereon (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests and (b) any Restricted Investment. The amount of any Restricted Payment other than cash shall be the Fair Market Value as determined on the applicable date in accordance with Section 1.07(f). For the avoidance of doubt, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of a Restricted Subsidiary by the Borrower or a Restricted Subsidiary shall not constitute a Restricted Payment but shall constitute an Investment.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

“Revolving Availability Period” means the period from and including the Closing Date to but excluding the earlier of (a) the Revolving Maturity Date and (b) the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Swingline Loans and Letters of Credit hereunder, which initial commitment as of the Closing Date is set forth on Schedule 2.01 opposite such Lender’s name under the heading “Revolving Commitment”, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to this Agreement. As of the Closing Date, the initial Revolving Commitments are $200,000,000.

“Revolving Credit Facility” has the meaning set forth in the preamble to this Agreement.

“Revolving Creditor” means each Revolving Lender, the Swingline Lender, each Issuing Bank and the Administrative Agent and, to the extent its claim arises in connection with the credit facility evidenced by the Revolving Commitments, each other Indemnitee and holder of an Obligation of a Loan Party.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means the Loans made pursuant to Section 2.01(a).

“Revolving Maturity Date” means the fifth (5th) anniversary of the Closing Date; provided, that if such date is not a Business Day, the Revolving Maturity Date shall be the next preceding Business Day.

“S&P” means Standard & Poor’s Ratings Group, Inc.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive, country-based Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Syria and the so-called “Luhansk People’s Republic” and the so-called “Donetsk People’s Republic regions of Ukraine”).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the European Union or His Majesty’s Treasury of the United Kingdom, (b) any other Person located, organized or ordinarily resident in a Sanctioned Country or (c) any Person 50% or more of the Equity Interests of which are owned by one or more Persons referenced in clause (a).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the European Union or His Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“SEC Extension” means any extension granted by the SEC pursuant to any public pronouncements that apply to the Borrower or any direct or indirect parent of the Borrower in connection with the delivery of financial statements; provided that, any automatic extension hereunder as a result of such SEC Extension shall not be for a period of more than 90 days.

“Secured Cash Management Obligations” means the due and punctual payment and performance of all monetary obligations of Holdings, the Borrower and the other Group Members (other than Receivables Subsidiaries) in respect of any Cash Management Obligations of Holdings, the Borrower or any other Group Member (whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) where the arrangements governing such Cash Management Obligations are (or were) entered into with a Qualified Counterparty (unless otherwise designated by the Borrower).

“Secured Hedge Agreement” means any Swap Agreement that is entered into by and between the Borrower or any Restricted Subsidiary and any Qualified Counterparty.

“Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Secured Net Indebtedness as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Secured Obligations” means (a) the Loan Document Obligations, (b) the Secured Cash Management Obligations, (c) the Secured Swap Obligations (excluding, with respect to any Guarantor, Excluded Swap Obligations of such Guarantor) and (d) the Other Secured Obligations.

“Secured Parties” means (a) the Lenders, (b) the Collateral Agent, (c) the Administrative Agent, (d) the Issuing Banks, (e) each Qualified Counterparty, (f) each Indemnitee, and (g) the successors and assigns of each of the foregoing.

“Secured Swap Obligations” means the due and punctual payment and performance of all monetary obligations of Holdings, the Borrower and the other Group Members (other than Receivables Subsidiaries) under each Swap Agreement that is (or was) entered into with a Qualified Counterparty (unless otherwise designated by the Borrower).

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Security Documents” means the Collateral Agreement, the Intellectual Property Security Agreements (if applicable), each reaffirmation agreement or other similar agreement delivered in connection with any or all of the foregoing and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.12 or 5.13 to secure any of the Obligations.

“Senior Representative” means, with respect to any series of Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Significant Subsidiary” means Holdings and each of the Restricted Subsidiaries of Holdings that, or any group of Holdings and each of the Restricted Subsidiaries of Holdings that, taken together, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements are available, had revenues or total assets (determined on a consolidated basis for such Restricted Subsidiary and its Restricted Subsidiaries or such group of Restricted Subsidiaries and their Restricted Subsidiaries, as applicable) for such quarter in excess of 15.0% of the consolidated revenues or total assets, as applicable, of Holdings and each of the Restricted Subsidiaries of Holdings for such quarter.

“Similar Business” means (1) any business conducted by the Borrower or any other Restricted Subsidiary on the Closing Date or (2) any business or other activities that are reasonably similar, ancillary, incidental, corollary, complementary, synergistic or related to, or a reasonable extension, development or expansion of, the businesses that the Borrower and the other Restricted Subsidiaries conduct or propose to conduct on the Closing Date.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Sold Entity or Business” has the meaning assigned to such term in the definition of “Consolidated EBITDA.”

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value (on a going concern basis) of the assets of such Person and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value (on a going concern basis) of the property of such Person and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“Specified Acquisition Agreement Representations” means the representations made by, or with respect to, the Target Company and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or its applicable Affiliate) has the right (taking into account any applicable cure provisions) to terminate its obligations under the Acquisition Agreement as a result of the failure of such representations to be accurate or to the extent such failure results in a failure of a condition precedent to the Borrower’s obligations to consummate the Acquisition in the Acquisition Agreement.

“Specified Default” means an Event of Default pursuant to Section 7.01(a), (b), (g) or (h).

“Specified Indebtedness” has the meaning set forth in Section 6.08(b).

“Specified Representations” means those representations and warranties made by the Loan Parties in Section 3.01(a) (with respect to organizational existence only), Section 3.01(b) (as relates to the execution, delivery and performance of the Loan Documents), Section 3.02 (as relates to due authorization, execution, delivery and enforceability of the Loan Documents), Section 3.03 (with respect to charter documents and limited to execution, delivery and performance of the Loan Documents, borrowing under, guaranteeing under and granting of security interests in the Collateral), Section 3.08, Section 3.16, Section 3.17, Section 3.18 and Section 3.19.

“Specified Transactions” means (a) the Transactions, (b) any Investments, any acquisition (including a Permitted Acquisition), any Disposition, any sale, transfer or other disposition that results in a Person ceasing to be a Restricted Subsidiary, any involuntary disposition, any Investment that results in a Person becoming a Restricted Subsidiary, in each case, whether by merger, consolidation or otherwise, any incurrence or repayment of Indebtedness, any Restricted Payment, any designation of a Restricted Subsidiary as an Unrestricted Subsidiary and any redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or (c) any other event that by the terms of the Loan Documents requires Pro Forma Compliance with a test or covenant or requires such test or covenant to be calculated on a Pro Forma Basis.

“Spot Rate” means, for any currency, the rate determined by (a) to the extent relating to any extensions of credit hereunder, the Administrative Agent or any Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or applicable Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or applicable Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; provided, further, that any Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in a currency other than Dollars and (b) to the extent relating to compliance with Articles V, VI, VII and VIII of this Agreement, the rate at which such currency may be exchanged into Dollars based on the exchange rate on the immediately prior Business Day as determined by Reuters and publicly reported on its free website at https://www.reuters.com/finance/currencies or any successor thereto.

“Standard Securitization Undertakings” means all representations, warranties, covenants, pledges, transfers, purchases, dispositions, guaranties and indemnities (including repurchase obligations in the event of a breach of representation and warranty) and other undertakings made or provided, and servicing obligations undertaken, by any Loan Party or Subsidiary thereof that the Borrower has determined in good faith to be customary in connection with a non-recourse receivables securitization.

“Subordinated Indebtedness” means third-party Indebtedness for borrowed money of Holdings, the Borrower or any Loan Party (other than intercompany Indebtedness) that is subordinated in right of payment to the Obligations expressly by its terms in an aggregate principal amount exceeding the greater of (x) $110,000,000 and (y) 50% of TTM Consolidated EBITDA at the time of such incurrence at any time outstanding.

“Subsequent Transaction” has the meaning set forth in Section 1.07(f).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Loan Party” means any Domestic Subsidiary (other than an Excluded Subsidiary).

“Successor Holdings Reorganization” means (a) the contribution by Holdings of 100% of the Equity Interests of its direct, wholly-owned Subsidiaries to a newly formed “shell” entity owned or controlled by the Permitted Holders or (b) the merger, amalgamation or consolidation of Holdings with or into any other Person; provided that, in the case of clause (a) or if the Person formed by or surviving any such merger, amalgamation or consolidation described in clause (b) (including any immediate and successive mergers, amalgamations or consolidations of entities) is not Holdings (any such newly formed “shell” entity or any such Person, after giving effect to such transaction or transactions, the “Successor Holdings”), (A) the Successor Holdings shall be an entity organized or existing under the laws of the United States, any State thereof or the District of Columbia or any other territory or political subdivision of the foregoing or any other jurisdiction reasonably acceptable to the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), (B) the Successor Holdings (x) shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party, in each case, pursuant to a written supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent and (y) for the avoidance of doubt, shall have taken such actions as are reasonably necessary to ensure that any Liens granted by Holdings continue to remain enforceable and perfected in accordance with the relevant Security Documents, (C) the Successor Holdings shall, immediately following such merger, amalgamation or consolidation, directly or indirectly own all Subsidiaries owned by Holdings immediately prior to such transaction, unless such Subsidiary is the other party to such merger, amalgamation or consolidation and (D) the Successor Holdings shall have no assets, liabilities, liens or operations other than those permitted by Section 6.06; provided, further, that if the foregoing conditions under clauses (A) through (D) are satisfied, the Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement and the other Loan Documents to which Holdings is a party; provided, further, that Holdings agrees to provide any documentation and other information about the Successor Holdings at least three Business Days prior to the consummation of any such merger, amalgamation or consolidation as shall have been reasonably requested in writing by any Lender through the Administrative Agent at least ten Business Days prior to the consummation of such merger, amalgamation or consolidation that is required by regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws, including Title III of the USA Patriot Act.

“Supported QFC” has the meaning assigned to it in Section 9.22.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means JPMorgan, in its capacity as lender of Swingline Loans hereunder, together with its successors in such capacity.

“Swingline Loan” means a Loan made pursuant to Section 2.04(f).

“Swingline Sublimit” has the meaning set forth in Section 2.04(a).

“Target Company” has the meaning set forth in the preamble to this Agreement.

“Target Company Equity Plan” means all incentive or benefit plans (including any related sub-plans, addenda and agreements entered into and awards issues under such plan) providing for the grant of any Target Company Option or Target Company RSU.

“Target Company RSU” means each restricted stock unit granted pursuant to a Target Company Equity Plan or otherwise that vests solely on the basis of time and pursuant to which the holder has a right to receive shares of the Acquired Business’s Equity Interests or cash following the vesting or lapse of restrictions applicable to such restricted stock unit.

“Target Operating Company” has the meaning set forth in the preamble to this Agreement.

“Target Company Options” shall mean each compensatory option to purchase shares of the Acquired Business’s Equity Interests.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges in the nature of tax imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Group” has the meaning set forth in Section 6.08(a)(v).

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as of October 19, 2021, by and among the Target Company and the Persons identified therein.

“Tax Restructuring” means any reorganizations and other activities related to tax planning and tax reorganization (as determined by the Borrower in good faith) entered into after the Closing Date so long as such Tax Restructuring does not materially impair the Guarantee or the security interests of the Lenders taken as a whole.

“Term Facility” means the term loan facilities represented by the Term Loans.

“Term Lender” means, at any time, any Lender that has a Term Loan and/or Commitment with respect to a Term Loan at such time.

“Term Loan Obligations” means all Obligations arising under or in respect of the Term Loans.

“Term Loans” means the Initial Term Loans, the Incremental Term Loans of each series, the Extended Term Loans of each series and the Refinancing Term Loans of each series, collectively, or as the context may require.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Borrowing” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate.

“Term SOFR Loan” means any Loan (or any one or more portions thereof) that bears interest based on the Term SOFR Rate.

“Term SOFR Rate” means, with respect to any Term SOFR Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR Rate as so determined shall ever be less than the Floor, then the Term SOFR Rate shall be deemed to be the Floor.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term SOFR Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Termination Date” means the date on which (a) all Commitments shall have expired or been terminated, (b) the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document (in each case, other than in respect of contingent indemnification and expense reimbursement claims for which no claims have been asserted) shall have been paid in full and (c) all Letters of Credit (other than those that have been (x) cash collateralized, “rolled” or “grandfather” into a new credit facility or back-stopped by a letter of credit or otherwise in a manner reasonably satisfactory to the relevant Issuing Bank or (y) deemed reissued under another agreement in a manner reasonably satisfactory to the relevant Issuing Bank) shall have been cancelled, terminated or have expired (in each case without any pending drawing) and all amounts drawn or paid thereunder shall have been reimbursed in full.

“Term Facility” means the term loan facilities represented by the Term Loans.

“Test Period” means, for any date of determination under this Agreement, (a) for purposes of determining actual compliance with Section 6.09, the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date for which financial statements have been delivered or were required to have been delivered pursuant to Section 5.01(a) or Section 5.01(b) (solely, with respect to the first three quarters of any fiscal year) and (b) for any other purpose, at the Borrower’s option, either the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date for which financial statements have been delivered or were required to have been delivered pursuant to Section 5.01(a) or 5.01(b) or if earlier, are internally available.

“Total Assets” means, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on the most recent consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date (and, in the case of any determination relating to any Specified Transaction, on a Pro Forma Basis including any property or assets being acquired in connection therewith).

“Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Net Indebtedness as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Transformative Transaction” means any merger, acquisition, Investment, Disposition or consolidation, in any such case by Holdings, the Borrower and its Restricted Subsidiaries, (a) that is not permitted by the terms of this Agreement immediately prior to the consummation of such transaction, or (b) if permitted by the terms of this Agreement immediately prior to the consummation of such transaction, would not provide Holdings, the Borrower and its Restricted Subsidiaries with adequate flexibility under this Agreement for the continuation or expansion of their combined operations following such consummation, as reasonably determined by the Borrower acting in good faith.

“Transaction Expenses” means any fees, costs, accruals, expenses and other transaction costs incurred or paid by Holdings, the Borrower or any of its Subsidiaries in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) (i) the funding of the Initial Term Loans on the Closing Date, (ii) the funding of any Revolving Loan and the issuance of any Letters of Credit on the Closing Date and (iii) the consummation of the other transactions contemplated by this Agreement to occur on the Closing

Date, (b) the Acquisition and other related transactions contemplated by the Acquisition Agreement, (c) the Closing Date Refinancing, (d) the consummation of any other transactions in connection with the foregoing and (e) the payment of the fees and expenses incurred in connection with any of the foregoing (including the Transaction Expenses).

“TTM Consolidated EBITDA” means Consolidated EBITDA on a Pro Forma Basis for the most recently ended Test Period.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR Rate or the Alternate Base Rate.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“underpayment” has the meaning assigned to it in Section 7.01(a).

“underpayment notice date” has the meaning assigned to it in Section 7.01(b).

“Unrestricted Subsidiary” means (a) any Subsidiary of the Borrower designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 5.14 subsequent to the Closing Date and (b) each Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regimes” has the meaning assigned to it in Section 9.22.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.17(e)(ii)(B)(3).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness; provided that the effects of any prepayments made on such Indebtedness shall be disregarded in making such calculation.

“wholly owned” means with respect to any Person, a subsidiary of such Person all the outstanding Equity Interests of which (other than (x) directors’ qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable law) are owned by such Person and/or by one or more wholly owned subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yield” for any Indebtedness, on any date of determination, the effective yield applicable thereto calculated by the Borrower in good faith in a manner consistent with generally accepted financial practices, taking into account (a) if applicable, any “floor” applicable to such Indebtedness on such date, (b) the interest margin for such Indebtedness on such date, taking into account, if subject to a pricing grid, the applicable pricing level in effect on such date of determination and (c) the issue price of such Indebtedness (after giving effect to any OID (with OID being equated to interest based on an assumed four-year average life to maturity on a straight-line basis)) or upfront fees (which shall be deemed to constitute like amounts of OID) paid to the market in respect of such Indebtedness, but excluding customary arranger, closing, underwriting, commitment, structuring, ticking, unused line, amendment fees and other similar fees not paid generally to all lenders of such Indebtedness.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term SOFR Borrowing”) or by Class and Type (e.g., a “Term SOFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term SOFR Borrowing”) or by Class and Type (e.g., a “Term SOFR Revolving Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, amended and restated or otherwise modified (subject to any restrictions on such amendments, supplements, amendment and restatements or modifications set forth herein); provided that each reference to the Tax Receivable Agreement or the Operating Agreement shall be construed to refer to such agreement as in effect on the Closing Date, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement (e) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) all references to “in the ordinary course of business” of Holdings, the Borrower or any Subsidiary thereof means (i) in the ordinary course of business of, or in furtherance of an objective that is in the ordinary course of business of Holdings, the Borrower or such Subsidiary, as applicable, (ii) customary and usual in the industry or industries of Holdings, the Borrower and its Subsidiaries in any jurisdiction in which Holdings, the Borrower or any Subsidiary does business, as applicable, or (iii) generally consistent with the past or current practice of Holdings, the Borrower or such Subsidiary, as applicable, or any similarly situated businesses is any jurisdiction in which Holdings, the Borrower or any Subsidiary does business, as applicable.

SECTION 1.04 Accounting Terms; GAAP.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time, provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision (including any definition) hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. In addition, notwithstanding any other provision contained herein, (i) the definitions set forth in the Loan Documents and any financial calculations required by the Loan Documents shall be computed to exclude any change to lease accounting rules from those in effect pursuant to ASC Topic 842 (Leases) and other related lease accounting guidance as in effect on the Closing Date and (ii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (A) any election under ASC Topic 825 to value any Indebtedness or other liabilities of Holdings, the Borrower or any Subsidiary at “fair value”, as defined therein, (B) the consolidation of variable interest entities in accordance with ASC Topic 810 and (C) the portion of any Indebtedness attributable to any non-wholly owned Subsidiary that corresponds to the non-controlling interest share owned by third parties in such non-wholly owned Subsidiary.

(b) Notwithstanding anything to the contrary herein, but subject to Section 1.07, for purposes of determining compliance with any test contained in this Agreement and/or the amount of any required prepayment of Excess Cash Flow (but not the calculation of “Excess Cash Flow” (or any component thereof, including the calculation of “Consolidated Net Income” for purposes thereof)), the Total Net Leverage Ratio, the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Interest Coverage Ratio and any other financial ratio or test that are calculated with respect to any Test Period during which a Specified Transaction occurs shall be calculated on a Pro Forma Basis, irrespective of whether the applicable provision of this Agreement expressly requires such calculation on a Pro Forma Basis. Further, if since the beginning of any such Test Period and on or prior to the date of any required calculation of any financial ratio or test (x) any Specified Transaction has occurred or (y) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries or any Joint Venture since the beginning of such Test Period has consummated any Specified Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Specified Transaction had occurred at the beginning of the applicable Test Period (it being understood, for the avoidance of doubt, that solely for purposes of (x) calculating compliance with Section 6.10 as at the end of any fiscal period, if applicable and (y) calculating the First Lien Leverage Ratio or the First Lien Net Leverage Ratio for purposes of the definition of “Applicable Rate” and the determination of the commitment fees payable pursuant to Section 2.12(a), in each case, the date of the required calculation shall be the last day of the Test Period, and no Specified Transaction occurring thereafter shall be taken into account).

(c) Notwithstanding anything to the contrary contained above or in the definition of “Capitalized Lease,” unless the Borrower elects otherwise, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on December 31, 2018 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions (including the definition of Indebtedness), calculations and deliverables under this Agreement or any other Loan Document (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU or otherwise (on a prospective or retroactive basis or otherwise) to be treated as or to be recharacterized as financing or capital lease obligations or otherwise accounted for as liabilities in financial statements.

SECTION 1.05 Calculation of Baskets. For the avoidance of doubt, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the Loan Documents (including, for the avoidance of doubt, the Incremental Fixed Dollar Basket Amount (including, for the avoidance of doubt, for purposes of the definition of Incremental Cap or for purposes of Section 6.01(a)(xxiv) or Section 6.01(a)(xxv))) under a specific covenant that does not require compliance with a financial ratio or test (including a test based on the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio and/or Interest Coverage Ratio) and/or the Revolving Credit Facility (any such amounts, the “Fixed Amounts”), substantially concurrently with or in the same transaction or series of transactions with, any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the Loan Documents (including, for the avoidance of doubt, the Incremental Ratio Basket (including, for the avoidance of doubt, for purposes of the definition of Incremental Cap or for purposes of Section 6.01(a)(xxiv) or Section 6.01(a)(xxv))) that requires compliance with a financial ratio or test (including a test based on the First Lien Net Leverage Ratio, the Senior Net Leverage Ratio, the Total Net Leverage Ratio and/or Interest Coverage Ratio) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that (a) the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts except to the extent that (x) the cash proceeds of any incurrence of Indebtedness or the cash proceeds of any sale, lease, assignment, transfer or other disposition of any property, in either case, constituting a Fixed Amount are utilized in the making of any Investment pursuant to Section 6.04, any Restricted Payment pursuant to Section 6.08 or any payment of Specified Indebtedness pursuant to Section 6.08, in each case, constituting an Incurrence-Based Amount and (y) cash proceeds sufficient to make such Investment, Restricted Payment or Specified Indebtedness would not have been otherwise available without such incurrence, sale, lease, assignment, transfer or other disposition (as applicable), in which case, such Fixed Amounts shall not be disregarded (it being understood that any Fixed Amount available under any covenant that is reallocated or otherwise utilized under a different covenant shall, for the avoidance of doubt, also constitute a Fixed Amount under such different covenant to which the Fixed Amount was reallocated to or utilized under), and (b) except as provided in clause (a), pro forma effect shall be given to the entire transaction and the use of proceeds of all applicable loans and commitments. In addition, for the avoidance of doubt, any Indebtedness (and associated Liens, subject to the applicable priorities required pursuant to the applicable Incurrence-Based Amounts), Investments, liquidations, dissolutions, mergers, consolidations, Restricted Payments, payments of Specified Indebtedness or other transactions permitted hereunder (or, in each case, any portion thereof) incurred or otherwise effected in reliance on Fixed Amounts shall be automatically and immediately reclassified at any time, unless the Borrower otherwise elects from time to time, as incurred under the applicable Incurrence-Based Amounts if the Borrower subsequently meets the applicable ratio for such Incurrence-Based Amounts on a pro forma basis. Notwithstanding anything to the contrary herein, cash and cash equivalents shall not be deemed restricted by virtue of securing the Credit Facilities, including for purposes of calculating the First Lien Net Leverage Ratio, the Senior Net Leverage Ratio, the Total Net Leverage Ratio and/or Interest Coverage Ratio.

SECTION 1.06 Currency Translation; Rates.

(a) The Administrative Agent shall determine the Dollar Equivalent of any Borrowing denominated in a currency other than Dollars as of the most recent applicable revaluation date using the Exchange Rate for such currency in relation to Dollars, and each such amount shall be the Dollar Equivalent of such Borrowing until the next revaluation date. The Administrative Agent or Issuing Bank, as applicable, shall determine the Dollar Equivalent of any Letter of Credit (or obligations in respect thereof) denominated in a currency other than Dollars as of the most recent applicable revaluation date using the Exchange Rate for such currency in relation to Dollars, and each such amount shall be the Dollar Equivalent of such Letter of Credit until the next required calculation thereof pursuant to this sentence.

(b) Notwithstanding the foregoing, for purposes of any determination under Article V, Article VI, Article VII or Article VIII or any determination under any other provision of this Agreement subject to any Dollar limitation, threshold or basket, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Exchange Rate (rounded to the nearest currency unit, with 0.5 or more of a currency unit being rounded upward) at the applicable time determined in accordance with Section 1.07(f); provided, however, that for purposes of determining compliance with Article VI with respect to any amount in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness, Lien or Investment is incurred or Disposition, Restricted Payment or payment of Specified Indebtedness made or such transaction with an Affiliate is entered into; provided, further, that, for the avoidance of doubt, the foregoing provisions of this Section 1.06 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness, Lien or Investment may be incurred or Disposition, Restricted Payment or payment of Specified Indebtedness made or such transaction with an Affiliate may be entered into at any time under such Sections. For purposes of any determination of Consolidated Total Net Indebtedness, amounts in currencies other than Dollars shall be translated into Dollars at the currency exchange rates used in preparing the most recently delivered financial statements pursuant to Section 5.01(a) or Section 5.01(b) adjusted to reflect the currency translation effects, determined in accordance with GAAP, of any Swap Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar Equivalent. Notwithstanding anything to the contrary herein, to the extent that the Borrower would not be in compliance with Section 6.09 if any Indebtedness denominated in a currency other than Dollars were to be translated into Dollars on the preceding basis, but would be in compliance with Section 6.09 if such Indebtedness that is denominated in a currency other than in Dollars were instead translated into Dollars on the basis of the average relevant currency exchange rates over such Test Period (adjusted to reflect the currency translation effects, determined in accordance with GAAP, of any Swap Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar Equivalent), then, solely for purposes of compliance with Section 6.09, the First Lien Net Leverage Ratio as of the last day of such Test Period shall be calculated on the basis of such average relevant currency exchange rates. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

(c) For purposes of determining compliance with Section 6.01 or Section 6.02, if any Indebtedness, Disqualified Stock or Lien is incurred in reliance on a basket measured by reference to a percentage of Consolidated EBITDA, and any refinancing or replacement thereof would cause the percentage of Consolidated EBITDA to be exceeded if calculated based on the Consolidated EBITDA on the date of such refinancing or replacement, such percentage of Consolidated EBITDA will be deemed not to be exceeded so long as the principal amount of such refinancing or replacement Indebtedness or other obligation does not exceed an amount sufficient to repay the principal amount of such Indebtedness or other obligation being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest, penalties and premiums (including tender, prepayment or repayment premiums) thereon plus underwriting discounts and other customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payment) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 6.01.

SECTION 1.07 Pro Forma Calculations.

(a) Notwithstanding anything to the contrary herein, financial ratios and tests, including the First Lien Net Leverage Ratio, Secured Net Leverage Ratio and the Total Net Leverage Ratio, Interest Coverage Ratio, and compliance with covenants determined by reference to Consolidated EBITDA or Total Assets, shall be calculated in the manner prescribed by this Section 1.07; provided, that notwithstanding anything to the contrary in clauses (b), (c), (d) or (f) of this Section 1.07, (A) when calculating any such ratio or test for purposes of Section 6.09 (other than for the purpose of determining Pro Forma Compliance with Section 6.09), the events described in this Section 1.07 that occurred subsequent to the end of the applicable Test Period shall not be given Pro Forma Effect.

(b) For purposes of calculating any financial ratio or test or compliance (including Consolidated EBITDA or Total Assets), Specified Transactions (with any incurrence or repayment of any Indebtedness in connection therewith to be subject to clause (d) of this Section 1.07) that (i) have been made during the applicable Test Period or (ii) subsequent to such Test Period and prior to or substantially concurrently with the event for which the calculation of any such ratio is made shall be calculated on a Pro Forma Basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA, Total Assets and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period (or, in the case of Total Assets or “unrestricted” cash and Cash Equivalents, on the last day of the applicable Test Period). If, since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into Holdings, the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.07, then such financial ratio or test (or Total Assets and Consolidated EBITDA) shall be calculated to give Pro Forma Effect thereto in accordance with this Section 1.07.

(c) Whenever Pro Forma Effect is to be given to a Specified Transaction or other transaction or undertaking that is being given pro forma effect or for which a determination of pro forma compliance is being made, the pro forma calculations shall be made in good faith by a Responsible Officer of the Borrower and, may include, for the avoidance of doubt, the amount of Expected Cost Savings with respect to any corporate or business restructuring initiatives, any of the Transactions, any Specified Transaction, acquisitions, mergers and other business combinations, dispositions, divestitures, integrations, insourcing and outsourcing initiatives, operating expense reductions, business optimization initiatives, cost savings initiatives and other operating improvements and other initiatives, restructurings, increased pricing and/or volume, new projects, new contracts, other cost savings initiatives and the implementation of operational changes and operational initiatives, including any of the foregoing consummated prior to the Closing Date (which Expected Cost Savings shall be added to Consolidated EBITDA until fully realized and calculated on a Pro Forma Basis as though such Expected Cost Savings had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (x) such Expected Cost Savings are factually supportable and reasonably identifiable and projected by the Borrower in good faith to be realized as a result of actions that have been taken or initiated or with respect to which substantial steps have been taken or initiated or are expected to be taken or initiated within 36 months following any such action, event or transaction (in the good faith determination of the Borrower) and (y) any actions taken in whole or in part prior to the Closing Date, and any such adjustments included in the initial pro forma calculations shall continue to apply to subsequent calculations of such financial ratios or tests, including during any subsequent Test Periods in which the effects thereof are expected to be realizable.

(d) In the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by repurchase, redemption, repayment, retirement, discharge, defeasance or extinguishment) any Indebtedness (in each case, other than Indebtedness incurred or repaid (other than any repayment from the proceeds of other Indebtedness) under any revolving credit facility unless such Indebtedness has been permanently repaid and not replaced) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving Pro Forma Effect to such incurrence, assumption, guarantee, repurchase, redemption, repayment, retirement, discharge, defeasance or extinguishment of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock, in each case to the extent required, as if the same had occurred on the last day of the applicable Test Period (except in the case of the Interest Coverage Ratio (or similar ratio), in which case such incurrence or refinancing of Indebtedness will be given effect as if the same had occurred on the first day of the applicable Test Period).

(e) Whenever pro forma effect is to be given to a pro forma event, the pro forma calculations shall be made in good faith by a Responsible Officer of the Borrower. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Interest Coverage Ratio is made had been the applicable rate for the entire period (taking into account any interest Swap Agreements applicable to such Indebtedness). To the extent interest expense generated by Swap Obligations that have been terminated is included in Consolidated Cash Interest Charges prior to the date of the event for which the calculation of the Interest Coverage Ratio is being made, Consolidated Cash Interest Charges shall be adjusted to exclude such expense. Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as Holdings, the Borrower or applicable Restricted Subsidiary may designate. For purposes of making the computations referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period or, if lower, the maximum commitments under such revolving credit facility as of the date of the event for which the calculation of the Interest Coverage Ratio is being made, except as set forth in Section 1.07(d).

(f) Notwithstanding anything in this Agreement or any Loan Document to the contrary, as relates to any action being taken solely in connection with a Limited Condition Transaction, for purposes of:

(i) determining compliance with any provision of this Agreement or any Loan Document which requires the calculation of any financial ratio or test, including First Lien Net Leverage Ratio, Secured Net Leverage Ratio, Total Net Leverage Ratio and/or Interest Coverage Ratio, or

(ii) other than in connection with an extension of credit under the Revolving Credit Facility, the satisfaction of the conditions to Borrowing set forth in Section 4.02 (but excluding any Event of Default under Section 7.01(a), (b), (h) (with respect to the Borrower) or (i) (with respect to the Borrower), which shall be determined as of the date of such Borrowing),

(iii) other than in connection with an extension of credit under the Revolving Credit Facility, determining compliance with representations and warranties or the requirement regarding the absence of a Default or Event of Default (or any type of Default or Event of Default),

(iv) testing availability under baskets set forth in this Agreement (including baskets determined by reference to Consolidated EBITDA or Total Assets and any other availability of a “basket” or exception set forth in Article VI,), in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be (x) the date the definitive agreements for such Limited Condition Transaction are entered into, (y) the date the irrevocable notice in respect of the prepayment, redemption, repurchase, defeasance or other payment of Indebtedness or Equity Interests is delivered or (z) in respect of an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies (or similar law or practice in other jurisdictions), the date on which a “Rule 2.7 announcement” of a firm intention to make an offer or similar announcement or determination in another jurisdiction subject to laws similar to the United Kingdom City Code on Takeovers and Mergers in respect of a target of a Limited Condition Transaction is made (the “LCT Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith, including any incurrence of Indebtedness and the use of proceeds thereof, as if they had occurred on the first day of the most recent Test Period ending prior to the LCT Test Date, the Borrower or any of its Restricted Subsidiaries would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratios, representation, warranty, absence of Default or Event of Default or “basket”, such ratio, representation, warranty, absence of Default or Event of Default or “basket” shall be deemed to have been complied with; provided that if financial statements for one or more subsequent fiscal periods shall have become available, the Borrower may elect, in its sole discretion, to redetermine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA or Total Assets of the Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have failed to have been complied with as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any calculation of any ratio, test or basket availability with respect to the incurrence of Indebtedness or Liens, the making of Restricted Payments, the making of any Investment, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary (each, a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or irrevocable notice for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied (i) on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (ii) assuming such

Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have not been consummated. Notwithstanding anything to the contrary herein, in connection with any Limited Condition Transaction that constitutes a “certain funds” transaction (including a UK “certain funds” transaction), the provisions of this Section 1.07 shall be deemed modified as necessary to reflect customary “certain funds” (including UK “certain funds”) conditionality. For the further avoidance of doubt, in the absence of an LCT Election, unless specifically stated in this Agreement to be otherwise, all determinations of (x) compliance with any financial ratio or test (including, without limitation, any First Lien Net Leverage Ratio test, any Secured Net Leverage Ratio test, any Total Net Leverage Ratio test and/or any Interest Coverage Ratio test) and/or any cap expressed as a percentage of Consolidated EBITDA or Total Assets, (y) any representation and warranties, or any requirement regarding the absence of a Default or Event of Default (or any type of Default or Event of Default) or (z) any availability test under any “baskets” shall be made as of the applicable date of the consummation of the Specified Transaction.

SECTION 1.08 Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.09 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.10 Additional Borrowers. The Borrower may cause any Restricted Subsidiary constituting a wholly-owned subsidiary formed under the laws of any Permitted Jurisdiction after the Closing Date by written election to the Administrative Agent to become an additional “borrower” under the Term Facility and/or Revolving Credit Facility (“Additional Borrower”); provided that such Restricted Subsidiary shall (i) execute a joinder to this Agreement in form and substance reasonably satisfactory to the Administrative Agent assuming all obligations of a Borrower hereunder, (ii) to the extent not previously satisfied with respect to it, take (or cause to be taken) all actions (if any) required to be taken with respect to such Restricted Subsidiary in order to satisfy the Collateral and Guarantee Requirement with respect to such Restricted Subsidiary, the assets of such Restricted Subsidiary and with respect to any Equity Interest in or Indebtedness of such Restricted Subsidiary owned by or on behalf of any Loan Party, (iii) deliver to the Administrative Agent such legal opinions, board resolutions and secretary’s certificates as shall be reasonably requested by the Administrative Agent in connection therewith, in each case substantially in the form delivered on the Closing Date with respect to the Loan Parties party to this Agreement on the Closing Date, (iv) provide all documentation and other information required by United States regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws, including without limitation Title III of the USA Patriot Act, that shall be reasonably requested by the Administrative Agent or any applicable Lender in writing at least 10 Business Days prior to the consummation of such joinder and (v) provide, if such Restricted Subsidiary qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification. The Lenders hereby irrevocably authorize the Administrative Agent to enter into any amendment to this Agreement or to any other Loan Document as may be necessary or appropriate in order to establish any Additional Borrower pursuant to this Section 1.10 and such technical amendments, and other customary amendments with respect to provisions of this Agreement relating to taxes for borrowers in such jurisdiction, in each case as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection therewith.

SECTION 1.11 Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with an Incremental Facility, Permitted Refinancing, Incremental Equivalent/Ratio Debt, Acquisition Debt or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

SECTION 1.12 Additional Currencies.

(a) The Borrower may from time to time request that Revolving Loans be made and/or Letters of Credit be issued in a currency other than Dollars (any such currency approved in accordance with this Section 1.12, an “Alternative Currency”); provided that any such request with respect to the making of Revolving Loans shall be subject to the approval of the Administrative Agent and the applicable Revolving Lenders, and any such request with respect to the issuance of Letters of Credit shall be subject to the approval of the Administrative Agent and the applicable Issuing Bank.

(b) Any such request shall be made to the Administrative Agent not later than 12:00 noon at least five (5) Business Days prior to the date of the desired Borrowing or issuance of a Letter of Credit (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to (i) Revolving Loans, the Administrative Agent shall promptly notify each applicable Revolving Lender thereof; and (ii) Letters of Credit, the Administrative Agent shall promptly notify the applicable Issuing Bank thereof. Each applicable Revolving Lender and the applicable Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 12:00 noon, two (2) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Revolving Lender or Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Revolving Lender or Issuing Bank, as the case may be, to permit Revolving Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all applicable Revolving Lenders consent to making of Revolving Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowing of Revolving Loans; and if the Administrative Agent and Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.12, the Administrative Agent shall promptly so notify the Borrower.

(d) To the extent any Alternative Currency is approved in accordance with this Section, with the consent of the Borrower and the Administrative Agent, this Agreement and the other Loan Documents may be amended to the extent necessary or appropriate to reflect the administrative and operational provisions applicable to such Alternative Currency.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments. Holdings, the Borrower and the Lenders acknowledge and agree that (a) each Lender with a Revolving Commitment severally and not jointly agrees to make Revolving Loans in Dollars (or any Alternative Currency approved in accordance with Section 1.12) to the Borrower during the period from the Closing Date until the earlier of (x) the Maturity Date and (y) the date of termination of the Revolving Commitments in an aggregate principal amount that will not result in such Lender’s Revolving Exposure (together with the LC Exposure of such Lender and obligations of such Lender with respect to outstanding Swingline Loans) exceeding such Lender’s Revolving Commitment (and, in the case of any Swingline Lender or any Issuing Bank unless waived by such Person in its sole discretion, that will not result in the aggregate amount of the Revolving Loans and Swingline Loans funded by such Person, when aggregated with the face amount of all Letters of Credit issued by such Person, exceeding the amount of such Person’s Revolving Commitment), and (b) each Lender agrees to make Initial Term Loans to the Borrower on the Closing Date in an aggregate principal amount such that, immediately after giving effect thereto, the portion of the Initial Term Loan held by each Lender is equal to its Initial Term Loan Commitment. The Borrower shall designate in the relevant Borrowing Request whether each Borrowing will be maintained as a Term SOFR Borrowing or an ABR Loan and, if such Borrowing is to be a Term SOFR Borrowing, the Interest Period with respect thereto. Amounts repaid or prepaid in respect of Initial Term Loans may not be reborrowed.

SECTION 2.02 Loans and Borrowings.

(a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Term SOFR Borrowings as the Borrower may request in accordance herewith.

(c) At the commencement of each Interest Period for any Term SOFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $100,000. Borrowings of more than one Type and Class may be outstanding at the same time. There shall not at any time be more than a total of 10 Term SOFR Borrowings outstanding. Notwithstanding anything to the contrary herein, (1) an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Commitments and (2) subject to Section 2.04(a), a Swingline Loan may be in an aggregate amount (i) that is equal to the entire unused balance of the aggregate Revolving Commitments or (ii) that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date or the Initial Term Loan Maturity Date, as applicable.

SECTION 2.03 Requests for Borrowings. To request a Revolving Borrowing or Term Loan Borrowing, the Borrower shall notify the Administrative Agent of such request in writing (a) in the case of a Term SOFR Borrowing, not later than 12:00 noon, New York City time, three (3) Business Days before the date of the proposed Borrowing (or, in the case of the Borrowing of the Initial Term Loans or Revolving Loans on the Closing Date, one (1) Business Day before the date of the proposed Borrowing) or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) must be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each written Borrowing Request shall be signed by a Responsible Officer of the Borrower and irrevocable. Each such written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether the requested Borrowing is to be a Revolving Borrowing or a Term Loan Borrowing,

(ii) the aggregate amount of such Borrowing,

(iii) the date of such Borrowing, which shall be a Business Day,

(iv) whether such Borrowing is to be an ABR Borrowing or a Term SOFR Borrowing,

(v) in the case of a Term SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”, and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $20,000,000 (the “Swingline Sublimit”), (ii) the aggregate Revolving Exposures exceeding the aggregate Revolving Commitments or (iii) unless otherwise consented by the Swingline Lender in its sole discretion, the aggregate principal amount of outstanding Swingline Loans and Revolving Loans of such Swingline Lender, when aggregated with the LC Exposure of such Swingline Lender, exceeding the amount of such Person’s Revolving Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request in writing, not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower maintained with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank) promptly on the requested date of such Swingline Loan.

(c) The Swingline Lender may, and shall at least once every thirty (30) days, by written notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent, any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d) The Borrower may terminate the appointment of any Swingline Lender as a “Swingline Lender” hereunder by providing a written notice thereof to such Swingline Lender (or telephonic notice promptly confirmed thereafter by delivery of a written notice), with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Swingline Lender’s acknowledging receipt of such notice and (ii) the third Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the Swingline Loans made by such Swingline Lender shall have been paid in full. Any Swingline Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such replacement of a Swingline Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.13(a). From and after the effective date of any such replacement or termination, (x) the successor Swingline Lender, if any, shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement or termination of a Swingline Lender hereunder, the replaced or terminated Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement or termination, but shall not be required to make additional Swingline Loans.

(e) Subject to the appointment and acceptance of a successor Swingline Lender, any Swingline Lender may resign as a Swingline Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Swingline Lender shall be replaced in accordance with Section 2.04(d) above.

(f) The Borrower may, at any time and from time to time, designate as an additional Swingline Lender one or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by an Revolving Lender of an appointment as a Swingline Lender hereunder shall be evidenced by a written agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, executed by the Borrower, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of a Swingline Lender under this Agreement and (ii) references herein to the term “Swingline Lender” shall be deemed to include such Revolving Lender in its capacity as a Swingline Lender hereunder and references to “Swingline Loans” and the “Swingline Commitment” shall be construed as references to the Swingline Loans and Swingline Commitment of the applicable Swingline Lender or all Swingline Lenders as the context may require.

(g) The Borrower, and any additional Swingline Lender and the Administrative Agent may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary to effect the provisions of clause (d) and (f) above.

SECTION 2.05 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in Dollars (or any Alternative Currency approved in accordance with Section 1.12) for its own account (or for the account of any of its Restricted Subsidiaries so long as the Borrower is a co-applicant), in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, including using Approved Electronic Platforms, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (at least three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.05), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed $20,000,000 (the “Letter of Credit Sublimit”), (ii) no Revolving Lender’s Revolving Exposure (together with such Revolving Lender’s LC Exposure and the obligations of such Revolving Lender with respect to outstanding Swingline Loans) shall exceed such Revolving Lender’s Revolving Commitment, (iii) unless otherwise consented by the applicable Issuing Bank in its sole discretion, the aggregate principal amount of outstanding Swingline Loans and Revolving Loans of such Issuing Bank, when aggregated with the LC Exposure of such Issuing Bank, shall not exceed the amount of such Issuing Bank’s Revolving Commitment and (iv) unless otherwise consented to by such Issuing Bank in its sole discretion, the LC Exposure attributable to Letters of Credit issued by such Issuing Bank shall not exceed such Issuing Bank’s Issuing Bank Sublimit.

An Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank shall prohibit, or require that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that such Issuing Bank in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally; or

(C) the Letter of Credit is not a standby letter of credit.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is 12 months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, 12 months after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Revolving Maturity Date (except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the applicable Issuing Bank and the Administrative Agent at the time of issuance). Any Letter of Credit may provide for automatic extension or renewal thereof for an additional period of up to 12 months (but in no event shall such period renew or extend beyond the date referred to in clause (ii)).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in any such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under any such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section 2.05, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to assume and acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives notice of such LC Disbursement; provided that, if such LC Disbursement is not less than $100,000, the Borrower may, subject to the conditions to borrowing set forth herein, request (and, if the Borrower fails to reimburse such LC Disbursement when due, the Borrower shall be deemed to have requested) in accordance with Section 2.03 or 2.04 that such LC Disbursement be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan (and the time for reimbursement of such LC Disbursement shall automatically be extended to the Business Day following such request or deemed request). If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the applicable Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.05 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, any Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly notify the Administrative Agent and the Borrower in writing of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement in accordance with paragraph (e) of this Section 2.05.

(h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.05, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section 2.05 to reimburse such Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(i) Termination, Replacement or Resignation of the Issuing Banks. The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank (or telephonic notice promptly confirmed thereafter by delivery of a written notice), with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank’s acknowledging receipt of such notice and (ii) the third Business Day following the date of the delivery thereof. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent and the applicable successor Issuing Bank. Any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent and the Borrower. The Administrative Agent shall notify the Lenders of any such replacement, resignation or termination of the applicable Issuing Bank. At the time any such replacement, resignation or termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced, retiring or terminated Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, retirement or termination, (i) the applicable successor Issuing Bank, if any, shall have all the rights and obligations of the applicable Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement, resignation or termination of any Issuing Bank hereunder, the replaced, retiring or terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, resignation or termination, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, the Required Revolving Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Lenders, an amount in cash equal to 103% the LC Exposure as of such date plus any accrued and unpaid fees thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in paragraph (g) or (h) of Section 7.01. The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b) and Section 2.244. Each such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Revolving Lenders), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(k) Additional Issuing Banks. The Borrower may at any time, and from time to time, designate one or more additional Lenders to act as an issuing bank under this Agreement with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender. Any Lender designated as an issuing bank pursuant to this Section 2.05(k) shall be deemed to be and shall have all the rights and obligations of an “Issuing Bank” hereunder.

(l) Technical Amendments. The Borrower, and any additional Issuing Bank may, without the consent of any other Lenders or Issuing Banks, effect such amendments to this Agreement and the other Loan Documents as may be necessary to effect the provisions of clause (k) and (i) above with respect to the designation or termination of an Issuing Bank.

SECTION 2.06 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon (or, in the case of any requested same-day ABR Borrowing, 2:00 p.m.), New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.06 and may, in reliance upon such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07 Interest Elections.

(a) Each Revolving Borrowing and Term Loan Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.07 shall not apply to Swingline Loans, which may not be converted or continued.

(b) To make an election pursuant to this Section 2.07, the Borrower shall notify the Administrative Agent of such election in writing by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be signed by the Borrower and shall be irrevocable.

(c) Each written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing),

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day,

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Term SOFR Borrowing, and

(iv) if the resulting Borrowing is a Term SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Term SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Term SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.

(f) Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Term SOFR Borrowing and (ii) unless repaid, each Term SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08 Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) the Revolving Commitments shall terminate on the Revolving Maturity Date and (ii) the Initial Term Loan Commitments shall automatically terminate upon funding of the Initial Term Loans on the Closing Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $100,000 and not less than $100,000, and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans and Swingline Loans and/or cash collateralization of outstanding Letters of Credit in a manner reasonably satisfactory to the applicable Issuing Bank and the Administrative Agent and in a face amount equal to 103% of the outstanding amount of the applicable LC Exposure in respect thereof, the aggregate Revolving Exposures would exceed the aggregate Revolving Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.08 at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, or the closing of a refinancing transaction, a sale of all or substantially all of the assets of the Borrower and its Subsidiaries or a Change of Control, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent) on or prior to the specified effective date if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10, and (iii) to the Administrative Agent the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least 2 Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) (1) The Administrative Agent shall maintain a Register in which it shall record (i) the amount of each Term Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Term Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Term Lenders and each Term Lender’s share thereof and (2) the Administrative Agent shall maintain a Register in which it shall record (i) the amount of each Revolving Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Revolving Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Revolving Lenders and each Revolving Lender’s share thereof. The Administrative Agent shall maintain accounts in which it shall record any cancellation or retirement of Loans contemplated by Section 9.04(f).

(d) The entries made in the Register shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain accounts pursuant to paragraph (b) or (c) of this Section 2.09 or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Notes in such form payable to such payee and its registered assigns.

SECTION 2.10 Amortization of Term Loans.

(a) Initial Term Loans. Commencing with the fiscal quarter ending December 31, 2025, subject to adjustment in accordance herewith, the Borrower shall repay to the Administrative Agent for the account of each Term Lender on the last Business Day of each fiscal quarter of the Borrower prior to the Initial Term Loan Maturity Date, a principal amount of Initial Term Loans equal to 0.25% of the original principal amount of the Initial Term Loans on the Closing Date (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.11 and purchases, buybacks or assignments in accordance with Section 2.11(a) and/or Section 9.04(f) or increased as a result of any increase in the amount of such Initial Term Loans pursuant to Section 2.20).

(b) Incremental Term Loans and Refinancing Term Loans. The Borrower shall repay Term Loans affected by any Extended Term Loans, Incremental Term Loans and Refinancing Term Loans in each case of any Class in such scheduled amortization installments and on such date or dates as shall be specified therefor in the applicable Extension Amendment, Incremental Amendment or Refinancing Amendment (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.11 and purchases or assignments in accordance with Section 9.04(f) or increased as a result of any increase in the amount of such Initial Term Loans pursuant to Section 2.20).

(c) Initial Term Loan Maturity Date Payment. To the extent not previously paid, all Term Loans shall be due and payable on the Initial Term Loan Maturity Date.

SECTION 2.11 Prepayment of Loans.

(a) Voluntary Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing of any Class of Loans, in whole or in part, as selected by the Borrower in its sole discretion and subject to the requirements of this Section 2.11 and the payment of any premium as provided in Section 2.12(e).

(b) Revolving Loan Prepayment. In the event and on such occasion that the aggregate Revolving Exposures exceed the aggregate Revolving Commitments, the Borrower shall prepay Revolving Borrowings or Swingline Loans (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Collateral Agent pursuant to Section 2.05(j)) in an aggregate amount equal to such excess.

(c) Asset Sales; Unpermitted Debt. In the event and on each occasion that any Net Proceeds are received (x) in the case of a Disposition Prepayment Event, by or on behalf of Holdings, the Borrower or any other Loan Party and (y) in the case of a Debt Incurrence Prepayment Event, by or on behalf of Holdings, the Borrower or any of its Restricted Subsidiaries, within ten (10) Business Days after such Net Proceeds are received, prepay Term Loans as provided in clause (e) of this Section 2.11 in an aggregate amount equal to:

(i) in the case of a Disposition Prepayment Event, the relevant Disposition Percentage of such Net Proceeds; provided, that, with respect to this clause (i), if the Borrower or any Restricted Subsidiary (A) invests (or commits to invest) the Net Proceeds from such Prepayment Event (or a portion thereof) within twenty-four (24) months (or if contractually committed or under letter of intent within such twenty-four (24) month period, within twelve (12) months after the end of such twenty-four (24) month period) after receipt of such Net Proceeds in the Borrower and the Restricted Subsidiaries (including, any investment in Permitted Acquisition or other Investments permitted under Section 6.04, working capital and/or prepayment of Indebtedness of Non-Loan Parties) or (B) apply the Net Proceeds from such event (or a portion thereof) retroactively to Investments or investments in the Borrower and the Restricted Subsidiaries previously made (x) no earlier than the earliest of notice by the Borrower to the Administrative Agent of such event, the date the definitive documentation with respect to such event was entered into and the date that such event was consummated or (y) within the 24-month period prior to the receipt of such Net Proceeds (clauses A and B, the “Permitted Reinvestments”), then in each case no prepayment shall be required pursuant to this paragraph in respect of such Net Proceeds in respect of such event (or the applicable portion of such Net Proceeds, if applicable), except to the extent of any such Net Proceeds therefrom that have not been utilized for the Permitted Reinvestments stated above and within the time periods therein (provided, that if so contractually committed or reserved pursuant to a letter of intent to be reinvested, such reinvestment is actually completed within 180 days of the period referenced above), at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so invested (or committed to be invested) or not so retroactively applied; provided further that, in the case of a Prepayment Event described in clause (a) of the definition thereof, the Borrower may use a portion of such Net Proceeds to prepay or repurchase any other Indebtedness that is secured by Liens on the Collateral ranking on an equal priority basis (but without regard to control of remedies) with the Liens on the Collateral securing the Initial Term Loans to the extent such other Indebtedness and the Liens securing such Indebtedness are permitted hereunder and the documentation governing such other Indebtedness requires such a prepayment or repurchase thereof with the proceeds of such Prepayment Event, in each case in an amount not to exceed the product of (x) the amount of such Net Proceeds and (y) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness and the denominator of which is the aggregate outstanding principal amount of Term Loans and such other Indebtedness; and

(ii) in the case of a Debt Incurrence Prepayment Event, 100% of the amount of such Net Proceeds;

(d) Excess Cash Flow. Following the end of each fiscal year of the Borrower, commencing with the first full fiscal year ending after the Closing Date (the “Excess Cash Flow Period”), the Borrower shall prepay Term Loan Borrowings in an aggregate amount equal to the ECF Percentage (after giving effect to any adjustment pursuant to the Permitted ECF Recalculation Considerations (as defined below)) of Excess Cash Flow for such fiscal year; provided that such amount shall be reduced, at the option of the Borrower, by the aggregate amount (other than any amount applied to reduce the prepayment required under this clause (d) in respect of any prior year) of:

(i) voluntary prepayments or repurchases of Term Loans (and, to the extent the Revolving Commitments are permanently reduced in a corresponding amount pursuant to Section 2.08, Revolving Loans) made or committed during such fiscal year or, at the option of the Borrower, after such fiscal year and prior to the time such prepayment is due as provided below (provided that such reduction as a result of prepayments pursuant to Section 2.11(a)(ii) or repurchases shall be limited to the actual amount of such cash prepayment);

(ii) voluntary prepayments or repurchases of Indebtedness secured by Liens on the Collateral on a pari passu basis (without regard to the control of remedies) with the Liens on the Collateral securing the Initial Term Loans, including under Incremental Facilities (provided that in the case of the prepayment of any Revolving Loans or other revolving loans there is a corresponding permanent reduction in such Revolving Commitment or the related revolving commitment, as applicable), Incremental Equivalent/Ratio Debt or Credit Agreement Refinancing Indebtedness made or committed during such fiscal year or, at the option of the Borrower, after such fiscal year and prior to the time such prepayment is due as provided below (provided that such reduction as a result of prepayments pursuant to Section 2.11(a)(ii) or similar provisions or pursuant to repurchases shall be limited to the actual amount of such cash prepayment);

(iii) except to the extent deducted in the calculation of Excess Cash Flow, the amount of any reduction in the outstanding amount of any Term Loans resulting from any assignment made in accordance with Section 9.04(g) during such fiscal year or, at the option of the Borrower, after such fiscal year and prior to the time such prepayment is due as provided below (provided that such reduction shall be limited to the actual amount of cash paid in connection with the relevant assignment);

(iv) except to the extent deducted in the calculation of Excess Cash Flow, Capital Expenditures (or similar expenditures), capitalized software expenditures, acquisitions of intellectual property and Permitted Acquisitions or other Investments not prohibited by this Agreement and the amount of earn-out and other payments, including purchased price adjustments, made in connection therewith, during such fiscal year and, at the option of the Borrower, after fiscal year-end and prior to the date such prepayment is due as provided below (or committed or expected during such period to be used for such purposes within the succeeding 12 month period, in each case subject to reversal of such deduction if any such committed or expected amount is not actually expended within such 12 month period);

(v) except to the extent deducted in the calculation of Excess Cash Flow, at the option of the Borrower, (1) the aggregate consideration required to be paid in cash by Borrower or any of its Restricted Subsidiaries pursuant to binding contracts, commitments, letters of intent or purchase orders (the “Contract Consideration”), in each case, entered into prior to or during such period and (2) the aggregate amount of cash that is reasonably expected to be paid in respect of planned cash expenditures by the Borrower or any of its Restricted Subsidiaries (the “Planned Expenditures”), in the case of each of clauses (1) and (2), relating to Permitted Acquisitions, other Investments (other than Investments to be made pursuant to Section 6.04(a), (c), (o) and (t)) or Capital Expenditures (including other purchases of intellectual property) to be consummated or made during the immediately succeeding fiscal year; provided that to the extent the aggregate amount of cash (excluding, for the avoidance of doubt, cash constituting proceeds of long-term Indebtedness (other than revolving Indebtedness, intercompany Indebtedness and Indebtedness that has been repaid)) of Borrower or any of its Restricted Subsidiaries actually utilized to finance such Permitted Acquisitions, Investments or Capital Expenditures during such subsequent period is less than the Contract Consideration or Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period; and

(vi) Restricted Payments (other than non-cash Restricted Payments) and payments of Specified Indebtedness, in each case, during such fiscal year or, at the option of the Borrower, after such fiscal year and prior to the time such prepayment is due as provided below, other than non-cash payments of Specified Indebtedness and payments of Specified Indebtedness made pursuant to Section 6.08(b)(ii), (iii)(1), (iv) and (vii), in each case, except to the extent funded with the proceeds of long-term Indebtedness (other than revolving Indebtedness, intercompany Indebtedness and Indebtedness that has been repaid) or the issuance of Equity Interests (any payments described in the foregoing clauses (i) through (vi) above that are made after the end of the applicable Excess Cash Flow Period but prior to the making of the applicable prepayment in respect of such Excess Cash Flow Period being referred to herein as an “After Year End Payment”);

provided that (1) an Excess Cash Flow payment pursuant to this clause (d) shall only be required with respect to amounts in excess of the greater of (x) $33,000,000 and (y) 15% of TTM Consolidated EBITDA as of the most recently ended Test Period for any Excess Cash Flow Period (and only such excess amount shall be applied to the payment thereof), (2) following the making of any After Year End Payment, (i) the First Lien Net Leverage Ratio shall be recalculated giving Pro Forma Effect to such After Year End Payment as if such payment were made during the applicable Excess Cash Flow Period and the ECF Percentage for purposes of making such Excess Cash Flow prepayment shall be determined by reference to such recalculated First Lien Net Leverage Ratio and (ii) such After Year End Payment shall not be applied to the calculation of the First Lien Net Leverage Ratio in connection with the determination of the ECF Percentage for purposes of (and shall not reduce the required amount of) any subsequent Excess Cash Flow payment in another Excess Cash Flow Period (the foregoing the “Permitted ECF Recalculation Considerations”) and (z) any amounts set forth in clauses (i) through (vi) above may be applied (in the Borrower’s sole discretion) to any subsequent fiscal year(s) to the extent the aggregate of such amounts exceeds the amount required to reduce to zero, with respect to any given fiscal year, the Excess Cash Flow payment otherwise required above (including after giving effect to the “de minimis” threshold above and carry-forwards of any such excess amounts from prior years) for such fiscal year. Notwithstanding anything to the contrary in the foregoing, the Borrower may use a portion of such amount of Excess Cash Flow (as so reduced) in respect of any such fiscal year that would otherwise be required to be applied to prepay Term Loans to prepay or repurchase any other Indebtedness that is secured by Liens on the Collateral on a pari passu basis (without regard to the control of remedies) with the Liens on the Collateral securing the Initial Term Loans to the extent such other Indebtedness and the Liens securing such other Indebtedness are permitted hereunder and the documentation governing such other Indebtedness requires such a prepayment or repurchase (or offer to repurchase) thereof with Excess Cash Flow, in each case in an amount not to exceed the product of (A) the amount of Excess Cash Flow (as so reduced) in respect of such fiscal year otherwise required to be applied to prepay Term Borrowings (without giving effect to this sentence) and (B) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness and the denominator of which is the aggregate outstanding principal amount of Term Loans and such other Indebtedness. Each prepayment pursuant to this paragraph shall be made on or before the date that is ten (10) Business Days after the date on which financial statements are required to be delivered pursuant to Section 5.01(a) with respect to the fiscal year for which Excess Cash Flow is being calculated.

(e) Application of Proceeds.

(i) Any prepayment of a Term Loan of any Class (i) pursuant to Section 2.11(a) shall be applied to reduce the subsequent scheduled and outstanding repayments of the Term Borrowings of such Class to be made pursuant to this Section 2.11 as directed by the Borrower (and absent such direction in direct order of maturity) and (ii) pursuant to Section 2.11(c) shall be applied to reduce the subsequent scheduled and outstanding repayments of the Term Loans of such Class to be made pursuant to this Section 2.10, or, except as otherwise provided in any Refinancing Amendment or Extension Amendment, pursuant to the corresponding section of such Refinancing Amendment or Extension Amendment, as applicable, as directed by the Borrower (and absent such direction in direct order of maturity).

(ii) Any prepayment of a Term Loan required to be made pursuant to Section 2.11(d) shall be applied on a pro rata basis to the Lenders within any Class entitled to receive such prepayment to reduce scheduled repayment amounts in direct order of maturity and irrespective of whether such outstanding Term Loans are ABR Loans or Term SOFR Borrowings; provided that, if no Lender exercises the right to refuse an offered mandatory prepayment of the Term Loans pursuant to this Section 2.11(g), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Term Loans that are ABR Loans to the full extent thereof before application to Term Loans that are Term SOFR Loans.

(iii) Any prepayment of Revolving Loans, Refinancing Revolving Loans or Loans in respect of any Incremental Revolving Commitments elected by the Borrower pursuant to Section 2.11(a) or required by Section 2.11(b), the Borrower may designate (i) the Class and Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which such Loans were made and (ii) the Class of Revolving Loans, Refinancing Revolving Loans or Loans in respect of Incremental Revolving Commitments to be prepaid; provided that (x) Term SOFR Borrowings may be designated for prepayment pursuant to this Section 2.11 only on the last day of an Interest Period applicable thereto unless all Term SOFR Loans with Interest Periods ending on such date of required prepayment and all ABR Loans have been paid in full (y) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans of such Class (except that any prepayment made in connection with a reduction of the Commitments of such Class pursuant to Section 2.08 shall be applied pro rata based on the amount of the reduction in the Commitments of such Class of each applicable Lender); and (z) notwithstanding the provisions of the preceding clause (y), at the option of the Borrower, no prepayment made pursuant to Section 2.11(a) or Section 2.11(b) of Revolving Loans, Revolving Loans, Refinancing Revolving Loans or incremental revolving Loans of any Class shall be applied to the Loans of any Defaulting Lender.

(f) Prepayment Notice. The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) in writing of any prepayment hereunder (i) in the case of prepayment of a Term SOFR Borrowing, not later than 12:00 noon, New York City time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one (1) Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 2:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid, the Class of Loans to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, (i) if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08 and (ii) otherwise, if a notice of prepayment is given under this Section 2.11, such notice of prepayment may be conditioned upon the effectiveness of other credit facilities or the closing of a refinancing transaction, a sale of all or substantially all of the assets of the Borrower and its Subsidiaries or a Change of Control and such notice of prepayment may be revoked if such condition is not satisfied. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrower shall be applied ratably to the Loans of each applicable Lender included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 but shall in no event include premium or penalty; provided that in the event that the notice required by this clause (f) is not made within the required times with respect to any mandatory prepayments, such prepayment shall nevertheless be required to be made within the times set forth for such prepayment herein.

(g) Declined Proceeds. Each Term Lender may reject all or a portion of its pro rata share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clause (c) of this Section 2.11 (except in respect of mandatory prepayments made with Net Proceeds from any event described in clause (c) of the definition of the term “Prepayment Event”) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. one (1) Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Lender of Term Loans fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of its Term Loans. Any Declined Proceeds shall be retained by the Borrower (such remaining Declined Proceeds, the “Borrower Retained Prepayment Amounts”).

(h) Foreign Casualty Events. Notwithstanding any other provisions of this Section 2.11, (i) to the extent that any of or all the Net Proceeds of any disposition by a Foreign Subsidiary (“Foreign Disposition”), the Net Proceeds of any casualty event from a Foreign Subsidiary (a “Foreign Casualty Event”) attributable to Foreign Subsidiaries are prohibited or delayed by (x) applicable local law or (y) material constituent document restrictions (including as a result of minority ownership) and other restriction in material agreements, from being repatriated to the United States, the portion of such Net Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.11 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to undertake to use commercially reasonable efforts to overcome or eliminate any such restriction (subject to the considerations above and as determined in the Borrower’s reasonable business judgment) to make the relevant prepayment), and once such repatriation of any of such affected Net Proceeds is permitted under the applicable local law, such repatriation will be promptly effected and an amount equal to such repatriated Net Proceeds will be promptly (and in any event not later than five (5) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.11 to the extent provided herein and (ii) to the extent that the repatriation of any of or all the Net Proceeds of any Foreign Disposition or any Foreign Casualty Event attributable to Foreign Subsidiaries would have material adverse tax consequences (as reasonably determined in good faith by the Borrower) with respect to such Net Proceeds, such Net Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.11 but may be retained by the applicable Foreign Subsidiary.

(i) In addition to any prepayment of Term Loans pursuant to Section 2.11(a), Holdings, the Borrower or any Subsidiary of the Borrower may at any time, pursuant to a bid made in the open market to all Lenders through the Administrative Agent pursuant to procedures reasonably acceptable to the Administrative Agent, prepay Term Loans of any Class of any Lender so long as (w) immediately prior to and after giving effect to any such prepayment pursuant to this Section 2.11(i), no Event of Default has occurred and is continuing, (x) no proceeds of Swingline Loans or Revolving Loans are utilized to fund any such prepayment, and (y) Holdings, the Borrower or such Subsidiary, as applicable, and each Lender whose Term Loans are to be prepaid pursuant to this Section 2.11(i) execute and deliver to the Administrative Agent an instrument identifying the amount of Term Loans of each Class of each such Lender to be so prepaid, the date of such prepayment and the prepayment price therefor. The principal amount of any Term Loans of any Class prepaid pursuant to this paragraph (i) shall reduce remaining scheduled amortization for such Class of Term Loans on a pro rata basis.

SECTION 2.12 Fees.

(a) Revolving Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at a rate per annum equal to the Applicable Rate with respect thereto on the average daily unused amount of each Revolving Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which the aggregate Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears in respect of the Revolving Commitments fifteen days after the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) Letter of Credit Fees. The Borrower agrees to pay (i) to the applicable Issuing Bank a fronting fee in respect of each Letter of Credit issued by it, which shall accrue at a rate equal to 0.125% per annum (or at such other rate per annum as agreed in writing between the Borrower and the applicable Issuing Bank) on the average daily amount of such Issuing Bank’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit (or the date upon which such Letter of Credit has been cash collateralized, “rolled” or “grandfathered” into a new credit facility or backstopped in a manner reasonably acceptable to the applicable Issuing Bank) and (ii) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Term SOFR Revolving Loans (as such Applicable Rate may be increased pursuant to Section 2.13(c)) on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of issuance of any Letter of Credit to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure. Participation fees and fronting fees shall be payable fifteen days after the last day of each calendar quarter of each year, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 15 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Fees under Fee Letter. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent in the Fee Letter.

(d) Prepayment Premium. In the event that, on or prior to the six (6) month anniversary of the Closing Date, the Borrower enters into any Repricing Transaction of which the primary purpose (as determined by the Borrower in good faith) is to decrease the Yield on the Initial Term Loans, then the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, (x) in the case of clause (a) of the definition of “Repricing Transaction”, a prepayment premium of 1.00% of the principal amount of the Initial Term Loans being prepaid in connection with such Repricing Transaction and (y) in the case of clause (b) of the definition of “Repricing Transaction”, a prepayment premium of 1.00% of the principal amount of the Initial Term Loans outstanding immediately prior to (and subject to) such amendment that are subject to an effective pricing reduction pursuant to such Repricing Transaction.

(e) Non-Refundable. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

(f) Fees to Defaulting Lenders. Notwithstanding the foregoing, and subject to Section 2.22, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 2.12; provided that any participation fees that would otherwise be payable to a Defaulting Lender under Section 2.12(b) shall, to the extent the LC Exposure of such Defaulting Lender shall have been reallocated pursuant to Section 2.24(a), be paid to the non-Defaulting Lenders in respect of the amounts of such LC Exposure for which they shall be liable from time to time.

SECTION 2.13 Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Term SOFR Borrowing shall bear interest at the Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, (i) automatically upon the occurrence and during the continuance of a Specified Default, or (ii) at the election of the Required Lenders upon the occurrence and during the continuance any other Event of Default, the Borrower shall pay interest on overdue amounts hereunder at a fluctuating interest rate at all times equal to 2.00% per annum over the Applicable Rate (but not with respect to any commitment fee set forth therein) to the fullest extent permitted by applicable laws. In the case of clause (ii) above, in the case of any Event of Default resulting from the failure to observe or perform the Financial Covenant, such election may not be made prior to the expiration of the Borrower’s Cure Right with respect to such Financial Covenant Event of Default.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term SOFR Borrowing prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Interest computed by reference to the Term SOFR Rate or the Alternate Base Rate hereunder shall be computed on the basis of a year of 360 days. Interest computed by reference to the Alternate Base Rate only at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. A determination of the applicable Alternate Base Rate or Term SOFR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14 Alternate Rate of Interest; Illegality.

(a) Subject to clauses (b), (c), (d), (e), (f) and (g) of this Section 2.14, if prior to the commencement of any Interest Period for a Term SOFR Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) prior to the commencement of any Interest Period for a Term SOFR Borrowing, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that prior to the commencement of any Interest Period for a Term SOFR Borrowing, the Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term SOFR Borrowing and any Borrowing Request that requests a Term SOFR Revolving Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term SOFR Borrowing is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such Term SOFR Borrowing, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.07 or a new Borrowing Request in accordance with the terms of Section 2.03, (1) any Term SOFR Borrowing shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, an ABR Loan on such day.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each affected Class.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each affected Class.

(d) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent, in consultation with the Borrower, will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(e) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (g) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(f) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term SOFR Borrowing of, conversion to or continuation of Term SOFR Borrowings to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a Term SOFR Borrowing into a request for a Borrowing of or conversion to an ABR Borrowing. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an

Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term SOFR Borrowing is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term SOFR Borrowing, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.14, any Term SOFR Borrowing shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, an ABR Loan, on such day.

(h) Notwithstanding anything to the contrary in this Agreement, the Administrative Agent and, to the extent any other party hereto shall have any consent or consultation right (other than a negative consent right) in respect of the selection of the Benchmark Replacement, each such applicable party, shall use commercially reasonable efforts to satisfy any applicable Internal Revenue Service guidance, including to meet the standards set forth in Proposed Treasury Regulation Section 1.1001-6 and any future guidance, to the effect that a Benchmark Replacement will not result in a deemed exchange for U.S. federal income tax purposes of any Loan under this Agreement if the Borrower determines that such deemed exchange would cause the Borrower, or its direct or indirect beneficial owners, any adverse tax consequences.

SECTION 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Term SOFR Rate) or any Issuing Bank,

(ii) subject the Administrative Agent, any Lender or any Issuing Bank to any Taxes (other than (A) Indemnified Taxes or Other Taxes, (B) Excluded Taxes, or (C) Connection Income Taxes) on its loans, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or

(iii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Term SOFR Borrowings made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender or such Issuing Bank of making, converting to, continuing or maintaining any Term SOFR Borrowing (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by the Administrative Agent, such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to the Administrative Agent, such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered. Notwithstanding the foregoing, this paragraph (b) will not apply to (i) Indemnified Taxes, (ii) Excluded Taxes, or (iii) Connection Income Taxes.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16 [Reserved].

SECTION 2.17 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes, except to the extent required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then (i) the applicable withholding agent shall be entitled to make such deduction or withholding and shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and (ii) to the extent such Tax is an Indemnified Tax or Other Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions and withholdings for Indemnified Taxes or Other Taxes (including deductions or withholdings applicable to additional sums payable under this Section 2.17), the Lender (or, in the case of any amount received by the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Without duplication of other amounts payable by the Borrower under this Section 2.17, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Without duplication of amounts payable by the Borrower under Section 2.17, the Borrower shall indemnify the Administrative Agent, and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document, or Other Taxes payable or paid by the Administrative Agent, or such Lender, as applicable, (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), and any reasonable and documented expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Notwithstanding anything to the contrary contained in this Section 2.17(c), the Borrower shall not be required to indemnify the Administrative Agent, or any Lender pursuant to this Section 2.17(c) for any amount to the extent the Administrative Agent, or such Lender fails to notify the Borrower of such possible indemnification claim within 270 days after the Administrative Agent, or such Lender receives written notice from the applicable taxing authority of the specific tax assessment giving rise to such indemnification claim.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, if any, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, on or prior to the Closing Date in the case of each Foreign Lender that is a signatory hereto, and on the date of assignment pursuant to which it becomes a Lender in the case of each other Lender and from time to time thereafter as reasonably requested by either of the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting. Each Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documentation required below in this Section 2.17(e)) obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so. Notwithstanding anything to the contrary in the preceding three sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(e)(ii)(A), (B) and (ii)(C) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two duly completed and executed copies of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax,

(B) each Foreign Lender shall deliver to the Borrower and the Administrative Agent (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two (2) duly signed and properly completed copies of whichever of the following is applicable:

(1) IRS Form W-8BEN or W-8BEN-E, as applicable, claiming eligibility for benefits under an income tax treaty to which the United States is a party,

(2) IRS Form W-8ECI,

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) IRS Form W-8BEN or W-8BEN-E, as applicable, or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(5) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(C) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Notwithstanding any other provision of this Section 2.17(e), a Lender shall not be required to deliver any form or other documentation that such Lender is not legally eligible to deliver.

(iv) Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor of such Administrative Agent any documentation provided by such Lender pursuant to this Section 2.17(e).

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification, provide such successor form, or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) On or before the date the Administrative Agent becomes a party to this Agreement, the Administrative Agent (as well as any Person receiving any payment on behalf of the Administrative Agent) shall provide to the Borrower, two (2) duly signed and properly completed copies of (i) IRS Form W-9, or (ii) a U.S. branch withholding certificate on IRS Form W-8IMY evidencing its agreement with the Borrower to be treated as a “United States person” within the meaning of Section 7701(a)(30) of the Code with respect to amounts received on account of any Lender, and IRS Form W-8ECI (with respect to amounts received on its own account). At any time thereafter, the Administrative Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower.

(g) If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund (whether in cash or by offset against Taxes otherwise due) of any Taxes as to which it has been indemnified (including by the payment of additional amounts) pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower pursuant to this Section 2.17(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(g), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower or any other Loan Party pursuant to this Section 2.17(g) to the extent that such payment would place the Administrative Agent or such Lender, as applicable, in a less favorable net after-Tax position than the Administrative Agent or such Lender, as applicable would have been in if the Tax subject to the indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.17 shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(h) For purposes of this Section 2.17, the term “Lender” includes any Swingline Lender and any Issuing Bank.

SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, or 2.17, or otherwise) at or prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 3:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 383 Madison Avenue, New York, New York (or such other office as from time to time the Administrative Agent shall designate by notice to the Borrower), except payments to be made directly to any Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) Except as otherwise set forth in this Agreement or any other Loan Document, in each case as in effect on the Closing Date, if any Lender shall, by exercising any right of setoff or counterclaim or otherwise except as expressly provided in this Agreement, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by Holdings, the Borrower or any Subsidiary pursuant to and in accordance with the express terms of this Agreement, (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, including (x) pursuant to “Dutch” action and open market purchases described in Section 9.04 and (y) any payment made or deemed made in connection with Credit Agreement Refinancing Indebtedness in accordance with Section 2.22 or (C) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments of that Class or any increase in the Applicable Rate in respect of Loans of Lenders that have consented to any such extension in accordance with Section 2.21 or Section 2.22 or Section 2.23 or in connection with the incurrence of Credit Agreement Refinancing Indebtedness. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(a), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid. If any Revolving Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(a), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Revolving Lender and for the benefit of the Administrative Agent, the Swingline Lender or the applicable Issuing Bank to satisfy such Revolving Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated non-interest bearing account as cash collateral for, and application to, any future funding obligations of such Revolving Lender under such Sections, in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

(f) Notwithstanding any contrary provision set forth herein or in any other Loan Document, all payments made by Loans Parties to Administrative Agent or Collateral Agent after any or all of the Obligations under the Loan Documents have been accelerated (so long as such acceleration has not been rescinded) or have otherwise matured, including proceeds of Collateral, shall be applied as follows:

first, to payment of costs, expenses and indemnities, of Administrative Agent and Collateral Agent as payable or reimbursable by the Loan Parties under the Loan Documents;

second, to payment of attorney costs of the Lenders and Issuing Banks payable or reimbursable by the Loan Parties under this Agreement;

third, to payment of all accrued unpaid interest on the Loans, Letters of Credit and fees owed to the Lenders and Issuing Banks (whether or not accruing after the filing of any case under the Bankruptcy Code with respect to any Obligations and whether or not a claim for such post-filing or post-petition interest, fees, and charges is allowed or allowable in any such proceeding);

fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Letters of Credit (including to cash collateralize that portion of LC Exposure comprised of the aggregate undrawn amount of Letters of Credit), the Obligations under Secured Hedge Agreements and Cash Management Obligations under Cash Management Agreements;

fifth, to the payment of all other Obligations owing to the Administrative Agent and the other Secured Parties then due and payable; and

sixth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.

In carrying out the foregoing, (i) amounts received shall be applied to each category in the numerical order provided until exhausted prior to the application to the immediately succeeding category, (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses third, fourth, and fifth above and (iii) no payments by a Guarantor and no proceeds of Collateral of a Guarantor shall be applied to Obligations, the guaranty of which by such Guarantor would constitute an Excluded Swap Obligation.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if any Loan Party is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender is affected in the manner described in Section 2.14(a)(ii) and as a result thereof any of the actions described in such Section is required to be taken, or if any Lender requests compensation under Section 2.15, or if any Loan Party is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, conditioned or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c) For purposes of this Section 2.19, the term “Lender” includes any Swingline Lender and any Issuing Bank.

SECTION 2.20 Incremental Loans and Commitments.

(a) Incremental Facility. At any time or from time to time after the Closing Date, the Borrower or any Restricted Subsidiary may (i) add one or more additional Classes of term loans or commitments (including incremental delayed draw term loan commitments) or additional term loans of the same Class as any existing Class of term loans (including incremental delayed draw term loan commitments) (an “Incremental Term Facility”), (ii) increase the principal amount of the Term Loans by requesting new term loan commitments to be added to such Loans (an “Incremental Term Increase”, and together with any Incremental Term Facility, the “Incremental Term Loans”), (iii) add one or more increases in the amount of the Revolving Commitments of any Class (each such increase, an “Incremental Revolving Commitment Increase”) and/or (iv) add one or more additional Classes of revolving credit facility commitments (the “Incremental Revolving Commitments” and, together with the Incremental Term Loans and the Incremental Revolving Commitments Increase, the “Incremental Facilities”). Notwithstanding anything to the contrary herein, the aggregate principal amount of the Incremental Facilities that can be incurred at any time shall not exceed the Incremental Cap at such time. Each Incremental Facility shall be in an aggregate principal amount that is not less than $1,000,000 and shall be in an increment of $500,000 (unless the Borrower and the Administrative Agent otherwise agree); provided that the principal amount may be less than such amount or integral multiple if such amount represents all the remaining availability under the aggregate principal amount of Incremental Facilities set forth above.

(b) Conditions. The availability of an Incremental Facility under this Agreement will be subject only to the following condition: subject, for the avoidance of doubt, to Section 1.07(f), measured on the date of the initial borrowing under (or effectiveness of commitments with respect to) such Incremental Facility, no Event of Default shall have occurred and be continuing or shall result therefrom.

(c) Incremental Term Facility Required Terms. (i) Any Incremental Facility (A) (x) may rank pari passu with or junior to any then-existing Class of Loans, as applicable, in right of payment and/or security, (y) may be unsecured or (z) may be secured solely by assets not constituting Collateral or secured solely by assets of Restricted Subsidiaries that are not Loan Parties and (B) (x) if secured by a Lien on any portion of the Collateral, shall not also be secured by any assets other than assets that constitute Collateral, and (y) if incurred or Guaranteed by a Borrower or any Guarantor, shall not also be Guaranteed by any Subsidiary that is not a Loan Party, unless such Subsidiary becomes a Borrower or a Guarantor substantially concurrently with the incurrence of such Incremental Facility; provided, that, the aggregate principal amount of any Incremental Facility incurred by Persons that are not Loan Parties, when aggregated with the aggregate principal amount of Incremental Equivalent/Ratio Debt incurred by any Person that is not a Loan Party, shall not exceed the greater of (x) 110,000,000 and (y) 50% of TTM Consolidated EBITDA at the time of such incurrence at any time outstanding (the “Incremental Non-Loan Party Cap”), (ii) the Incremental Term Loans shall comply with the Inside Maturity Limitation, (iii) the Incremental Term Facilities shall have a currency, a maturity date (subject to clause (ii)), an amortization schedule (subject to clause (ii)), interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discount and prepayment terms and premiums as determined by the Borrower and the lenders of the applicable Incremental Term Facilities; provided that, if the Yield applicable to any Incremental Term Loans (other than Incremental Term Loans which constitute MFN Excluded Loans) is greater than the Yield for the Initial Term Loans by more than 0.50% per annum, then the Applicable Rate for such Initial Term Loans shall be increased to the extent necessary so that the Yield for such Initial Term Loans shall not be less than the Yield with respect to such Incremental Term Loans minus 0.50% per annum (the proviso in this clause (iii), the “MFN Protection”), (iv) any mandatory prepayment (other than any scheduled amortization payment) of Incremental Term

Loans shall be made on a pro rata basis with such existing applicable Term Loans, except that the Borrower and the lenders providing the relevant Incremental Term Loans shall be permitted, in their sole discretion, to elect to receive any such prepayment on a less than pro rata basis (but not on a greater than pro rata basis (other than with respect to prepayments from the proceeds of Credit Agreement Refinancing Indebtedness or as provided for in any Refinancing Amendment)) and (v) the Incremental Term Loans may otherwise have terms and conditions different from those of the Term Loans as agreed between the Borrower and the lenders providing such Incremental Term Loans.

(d) Incremental Revolving Facility Required Terms.

(i) Any Incremental Revolving Commitment Increase shall be treated the same as the Class of Revolving Commitments being increased (including with respect to maturity date thereof) and shall be considered to be part of the Class of Revolving Credit Facility being increased (it being understood that, if required to consummate an Incremental Revolving Commitment Increase, the pricing, interest rate margins, rate floors and facility fees (or undrawn commitment fees) on the Class of Revolving Commitments being increased may be increased and additional upfront or similar fees may be payable to the lenders providing the Incremental Revolving Commitment Increase (without any requirement to pay such fees to any existing Revolving Lenders)).

(ii) Any Incremental Revolving Commitments (A) other than with respect to any Extendable Bridge Loans/Interim Debt or any Incremental Facility incurred in reliance on the Maturity Limitation Excluded Amount, shall not mature earlier than the Latest Maturity Date applicable to the Revolving Credit Facility on the Closing Date and shall require no amortization or mandatory commitment reduction prior to the Latest Maturity Date applicable to the Revolving Credit Facility on the Closing Date, (B) shall have interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, facility fees (or undrawn commitment fees), funding discounts, original issue discounts, prepayment terms and premiums and commitment reduction and termination terms as determined by the Borrower and the lenders of such commitments, (C) subject to clause (A) above, shall contain borrowing, repayment and termination of Commitment mechanics and procedures as determined by the Borrower and the lenders of such commitments and acceptable to the Administrative Agent (such acceptance not to be unreasonably withheld, conditioned or delayed), (D) with respect to provisions relating to letters of credit issued thereunder, shall be on terms substantially similar (except for the fees payable in connection therewith and the identity of the letter of credit issuer, as applicable, which shall be determined by the Borrower, the lenders of such commitments and the applicable letter of credit issuers and borrowing, repayment and termination of commitment procedures with respect thereto, in each case which shall be specified in the applicable Incremental Amendment) to the terms relating to the Letters of Credit with respect to any applicable Class of Revolving Commitments or otherwise reasonably acceptable to the Administrative Agent and (E) may otherwise have terms and conditions different from those of the Revolving Credit Facility (including currency denomination); provided that except with respect to matters contemplated by clause (d)(i) above and clauses (A) through (D) of this clause (d)(ii), if any differences are not substantially consistent with the terms of the Revolving Credit Facility, such terms shall, either (A) reflect market terms and conditions (taken as a whole) at the time of incurrence, issuance or effectiveness (as determined by the Borrower in good faith), (B) not be materially more restrictive on the Borrower and its Restricted Subsidiaries than those applicable to the then-existing Revolving Credit Facility, as applicable, when taken as a whole or (C) reasonably satisfactory to the Administrative Agent (it being understood that, to the extent that any covenant or other provision is added for the benefit of any such Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders if such covenant or other provision is either (i) also added for the benefit of the Revolving Credit Facility hereunder not constituting Incremental Revolving Commitments or (ii) only applicable to periods after the Latest Maturity Date at the time of such incurrence).

(iii) To the extent any Incremental Revolving Commitments are established, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on any such facilities (and related outstandings), (B) repayments required upon the maturity date of any such facilities and (C) repayments made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Loans with respect to any such Incremental Revolving Commitments after the effective date of such Incremental Facility shall be made on a pro rata basis with all Revolving Loans in effect on the Closing Date (including any Incremental Revolving Commitment Increase) and Loans in respect of any Incremental Revolving Commitments, (2) all letters of credit under any such Incremental Revolving Commitments shall be participated on a pro rata basis by all lenders with commitments under Incremental Revolving Commitments and (3) the permanent repayment of Loans with respect to, and termination of commitments under, any such Incremental Revolving Commitments (including any Incremental Revolving Commitment Increase) after the effective date of such Incremental Facility shall be made on a pro rata basis with the Revolving Credit Facility Loans in effect on the Closing Date (including any Incremental Revolving Commitment Increase) and all other Incremental Revolving Commitments (including any Incremental Revolving Commitment Increase), except that (x) the Borrower shall be permitted to permanently repay and terminate commitments of any such Incremental Revolving Commitments on a greater than pro rata basis as compared to any other Incremental Revolving Commitments with a later maturity date than such Incremental Revolving Commitments and (y) the Borrower shall be permitted to permanently repay and terminate such Incremental Revolving Commitments on a less than pro rata basis with the Revolving Commitments in effect on the Closing Date (including any Incremental Revolving Commitment Increase) or any other Incremental Revolving Commitments (including any Incremental Revolving Commitment Increase) (but not a greater than pro rata basis) if the Additional Lenders under such Incremental Revolving Commitments so provide.

(e) Incremental Amendment. Each Incremental Facility shall be documented pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower and each Lender or Additional Lender, if any, agreeing to provide a commitment in respect of any such Incremental Facility; provided, that, for the avoidance of doubt, no consent, signature or acknowledgment shall be required from the Administrative Agent (except to the extent such documentation adversely impacts the Administrative Agent). Notwithstanding the foregoing, the Borrower shall provide the Administrative Agent prompt written notice of any Incremental Amendment pursuant to this Section 2.20. The Incremental Amendment may, without the consent of any other Lenders or Agents, effect such amendments to this Agreement and the other Loan Documents as may be necessary, in the reasonable opinion of the Borrower, to effect the provisions of this Section 2.20 (including, without limitation, to modify the terms of this Agreement to appropriately incorporate additional currency mechanics, additional revolving or letter of credit facility mechanics (including those related to payments, prepayments, purchases of participations and reallocation mechanisms) and other provisions and commitment schedules relating to revolving or letter of credit facilities generally). The effectiveness of any Incremental Amendment and the occurrence of any credit extension pursuant to such Incremental Amendment shall be subject to the satisfaction of such conditions as the parties thereto shall agree (subject to the provisions of this Section 2.20). The Borrower will use the proceeds of the Incremental Term Loans, Incremental Revolving Commitment Increases and Incremental Revolving Commitments for working capital and other general corporate purposes, including the financing of acquisitions permitted hereunder and other Investments, permitted Restricted Payments and any other purpose not prohibited by this Agreement.

(f) Incremental Lenders. Incremental Facilities may be provided by (x) any existing Lender (in its sole discretion) subject to the consent of any Issuing Bank and/or Swingline Lender that would have an increase in its fronting exposure to such Lender as a result of such Incremental Amendment (such consent not to be unreasonably withheld, delayed or conditioned) or (y) any Additional Lender. On the effective date of such Incremental Facility, each Additional Lender shall become a Lender for all purposes in connection with this Agreement. Each Lender or Additional Lender providing a portion of any Incremental Facility shall execute and deliver to the Administrative Agent and the Borrower all such documentation (including the relevant Incremental Amendment) as may be reasonably required by the Administrative Agent to evidence and effectuate such Incremental Facility. On the effective date of such Incremental Facility, each Additional Lender shall become a Lender for all purposes in connection with this Agreement.

(g) Lender Authorization. The Lenders hereby irrevocably authorize the Borrower to enter into any Incremental Amendment and/or any amendment to any other Loan Document as may be necessary or appropriate in order to establish new Classes or sub-Classes in respect of Loans or Commitments pursuant to this Section 2.20 and such technical amendments (including with respect to the amortization thereof to create a “fungible” class of term loans) as may be necessary or appropriate in the reasonable opinion of the Borrower in connection with the establishment of such new Classes or sub-Classes, in each case on terms consistent with this Section 2.20.

(h) Incremental Superseding Provision. Notwithstanding anything to the contrary, this Section 2.20 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

SECTION 2.21 Extended Term Loans and Extended Revolving Commitments.

(a) Extended Term Facility. The Borrower may at any time and from time to time request that all or a portion of the Term Loans of any Class (an “Existing Term Loan Class”) be amended to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.21. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the Existing Term Loan Class) (an “Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established which terms shall be as agreed by the Borrower and the lenders providing such Extended Term Loans; provided, that:

(i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Class to the extent provided in the applicable Extension Amendment,

(ii) the Yield with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the Yield for the Term Loans of such Existing Term Loan Class and upfront fees may be paid to the existing Term Lenders, in each case, to the extent provided in the applicable Extension Amendment, and

(iii) the Extension Amendment may otherwise provide for other covenants and terms that are different from those of the Term Loans; provided that if any differences are not substantially consistent with the terms of the Term Loans, such terms shall, either (A) reflect market terms and conditions (taken as a whole) at the time of incurrence, issuance or effectiveness (as determined by the Borrower in good faith), (B) not be materially more restrictive on the Borrower and its Restricted Subsidiaries than those applicable to the then-existing Term Loan facility, as applicable, when taken as a whole or (C) reasonably satisfactory to the Administrative Agent (it being understood that, to the extent that any covenant or other provision is added for the benefit of any such Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders if such covenant or other provision is either (i) also added for the benefit of the Term Loan facility hereunder not constituting Extended Term Loans or (ii) only applicable to periods after the Latest Maturity Date at the time of such incurrence).

(b) Any Extended Term Loans converted pursuant to any Extension Request shall be designated a series of Extended Term Loans for all purposes of this Agreement; provided that, subject to the limitations set forth in clause (a) above, any Extended Term Loans converted from an Existing Term Loan Class may, to the extent provided in the applicable Extension Amendment and consistent with the requirements set forth above, be designated as an increase in any previously established Class of Term Loans.

(c) Extension Election. The Borrower shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the applicable Existing Term Loan Class are requested to respond. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Extension Request. Any Lender wishing to have all or a portion of its Term Loans under the Existing Term Loan Class subject to such Extension Request (such Lender an “Extending Term Lender”) converted into Extended Term Loans shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Class which it has elected to request be converted into Extended Term Loans (subject to any minimum denomination requirements reasonably imposed by the Administrative Agent and acceptable to the Borrower). In the event that the aggregate amount of Term Loans under the Existing Term Loan Class subject to Extension Elections exceeds the amount of Extended Term Loans requested pursuant to an Extension Request, Term Loans of the Existing Term Loan Class subject to Extension Elections shall be converted to Extended Term Loans on a pro rata basis based on the amount of Term Loans included in each such Extension Election (subject to any minimum denomination requirements reasonably imposed by the Administrative Agent and acceptable to the Borrower).

(d) Extended Revolving Facility. The Borrower may, with the consent of each Person providing an Extended Revolving Commitment, the Administrative Agent and any Person acting as swingline lender or issuing bank under such Extended Revolving Commitments, amend this Agreement pursuant to an Extension Amendment to provide for Extended Revolving Commitments and to incorporate the terms of such Extended Revolving Commitments into this Agreement which terms shall be as agreed by the Borrower and the lenders providing such Extended Revolving Commitments; provided that (i) the establishment of any such Extended Revolving Commitments shall be accompanied by a corresponding reduction in the Revolving Commitments and (ii) any reduction in the Revolving Commitments may, at the option of the Borrower, be directed to a disproportional reduction of the Revolving Commitments of any Lender providing an Extended Revolving Commitment. No Lender shall have any obligation to provide Extended Revolving Commitments.

(e) Extension Amendment. Extended Term Loans and Extended Revolving Commitments shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower and each Extending Term Lender or Lender providing an Extended Revolving Commitment; provided, that, for the avoidance of doubt, no consent, signature or acknowledgment shall be required from the Administrative Agent (except to the extent such documentation adversely impacts the Administrative Agent). Notwithstanding the foregoing, the Borrower shall provide the Administrative Agent prompt written notice of any Extension Amendment pursuant to this Section 2.21. Each Extension Amendment shall be binding on the Lenders, the Loan Parties and the other parties hereto.

(f) Non-Extending Lender. If, in connection with any proposed Extension Amendment, any Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such Lender, a “Non-Extending Lender”) then the Borrowers may, on notice to the Administrative Agent and the Non-Extending Lender, (A) replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 9.04 all of its rights and obligations under this Agreement to one or more assignees (subject to any required consents pursuant to such Section 9.04); provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to obtain a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Loans and/or a commitment on the terms set forth in such Extension Amendment; and provided, further, that all Obligations (other than contingent indemnity obligations, unasserted expense reimbursement obligations, and Letters of Credit that have been (i) cash collateralized in accordance with the terms of this Agreement, (ii) backstopped with a back to back letter of credit in a manner reasonably acceptable to the applicable Issuing Bank or (iii) rolled into another credit facility to the sole satisfaction of the applicable Issuing Bank) of the Borrower owing to the Non-Extending Lender relating to the Loans and participations so assigned shall be paid in full at par to such Non-Extending Lender concurrently with such Assignment and Assumption by the assignee Lender or the Borrower, as applicable, or (B) prepay the Loans and all other Obligations owing to and, at the Borrower’s option, if applicable, terminate the Commitments of, such Non-Extending Lender, in whole or in part, without premium or penalty. In connection with any such replacement under this Section 2.21, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Assumption and/or such other documentation and (b) the date as of which all Obligations (other than contingent indemnity obligations, unasserted expense reimbursement obligations, and Letters of Credit that have been (i) cash collateralized in accordance with the terms of this Agreement, (ii) backstopped with a back to back letter of credit in a manner reasonably acceptable to the applicable Issuing Bank or (iii) rolled into another credit facility to the sole satisfaction of the applicable Issuing Bank) of the Borrower owing to the Non-Extending Lender relating to the Loans and participations so assigned shall be paid in full to such Non-Extending Lender by the assignee Lender (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), as applicable, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Non-Extending Lender.

(g) Extended Facility Superseding Provision. Notwithstanding anything to the contrary, the provisions of this Section 2.21 shall override any provision of Section 9.02 to the contrary. No conversion of Loans pursuant to any extension in accordance with this Section 2.21 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

SECTION 2.22 Refinancing Amendments.

(a) Refinancing Amendment. At any time after the Closing Date, the Borrower or any Restricted Subsidiary may obtain, from any Lender or any Additional Lender, revolving facilities or term loan facilities constituting Credit Agreement Refinancing Indebtedness in respect of (i) all or any portion of the Term Loans then outstanding under this Agreement (including any then outstanding Refinancing Term Loans or Incremental Term Loans) or (ii) all or any portion of the Revolving Credit Facility then outstanding under this Agreement (including any then outstanding Refinancing Revolving

Loans, Refinancing Revolving Commitments or Incremental Revolving Commitments), in the form of (x) Refinancing Term Loans or Refinancing Term Commitments or (y) Refinancing Revolving Loans or Refinancing Revolving Commitments, in each case with respect to the foregoing clauses (i) and (ii), pursuant to a Refinancing Amendment; provided, that Borrower shall provide the Administrative Agent prompt written notice of any Refinancing Amendment pursuant to this Section 2.22. Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.22 shall be in an aggregate principal amount that is not less than (as applicable) $1,000,000 and integral multiples of $500,000 in excess thereof (unless the Borrower and the Administrative Agent otherwise agree). Any Refinancing Amendment establishing any Refinancing Revolving Commitments shall, with respect to provisions relating to letters of credit issued thereunder, be on terms substantially similar (except for the fees payable in connection therewith and the identity of the letter of credit issuer, as applicable, which shall be determined by the Borrower, the lenders of such commitments and the applicable letter of credit issuers and borrowing, repayment and termination of commitment procedures with respect thereto, in each case which shall be specified in the applicable Refinancing Amendment) to the terms relating to the Letters of Credit with respect to any applicable Class of Revolving Commitments, or otherwise reasonably acceptable to the Administrative Agent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Refinancing Term Loans, Refinancing Revolving Loans, Refinancing Revolving Commitments and/or Refinancing Term Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Borrower, to effect the provisions of this Section 2.22. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each Issuing Bank, participations in Letters of Credit expiring on or after the Revolving Maturity Date shall be reallocated from Lenders holding Revolving Commitments to Lenders holding extended letter of credit facility commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Commitments, be deemed to be participation interests in respect of such Revolving Facility Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

(b) Refinancing Superseding Provision. Notwithstanding anything to the contrary, this Section 2.22 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

SECTION 2.23 Permitted Debt Exchanges.

(a) Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower to all Lenders (other than, with respect to any Permitted Debt Exchange Offer that constitutes an offering of securities, any Lender that, if requested by the Borrower, is unable to certify that it is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (ii) an institutional “accredited investor” (as defined in Rule 501 under the Securities Act) or (iii) not a “U.S. person” (as defined in Rule 902 under the Securities Act)) with outstanding Term Loans of a particular Class, the Borrower may from time to time consummate one or more exchanges of such Term Loans for Indebtedness (in the form of senior secured, senior unsecured, senior subordinated or subordinated notes or loans) (such Indebtedness, “Permitted Debt Exchange Notes” and each such exchange, a “Permitted Debt Exchange”), so long as the following conditions are satisfied:

(i) each such Permitted Debt Exchange Offer shall be made on a pro rata basis to the Lenders (other than, with respect to any Permitted Debt Exchange Offer that constitutes an offering of securities, any Lender that, if requested by the Borrower, is unable to certify that it is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (ii) an institutional “accredited investor” (as defined in Rule 501 under the Securities Act) or (iii) not a “U.S. person” (as defined in Rule 902 under the Securities Act)) of each applicable Class based on their respective aggregate principal amounts of outstanding Term Loans under each such Class;

(ii) the aggregate principal amount (calculated on the face amount thereof) of such Permitted Debt Exchange Notes shall not exceed the aggregate principal amount (calculated on the face amount thereof) of Term Loans so refinanced, except to the extent a different incurrence basket pursuant to Section 6.01 is utilized and with respect to an amount equal to any fees, expenses, commissions, underwriting discounts and premiums payable in connection with such Permitted Debt Exchange;

(iii) other than with respect Extendable Bridge Loans/Interim Debt and Indebtedness incurred in reliance on the Maturity Limitation Excluded Amount, the stated final maturity of such Permitted Debt Exchange Notes is not earlier than the Latest Maturity Date for the Class or Classes of Term Loans being exchanged, and such stated final maturity is not subject to any conditions that could result in such stated final maturity occurring on a date that precedes such Latest Maturity Date (it being understood that acceleration or mandatory repayment, prepayment, redemption or repurchase of such Permitted Debt Exchange Notes upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition shall not be deemed to constitute a change in the stated final maturity thereof);

(iv) other than with respect Extendable Bridge Loans/Interim Debt and Indebtedness incurred in reliance on the Maturity Limitation Excluded Amount, such Permitted Debt Exchange Notes are not required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition) prior to the Latest Maturity Date for the Class or Classes of Term Loans being exchanged; provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated, including scheduled offers to repurchase) of such Permitted Debt Exchange Notes shall be permitted so long as the Weighted Average Life to Maturity of such Indebtedness shall be no earlier than the then-remaining Weighted Average Life to Maturity of the Class or Classes of Term Loans being exchanged;

(v) if incurred or guaranteed by the Borrower or any Guarantor, is not also incurred or guaranteed by any Restricted Subsidiary that is not a Loan Party, unless (x) such Person becomes a Borrower or a Guarantor substantially concurrently with the incurrence of such Permitted Debt Exchange Notes or (y) such incurrence or guarantee by such Person is otherwise permitted pursuant to Section 6.01;

(vi) if such Permitted Debt Exchange Notes are secured, such Permitted Debt Exchange Notes are secured by a Lien on the Collateral on a pari passu basis (without regard to the control of remedies) or junior priority with the Liens on the Collateral securing Initial Term Loans and (A) such Permitted Debt Exchange Notes are not also secured by any assets not securing the Secured Obligations unless such assets substantially concurrently secure the Secured Obligations and (B) the beneficiaries thereof (or an agent on their behalf) shall become party to an Intercreditor Agreement;

(vii) such Permitted Debt Exchange Notes have covenants and events of default (excluding optional prepayment and redemption terms) that either, at the option of the Borrower, (i) reflect market terms and conditions at the time of the issuance, incurrence or effectiveness of such Permitted Debt Exchange Notes or (ii) are substantially identical to or not materially more favorable to the lenders or investors providing such Permitted Debt Exchange Notes than the Term Loans being exchanged (it being understood that, in the case of this clause (ii), to the extent that any covenant or other provision is added for the benefit of any such Permitted Debt Exchange Notes, this clause (ii) shall be satisfied if such covenant or other provision is either (x) also added for the benefit of the Term Facility other than the Term Loans being exchanged (and any such addition shall not require the consent of the Administrative Agent or any of the Lenders) or (y) only applicable to periods after the Latest Maturity Date at the time of such refinancing), in each case with respect to clauses (i) and (ii) above, when taken as a whole and as determined by the Borrower in good faith;

(viii) if the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of a given Class tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof of the applicable Class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of such Class offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans under the relevant Class tendered by such Lenders ratably up to such maximum based on the respective principal amounts so tendered, or, if such Permitted Debt Exchange Offer shall have been made with respect to multiple Classes without specifying a maximum aggregate principal amount offered to be exchanged for each Class, and the Dollar Equivalent of the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of all Classes tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof actually held by it) shall exceed the Dollar Equivalent of the maximum aggregate principal amount of Term Loans of all relevant Classes offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans across all Classes subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered;

(ix) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Borrower; and

(x) any applicable Minimum Tender Condition (as defined below) or Maximum Tender Condition (as defined below), as the case may be, shall be satisfied or waived by the Borrower.

Notwithstanding anything to the contrary herein, no Lender shall have any obligation to agree to have any of its Loans or Commitments exchanged pursuant to any Permitted Debt Exchange Offer.

(b) With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.23, such Permitted Debt Exchange Offer shall be made for not less than (as applicable) $1,000,000 in aggregate principal amount of Term Loans; provided that subject to the foregoing, the Borrower may at its election specify (A) as a condition to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes be tendered (a “Minimum Tender Condition”) and/or (B) as a condition to consummating any such Permitted Debt Exchange that no more than a maximum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes will be accepted for exchange (a “Maximum Tender Condition”). The Administrative Agent and the Lenders hereby acknowledge and agree that the provisions of Section 2.11, Section 2.18 and Section 2.20 shall not apply to any Permitted Debt Exchange or the other transactions contemplated by this Section 2.23.

(c) In connection with each Permitted Debt Exchange, the Borrower shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof (or telephonic notice promptly confirmed thereafter by delivery of a written notice), and the Borrower and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.23; provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than five (5) Business Days following the date on which the Permitted Debt Exchange Offer is made. The Borrower shall provide the final results of such Permitted Debt Exchange to the Administrative Agent no later than three (3) Business Days prior to the proposed date of effectiveness for such Permitted Debt Exchange (or such shorter period agreed to by the Administrative Agent in its sole discretion) and the Administrative Agent shall be entitled to conclusively rely on such results.

(d) The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (i) neither the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange and (ii) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Exchange Act.

(e) Exchange Superseding Provision. Notwithstanding anything to the contrary, this Section 2.223 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

SECTION 2.24 Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a),

(b) such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any other Loan Document shall be restricted as set forth in the definition of “Required Lenders”, “Required Revolving Lenders”, “Majority in Interest” and Section 9.02(e),

(c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) so long as no Event of Default has occurred and is continuing as to which the Administrative Agent has received written notice from the Borrower or a Revolving Lender, all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments,

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize, for the benefit of the applicable Issuing Bank only, the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding,

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized,

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages, and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the applicable Issuing Bank or any other Lender hereunder, all fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized, and

(vi) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the applicable Issuing Bank shall not be required to issue, amend, extend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.24(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.24(c)(i) (and such Defaulting Lender shall not participate therein).

(d) If (i) a Bankruptcy Event with respect to a parent entity of any Lender shall occur following the Closing Date and for so long as such event shall continue or (ii) the Swingline Lender or the applicable Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the applicable Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

(e) In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Issuing Banks each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold Revolving Loans in accordance with its Applicable Percentage (whereupon such Lender shall cease to be a Defaulting Lender).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

SECTION 3.01 Organization; Power. Each of Holdings, the Borrower and the Restricted Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction) except, solely with respect to any Restricted Subsidiary that is not a Material Subsidiary where the failure to do so, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect, (b) except where the failure to do so, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect, has the requisite power and authority and all governmental rights, qualifications, approvals, authorizations, permits, accreditations, licenses and franchises material to the business of the Borrower and the Restricted Subsidiaries taken as a whole that are necessary to own its assets, to carry on its business as now conducted and as proposed to be conducted and to execute, deliver and perform its obligations under each Loan Document to which it is a party and (c) except where the failure to do so, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02 Authorization; Enforceability. This Agreement and the other Loan Documents to be entered into by each Loan Party and the performance by each Loan Party of its obligations under the Loan Documents have been duly authorized by all necessary corporate or other action and, if required, stockholder action. This Agreement has been duly executed and delivered by each of Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, the Borrower or such Loan Party, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts. The entering into and performance of the Loan Documents as in effect on the Closing Date (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any Requirement of Law applicable to Holdings, the Borrower or any of the Restricted Subsidiaries, as applicable, (c) will not violate or result in a default under any indenture or other material agreement or instrument binding upon Holdings, the Borrower or any of the Restricted Subsidiaries or any of their assets, or give rise to a right thereunder to require any payment to be made by Holdings, the Borrower or any of the Restricted Subsidiaries or give rise to a right of, or result in, termination, cancellation or acceleration of any material obligation thereunder and (d) will not result in the creation or imposition of any Lien on any asset of Holdings, the Borrower or any of the Restricted Subsidiaries, except Liens created under the Loan Documents.

SECTION 3.04 Financial Condition; No Material Adverse Effect.

(a) The Borrower has heretofore delivered to the Lenders audited financial statements of (x) Clearwater Analytics Holdings, Inc. and its Subsidiaries for the fiscal year ended December 31, 2024 and (y) Enfusion, Inc. and its Subsidiaries for the fiscal year ended December 31, 2024. Such financial statements (with respect to the financial statements described in clause (y), to the knowledge of the Borrower) present fairly, in all material respects, the financial position and results of operations and cash flows of the persons referred to in clauses (x) and (y) above as of such dates and for such periods in accordance with GAAP consistently applied.

(b) Since the Closing Date, there has been no Material Adverse Effect.

SECTION 3.05 Properties.

(a) Each of Holdings, the Borrower and the Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal tangible property material to its business, free and clear of all Liens, except for Permitted Liens and minor defects in title that do not interfere in any material respect with its ability to conduct its business or to utilize such properties for their intended purposes, except in each case, where the failure to have such title or interest could not reasonably expected to have a Material Adverse Effect.

(b) Each of Holdings, the Borrower and the Restricted Subsidiaries owns, licenses or possesses the right to use all trademarks, trade names, copyrights, patents and other intellectual property material to its business, except to the extent that, individually or in the aggregate, failure to so own, license or possess would not be reasonably likely to result in a Material Adverse Effect. The conduct of the businesses of Holdings, the Borrower and the Restricted Subsidiaries does not infringe upon the intellectual property rights of any other Person, except for any such infringements that, individually or in the aggregate, are not reasonably likely to result in a Material Adverse Effect.

SECTION 3.06 Litigation and Environmental Matters.

(a) As of the Closing Date, except as set forth on Schedule 3.06 or could not reasonably be expected to have a Material Adverse Effect, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings, the Borrower or any Restricted Subsidiary, threatened against or affecting Holdings, the Borrower or any Restricted Subsidiary.

(b) Except with respect to any other matters that, individually or in the aggregate, are not reasonably likely to result in a Material Adverse Effect, (A) neither Holdings, the Borrower nor any Restricted Subsidiary (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) knows of any basis for any Environmental Liability or (iv) has received any written claim or notice of violation or of potential responsibility regarding any alleged violation of or liability under any Environmental Law, and (B)(i) there has been no Release of Hazardous Materials at, on, under or from any property currently, or to the knowledge of Holdings, the Borrower or any of the Restricted Subsidiaries, formerly owned, leased or operated by any of them which could reasonably be expected to result in liability under any Environmental Law on the part of any of them, and (ii) all Hazardous Materials generated, used or stored at, or transported for treatment or disposal from, any properties currently, or to the knowledge of Holdings, Borrower and the Restricted Subsidiaries, formerly owned, leased or operated by Holdings, the Borrower or any of the Subsidiaries have been disposed of in a manner that could not reasonably be expected to result in liability under any Environmental Law on the part of any of them.

SECTION 3.07 Compliance with Laws and Agreements. Each of Holdings, the Borrower and the Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property or operations and all material indentures, agreements and other instruments binding upon it or its property, except where failure to comply, individually or in the aggregate, would not have a Material Adverse Effect.

SECTION 3.08 Investment Company Status. Neither Holdings, the Borrower, nor any Restricted Subsidiary that is a Domestic Subsidiary is required to be registered as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.09 Taxes. Each of Holdings, the Borrower and the Restricted Subsidiaries has timely filed or caused to be filed all federal and other material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in compliance with Section 5.05 or (b) to the extent that the failure to do so is not reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect.

SECTION 3.10 ERISA. No ERISA Event has occurred or is reasonably likely to occur that, when taken together with all other such ERISA Events for which liability is reasonably likely to occur, is reasonably likely to result in a Material Adverse Effect.

SECTION 3.11 Disclosure.

(a) As of the Closing Date (with respect to any Information (as defined below) relating to the Acquired Business, to the knowledge of the Borrower), none of the reports, financial statements, certificates or other written information (the “Information”) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any untrue statement of material fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made (giving effect to all supplements and updates thereto), not materially misleading; provided that the foregoing shall not apply to any projected financial information, and with respect to such projected and pro forma financial information, Holdings and the Borrower represent only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time made and delivered and as of the Closing Date, it being understood that (i) such information relates to future events and is not to be viewed as fact, (ii) such information is subject to significant uncertainties and contingencies, many of which are beyond the control of Holdings and the Borrower, (iii) no assurance is given by Holdings or the Borrower that any such information will be realized and (iv) actual results during the period or periods covered thereby may differ significantly from the projected results and such differences may be material.

(b) As of the Closing Date, to the knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.

SECTION 3.12 Subsidiaries. As of the Closing Date, Holdings does not have any subsidiaries other than the Borrower and the Subsidiaries and Subsidiaries that are not Material Subsidiaries listed on Schedule 3.12. Schedule 3.12 sets forth the name of, and the ownership or beneficial interest of Holdings in, each subsidiary, including the Borrower, and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Closing Date.

SECTION 3.13 [Reserved].

SECTION 3.14 [Reserved].

SECTION 3.15 Labor Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) as of the Closing Date, there are no strikes, lockouts or organized slowdowns against Holdings, the Borrower or any Restricted Subsidiary pending or, to the knowledge of Holdings, the Borrower or any Restricted Subsidiary, threatened in writing, (ii) the Borrower and the Restricted Subsidiaries are in compliance with the Fair Labor Standards Act and any other applicable Requirements of Law dealing with such wage and hour compliance matters and (iii) all payments due from Holdings, the Borrower or any Restricted Subsidiary, have been paid (to the extent required by applicable Requirements of Law) or accrued as a liability on the books of Holdings, the Borrower or such Restricted Subsidiary.

SECTION 3.16 Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

SECTION 3.17 Federal Reserve Regulations. No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying margin stock (as defined in Regulation U).

SECTION 3.18 Patriot Act, Etc.

(a) To the extent applicable, Holdings, the Borrower and each of its Restricted Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the Patriot Act. No part of the proceeds of the Loans will be used, directly or, to the knowledge of Holdings and its Restricted Subsidiaries, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

(b) (i) None of Holdings, the Borrower or its Restricted Subsidiaries will directly or, to the knowledge of Holdings, the Borrower or such Restricted Subsidiary, indirectly, (x) use the proceeds of the Loans in violation of Sanctions or (y) lend or contribute such proceeds to any Person for the purpose of financing activities or business of or with any Sanctioned Person, in violation of applicable Sanctions, or in any Sanctioned Country, except to the extent that such financing would be permissible for a Person required to comply with Sanctions (including pursuant to any applicable exemptions, licenses or other approvals), (ii) none of Holdings, the Borrower, any Restricted Subsidiary or to the knowledge of Holdings, the Borrower or any Restricted Subsidiary, their respective directors, officers or employees or any controlled Affiliate of the Borrower or any Guarantor that will act in any capacity in connection with or benefit from the incurrence of any Loans, is a Sanctioned Person and (iii) none of Holdings, the Borrower, any Restricted Subsidiary or, to the knowledge of Holdings, the Borrower or any Restricted Subsidiary, their respective directors, officers or employees are in violation of applicable Sanctions.

SECTION 3.19 Security Documents. Except as otherwise contemplated hereby or under any other Loan Documents, the provisions of the Security Documents, together with such filings and other actions required to be taken hereby or by the applicable Security Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid, enforceable and perfected first priority Lien (subject to Permitted Liens) on all right, title and interest of the respective Loan Parties in the Collateral described therein.

Notwithstanding anything herein (including this Section 3.19) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law or (B) on the Closing Date, and until required pursuant to Section 5.15, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required to be satisfied on the Closing Date pursuant to the Collateral and Guarantee Requirement.

ARTICLE IV

CONDITIONS

SECTION 4.01 Closing Date. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Credit Agreement. The Administrative Agent (or its counsel) shall have received from each of Holdings and the Borrower either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include a copy transmitted by facsimile or other electronic transmission of a signed counterpart of this Agreement) that such party has signed a counterpart of this Agreement.

(b) Legal Opinion. The Administrative Agent (or its counsel) shall have received a written opinion (addressed to the Administrative Agent, the Collateral Agent and the Lenders and dated the Closing Date) of Kirkland & Ellis LLP, as New York counsel for the Loan Parties.

(c) Secretary’s Certificate. The Administrative Agent (or its counsel) shall have received a certificate of the Borrower (or each Loan Party, to the extent not covered in such certificate of the Borrower), dated the Closing Date, including or attaching a copy of (i) each Organizational Document of each Loan Party, certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and incumbency certificates of the Responsible Officers of each Loan Party executing the Loan Documents to which it is a party, (iii) resolutions of the Board of Directors of each Loan Party approving, or general powers-of-attorney permitting, and authorizing the execution, delivery and performance of the Loan Documents to which it is a party and (iv) a good standing certificate (to the extent such concept exists) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation.

(d) Security and Guarantee Documents. Subject to the Certain Funds Provision, the Administrative Agent (or its counsel) shall have received an executed counterpart of each of the Security Documents, in each case, to which such Loan Party is a party to be entered into on the Closing Date in order to satisfy the Collateral and Guarantee Requirement, including each document (including any UCC (or similar) financing statement) required by any Security Document or under applicable Requirements of Law to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral required to be delivered pursuant to such Security Document, shall be in proper form for filing, registration or recordation.

(e) Closing Date Refinancing. The Closing Date Refinancing shall have been consummated, or shall be consummated substantially simultaneously with the initial Borrowing under any of the Credit Facilities.

(f) Solvency Certificate. The Administrative Agent shall have received a certificate from a Responsible Officer of Holdings certifying that Holdings and its Restricted Subsidiaries, on a consolidated basis after giving effect to the Transactions, are Solvent.

(g) KYC. The Administrative Agent shall have received at least three (3) Business Days prior to the Closing Date all documentation and other information about any Loan Party required by United States regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws, including without limitation Title III of the USA Patriot Act and, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower that, in each case, shall have been reasonably requested by the Administrative Agent in writing at least ten (10) Business Days prior to the Closing Date (or such shorter time as the Borrower may agree).

(h) Material Adverse Effect. No Company Material Adverse Effect (as defined in the Acquisition Agreement) shall have occurred since the date of the Acquisition Agreement that would give Borrower (or its affiliates) the right (taking into account any notice and cure provisions) to terminate its obligations pursuant to the terms of the Acquisition Agreement or to decline to consummate the Acquisition pursuant to Section 8.01 of the Acquisition Agreement.

(i) Acquisition Consummation. The Acquisition shall have been, or substantially concurrently with the initial funding of the Initial Term Loans on the Closing Date shall be, consummated in all material respects in accordance with the terms of the Acquisition Agreement.

(j) Representations and Warranties. (i) The Specified Acquisition Agreement Representations shall be true and correct in all material respects as of the Closing Date to the extent required by the definition thereof and (ii) the Specified Representations shall be true and correct in all material respects on, or as of the Closing Date (except in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be).

(k) Borrowing Request. The Administrative Agent shall have received a Borrowing Request.

(l) Fees and Expenses. Prior to or substantially concurrently with the funding of the Initial Term Loans on the Closing Date, the Administrative Agent shall have received, on behalf of the Agents and Lenders entitled thereto, (i) payment of all fees required to be paid on the Closing Date pursuant to the Fee Letter and (ii) payment or reimbursement, as applicable, of all reasonable and documented out-of-pocket expenses of the Agents required to be paid on the Closing Date as separately agreed in writing with the Agents, to the extent invoiced in reasonable detail at least three Business Days prior to the Closing Date (except as otherwise agreed by the Borrower), which amounts may, in each case, be offset against the proceeds of the Loans.

For purposes of determining whether the conditions specified in this Section 4.01 have been satisfied on the Closing Date, by funding the Loans hereunder, the Administrative Agent and each Lender that has executed this Agreement (or an Assignment and Assumption on the Closing Date) shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be.

Notwithstanding anything herein to the contrary, it is understood that, to the extent any security interest in, or perfection of any security interest in, the Collateral is not or cannot be provided or perfected on the Closing Date (other than the grant and perfection of Collateral with respect to which a lien may be perfected solely by (A) the filing of financing statements under the Uniform Commercial Code and (B) the delivery of stock certificates or other certificates, if any, representing Equity Interests of the Borrower and any Guarantor, in each case, that are part of the Collateral and required to be pledged in accordance with the terms hereof to the extent possession of such certificates perfects a security interest therein, in each case (other than with respect to the stock certificates of the Target Company and its Subsidiaries, to the extent timely received from the Company)) after the Borrower’s use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection, as applicable, of any such Collateral shall not constitute a condition precedent to the initial funding or availability of, as applicable, and shall not affect the size, of the Facilities on the Closing Date, but may instead be provided within ninety (90) days after the Closing Date, subject to such extensions as are reasonably agreed by the Administrative Agent and the Borrower. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”.

SECTION 4.02 Each Credit Event. The obligation of each Lender to make any Loan or honor any Extension Request (other than a Borrowing Request requesting only a conversion of Loans to the other Type or a continuation of Term SOFR Borrowings) after the Closing Date and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit, including, without limitation, on the Closing Date, is subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties. On the relevant date of such Borrowing, after giving effect to such Borrowing or issuance of such Letter of Credit, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (except to the extent any such representation or warranty is qualified by “materially”, “Material Adverse Effect” or a similar term, in which case such representation and warranty shall be true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct (or true and correct in all material respects, as the case may be) as of such earlier date).

(b) Default or Event of Default. With respect to any Borrowing or issuance of Letter of Credit (subject to Section 1.07(f) in connection with a Limited Condition Transaction), at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) Borrowing Request. With respect to any Borrowing or issuance of Letter of Credit, the Administrative Agent the relevant Issuing Bank and/or Swingline Lender shall have received a Borrowing Request in accordance with the requirements hereof.

Each Borrowing (provided that a conversion or continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section 4.02) and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by Holdings and the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section 4.02.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Termination Date, each of Holdings (solely with respect to 5.05, 5.11(c), 5.11, 5.12(b), and 5.13(a) (in each case, solely to the extent set forth therein)) and the Borrower covenants and agrees with the Lenders that:

SECTION 5.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent (for distribution to each Lender):

(a) Annual Financial Statements. Within 150 days after (i) the end of the fiscal year of the Borrower ended December 31, 2025 or (ii) the end of any fiscal year during which a material Accounting Change has occurred, and within 120 days after the end any other fiscal year of the Borrower in which a material Accounting Change has not occurred thereafter (which periods for delivery may be extended by the Administrative Agent in its reasonable discretion by up to 30 days), in each case, subject to any SEC Extension, audited year-end consolidated financial statements of the Borrower and its Subsidiaries (including a balance sheet, statement of income and statement of cash flows and stockholders’ equity) as of the end of and for such fiscal year, and the related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year (provided that such comparisons (x) shall not be required to be delivered with the financial statements for the fiscal year ending December 31, 2026, (y) shall not be required to be audited and (z) may, at the option of the Borrower, be displayed on a pro forma basis for relevant transactions or events), all reported on by independent public accountants of recognized national standing (or another accounting firm reasonably acceptable to the Administrative Agent (it being understood and agreed that any “Big Four” accounting firms, BDO, Alvarez & Marsal, FTI, Grant Thornton, RSM and Forvis, LLP are acceptable to the Administrative Agent) (which opinion shall not contain any scope qualification or any going concern qualification (other than an emphasis of matter paragraph, a “going concern” explanatory paragraph or like statement) (other than with respect to or resulting from, (1) any maturity or any upcoming maturity date under the documentation governing any Indebtedness, (2) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiaries or (3) any actual or prospective breach of any financial covenant (including the Financial Covenant) contained in any permitted Indebtedness on a future date or future period) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, it being understood and agreed that a “going concern” qualification or statement shall be deemed to be solely a consequence of such impending stated final maturity date and/or such potential inability to satisfy the Financial Covenants or any financial covenant under any other Indebtedness if the impending stated final maturity date and/or potential inability to satisfy the Financial Covenants or any financial covenant under any other Indebtedness is or are the only basis that is or are expressly cited in such report or opinion for rendering such qualification or statement; provided that for the fiscal year ending December 31, 2025, the financial statements and/or audit report required under this clause (a) may, at the option of the Borrower, be on a predecessor/successor basis and/or be limited to the period from the Closing Date to the last day of such fiscal year)),

(b) Quarterly Financial Statements. Within 75 days after (i) the end of the fiscal quarters of the Borrower ended June 30, 2025, September 30, 2025 and March 31, 2026 or (ii) the end of any fiscal quarter in which a material Accounting Change has occurred, and within 60 days after the end of the first three fiscal quarters each of any other fiscal year in which a material Accounting Change has not occurred thereafter (which periods for delivery may be extended by the Administrative Agent in its reasonable discretion by up to 30 days), in each case, subject to any SEC Extension, unaudited quarterly consolidated financial statements of the Borrower and its Subsidiaries (including a balance sheet, statement of income and statement of cash flows) as of the end of and for such fiscal quarter and the then-elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year (provided that such comparisons (x) shall not be required to be delivered with the financial statements for any fiscal quarter ending prior to March 31, 2026, (y) shall not be required to be audited and (z) may, at the option of the Borrower, be displayed on a pro forma basis for relevant transactions or events), all certified by a Responsible Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided that, except to the extent otherwise specifically required by GAAP, such financial statements shall only be required to reflect the Borrower’s good faith estimate of any purchase accounting adjustments, all certified by a Responsible Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes,

(c) Reconciliation Statement. To the extent the Borrower has any Unrestricted Subsidiaries, simultaneously with the delivery of each set of consolidated financial statements referred to in clauses (a) and (b) of this Section 5.01, the related unaudited consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements either on the face of the financial statements or in the footnotes thereto,

(d) Compliance Certificate. Within five Business Days of the delivery of the financial statements referred to in Section 5.01(a) for each fiscal year and Section 5.01(b) (for the first three fiscal quarters of each fiscal year) (commencing with the second full fiscal quarter after the Closing Date), a duly completed Compliance Certificate substantially in the form of Exhibit F hereto, signed by a Responsible Officer of the Borrower,

(e) Notwithstanding anything to the contrary contained herein, if the Closing Date shall occur before the Borrower delivers financial statements pursuant to Section 5.01(b) of the Existing Company Credit Agreement for the fiscal quarter ending March 31, 2025, then the Borrower shall deliver to the Administrative Agent the financial statements required pursuant to Section 5.01(b) of the Existing Company Credit Agreement 60 days after March 31, 2025 (subject to any SEC Extension (as defined in the Existing Company Credit Agreement)); provided that such unaudited financial statements shall (i) not be required to be certified, (ii) only relate to periods prior to the Closing Date and (iii) be limited to the Borrower and its Subsidiaries (as defined in the Existing Company Credit Agreement) as in existence immediately prior to the consummation of the Acquisition, and

(f) Other Information. Promptly following any written request therefor, information and documentation with respect to any Loan Party reasonably necessary and requested by the Administrative Agent or any Lender that is required for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

Notwithstanding the foregoing, the obligations referred to in Sections 5.01(a) and (b) may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing the applicable financial statements of Holdings (or any Parent Entity) or Borrower, Holdings or such Parent Entity’s Form 8-K, 10-K or 10-Q, as applicable, filed with the SEC, in each case, within the time periods specified in such paragraphs; provided that, to the extent such information relates to Holdings or any Parent Entity, if and for so long as such parent will have independent assets or operations such information is accompanied by consolidating information (which need not be audited) that explains in reasonable detail the differences between the information relating to Holdings or such Parent Entity, on the one hand, and the information relating to the Borrower and the consolidated Restricted Subsidiaries on a stand-alone basis, on the other hand.

Documents required to be delivered pursuant to Section 5.01 may, at the Borrower’s option, be delivered electronically by posting such documents electronically, and if so posted, such documents shall be deemed to have been delivered on the date on which the Borrower posts such documents on the Borrower’s website or another public website (including EDGAR or any successor system thereto) to which the Borrower may so direct; provided that upon the reasonable request of the Administrative Agent or the Collateral Agent with respect to any specific document so delivered electronically, the Borrower shall promptly deliver a physical copy of such document.

To the extent any report or other information under this Section 5.01 is not delivered within the time periods specified under this Section 5.01 and such report or other information is subsequently delivered prior to the time such failure results in an Event of Default due to the Borrower’s failure to deliver such report or other information within such requisite time periods, the Borrower will be deemed to have satisfied its obligations under this Section 5.01 and any Default with respect to its obligations under this Section 5.01 shall be deemed to have been cured (but not any Default under any other provision of this Agreement). The Borrower may satisfy its obligation to deliver any report or other information to Lenders at any time by filing such information with the SEC and providing written notice (which notice may be by facsimile or electronic mail) to the Administrative Agent that such information has been filed.

SECTION 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent (for distribution to each Lender), written notice of the following promptly after obtaining knowledge thereof:

(a) the occurrence of any Event of Default; and

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against the Borrower or any of its Restricted Subsidiaries that could in each case reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Responsible Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 [Reserved].

SECTION 5.04 Existence; Conduct of Business. The Borrower will, and will cause each of the Restricted Subsidiaries to, do or cause to be done, subject to its reasonable business judgment, all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, permits, approvals, accreditations, authorizations, licenses, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.05 Payment of Obligations. Each of Holdings and the Borrower will, and will cause each of its Restricted Subsidiaries to, pay its material Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and Holdings, the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make such payment is not reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect.

SECTION 5.06 Maintenance of Properties. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.07 Insurance. The Borrower will, and will cause each of its Restricted Subsidiaries to, maintain, with financially sound and reputable insurance companies (which may include self-insurance) at the time the relevant coverage is placed or renewed insurance with respect to its properties and business against loss or damage of such type and in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. The Borrower will deliver to the Administrative Agent, upon reasonable written request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.08 Line of Business. Each of the Borrower and each other Restricted Subsidiary will engage only in material lines of business substantially the same as those lines of business conducted by the Borrower and the other Restricted Subsidiaries on the Closing Date or any Similar Business.

SECTION 5.09 Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties during normal business hours, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (provided that the Borrower shall be provided the opportunity to participate in any such discussions with its independent accountants), upon reasonable prior notice and during normal business hours, but not more than once in any twelve (12) month period absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense absent the existence of an Event of Default.

SECTION 5.10 Compliance with Laws. The Borrower will, and will cause each of its Restricted Subsidiaries to comply with all Requirements of Law, including Environmental Laws, applicable to it or its property, except where the failure to do so, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers or employees with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.11 Use of Proceeds.

(a) Initial Term Loans. The proceeds of the Initial Term Loans, together with the proceeds of any Revolving Loans drawn on the Closing Date and cash on hand of the Acquired Business, will be used by the Borrower on the Closing Date (i) to fund the Transactions, including consummation of the Closing Date Refinancing, (ii) to pay fees and expenses incurred in connection with the Transactions, including the payment of the Transaction Expenses, (iii) to finance any upfront fees, original issue discount and other amounts incurred from the “flex” provisions pursuant to the Fee Letter, if any, (iv) to make payments under, or in connection with the amendment or termination of, any Tax Receivable Agreement, (v) to make payments in respect of any Target Company RSU and/or Target Company Options and (vi) otherwise for general corporate purposes or any other purpose not prohibited by this Agreement.

(b) Revolving Loans and Letters of Credit. The proceeds of Revolving Loans will be used by the Borrower on the Closing Date (i) to fund the Transactions and to pay fees and expenses incurred in connection with the Transactions (including any Transaction Expenses), other than as set forth in clause (iii) and (iv) below, (ii) to issue, backstop, replace, cash collateralize, “roll” or “grandfather” any existing letters of credit under any credit facility of the Acquired Business outstanding on the Closing Date (as of immediately prior to the Acquisition) or to cash collateralize surety bonds or similar instruments, (iii) to fund working capital, working capital adjustments and other purchase price adjustments pursuant to the Acquisition Agreement and/or to refinance or repay any Indebtedness incurred for working capital purposes, (iv) to finance any upfront fees, original issue discount and other amounts incurred from the “flex” provisions pursuant to the Fee Letter, if any, (v) to fund any consideration pursuant to the Acquisition Agreement attributable to retained cash on the balance sheet of the Acquired Business, (vi) to fund payments (A) under, or in connection with the amendment or termination of, any Tax Receivable Agreement and/or (B) of any Target Company RSU and/or Target Company Options and (vii) for general corporate purposes; provided, that amounts drawn on the Closing Date solely in respect of the foregoing clauses (i) and (vii) shall not exceed $60,000,000 in the aggregate (the “Permitted Closing Revolving Facility Draws”). The proceeds of Revolving Loans and Letters of Credit will be used by the Borrower after the Closing Date for working capital and general corporate purposes (including Permitted Acquisitions, other permitted Investments, permitted Restricted Payments, other distributions and any other uses not prohibited by this Agreement).

(c) Letters of Credit. Letters of Credit may be issued on or after the Closing Date for general corporate purposes or any other purpose not expressly prohibited under this Agreement, including to backstop, replace, cash collateralize, “roll” or “grandfather” any existing letters of credit under any credit facility of the Acquired Business outstanding on the Closing Date.

(d) Swingline Loans. The proceeds of Swingline Loans shall be utilized for working capital, capital expenditures and for other general corporate purposes (including permitted acquisitions and the payment of permitted Restricted Payments).

(e) Incremental Loans and Refinancing Loans. The proceeds of any Loans under any Incremental Facility, Refinancing Term Loans and Refinancing Revolving Loans, as applicable, shall be utilized for working capital and other general corporate purposes, including the financing of acquisitions permitted hereunder and other Investments, permitted Restricted Payments and any other purpose not prohibited by this Agreement.

(f) Restrictions on Use of Proceeds. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. No part of the proceeds of any Borrowing or any Letter of Credit will be used, directly or, to the knowledge of any Parent Entity, Holdings or the Borrower, indirectly, (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, except to the extent specifically or generally licensed by OFAC (or otherwise authorized by OFAC), or (C) in any manner that would result in the violation by any party hereto of any applicable Sanctions.

SECTION 5.12 Additional Subsidiaries. If any additional Restricted Subsidiary (other than an Excluded Subsidiary) is formed or acquired after the Closing Date or if any Excluded Subsidiary that is not a Subsidiary Loan Party ceases to qualify as an Excluded Subsidiary, the Borrower will, within 60 days after the date such Restricted Subsidiary has been formed or acquired (or the date on which such Restricted Subsidiary ceases to constitute an Excluded Subsidiary), or such later date as the Administrative Agent shall reasonably agree, notify the Administrative Agent and take such actions (if any) required to be taken to satisfy the Collateral and Guarantee Requirement with respect to such Restricted Subsidiary (if it is a Subsidiary Loan Party) and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party. For avoidance of doubt, the Borrower in its sole discretion may (x) designate any Restricted Subsidiary that is not required to be a Guarantor (such a Restricted Subsidiary, an “Elective Guarantor”) and is organized under a Permitted Jurisdiction to Guarantee the Obligations by causing such Restricted Subsidiary to become a Guarantor and Grantor pursuant to applicable security documents or (y) cause any Restricted Subsidiary that is not then required to be a Guarantor (including any Subsidiary that become an Elective Guarantor pursuant to clause (x) above) to be released from its guarantee.

SECTION 5.13 Further Assurances.

(a) Each of Holdings and the Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties. The Borrower also agrees to provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any material assets are acquired by the Borrower or any Subsidiary Loan Party after the Closing Date (other than assets constituting Collateral under the Collateral Agreement that become subject to a perfected Lien in favor of the Collateral Agreement upon acquisition thereof), the Borrower will notify the Administrative Agent and the Lenders thereof and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section 5.13, all at the expense of the Loan Parties; provided that the Collateral Agent may, in its reasonable judgment, grant extensions of time for compliance or exceptions with the provisions of this paragraph by any Loan Party.

SECTION 5.14 Designation of Subsidiaries. The Borrower may at any time after the Closing Date designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that immediately after such designation, no Event of Default shall have occurred and be continuing or would result therefrom. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment (or, at the election of the Borrower, a Restricted Payment) by the Borrower therein at the date of designation in an amount equal to the Fair Market Value of the net assets of such Subsidiary at the date of designation as determined by the Borrower in good faith. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value as of the date of such designation of the net assets of such Subsidiary attributable to each such Investment in such Subsidiary as determined by the Borrower in good faith. No Restricted Subsidiary that, at the time of designation, owns Material IP may be designated as an Unrestricted Subsidiary and neither the Borrower nor any Restricted Subsidiary will transfer Material IP to an Unrestricted Subsidiary.

SECTION 5.15 Post-Closing Matters. The Borrower will, and will cause each of its Restricted Subsidiaries to execute and deliver the documents and complete the tasks set forth on Schedule 5.15 as soon as commercially reasonable and by no later than the date set forth in Schedule 5.15; provided that the Administrative Agent or Collateral Agent, as applicable, may in its reasonable judgment, grant extensions of time for compliance or exceptions with the provisions of this paragraph. All representations and warranties contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above and in Schedule 5.15, rather than as elsewhere provided in the Loan Documents); provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Closing Date or, following the Closing Date, prior to the date by which such action is required to be taken by Section 5.15, the respective representation and warranty shall be required to be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 5.15 (and Schedule 5.15) and (y) all representations and warranties relating to the assets set forth on Schedule 5.15 pursuant to the Security Documents shall be required to be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) immediately after the actions required to be taken under this Section 5.15 (and Schedule 5.15) have been taken (or were required to be taken), except to the extent any such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date.

SECTION 5.16 Transactions with Affiliates. The Borrower will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, involving aggregate payments or consideration in excess of the greater of (x) $22,000,000 and (y) 10% of TTM Consolidated EBITDA at the time of such transaction for any individual transaction or series of related transactions, except:

(a) transactions that are at prices and on terms and conditions, taken as a whole, not materially less favorable to the Borrower or such Restricted Subsidiary that could be obtained on arm’s-length transaction basis from unrelated third parties other than an Affiliate,

(b) transactions between or among Holdings, the Borrower, and the Subsidiary Loan Parties,

(c) any Investment permitted under Section 6.04(d), 6.04(e), 6.04(g) or 6.04(m),

(d) any Indebtedness permitted under Section 6.01(a)(v) and Section 6.01(a)(xii),

(e) any Restricted Payment permitted under Section 6.07,

(f) loans or advances to employees permitted under Section 6.04(e),

(g) any lease entered into between the Borrower or any Restricted Subsidiary, as lessee, and any of the Affiliates of the Borrower or entity controlled by such Affiliates, as lessor, which is approved in good faith by a majority of the disinterested members of the Board of Directors of the Borrower and for which the Borrower or any Restricted Subsidiary delivers to the Administrative Agent a letter from an accounting, appraisal or investment banking firm of national standing stating that such lease is fair to the Borrower or such Restricted Subsidiary from a financial point of view,

(h) the Borrower or any of its Restricted Subsidiaries may pay, or may pay cash dividends to enable Holdings to pay, so long as no Default described in Section 7.01(b) and no Event of Default has occurred and is continuing, fees in respect of any financings, acquisitions or dispositions with respect to which any Permitted Holder acts as an adviser to Holdings, the Borrower or any Restricted Subsidiary in an amount not to exceed 2.0% of the value of any such transaction; provided, any fees not paid under this Section 5.16(h) due to the existence of a Default described in Section 7.01(b) or an Event of Default shall be deferred and may be paid when no such Default or Event of Default exists or would arise as a result of such payment,

(i) any contribution to the capital of Holdings directly or indirectly by the Permitted Holders or any purchase of Equity Interests of Holdings by the Permitted Holders not prohibited by this Agreement,

(j) the payment of reasonable fees to directors of Holdings, the Borrower or any Restricted Subsidiary who are not employees of Holdings, the Borrower or any Restricted Subsidiary, and compensation and employee benefit plans and arrangements paid to, and indemnities provided for the benefit of, directors, officers, consultants or employees of Holdings, the Borrower or any Restricted Subsidiary in the ordinary course of business,

(k) any issuances of Equity Interests, securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s or Holdings’ Board of Directors (or a committee thereof),

(l) transactions pursuant to agreements set forth on Schedule 5.16 and any amendments thereto to the extent such amendments are not materially less favorable to the Borrower or such Subsidiary Loan Party than those provided for in the original agreements,

(m) any employment, consulting, change of control and severance arrangements entered into in the ordinary course of business between a parent, Holdings, the Borrower or any Restricted Subsidiary and any officer, consultant or employee thereof,

(n) payments by the Borrower or any of its Restricted Subsidiaries of reasonable insurance premiums to, and any borrowings or dividends received from, any Captive Insurance Subsidiary,

(o) transactions with customers, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case which are in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of this Agreement which are approved in good faith by a majority of the disinterested members of the Board of Directors of the Borrower and for which the Borrower or any Restricted Subsidiary delivers to the Administrative Agent a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Borrower or such Restricted Subsidiary, as applicable, from a financial point of view,

(p) the entering into of any tax sharing agreement or arrangement with Holdings or any direct or indirect parent company of the Borrower and any payments thereunder by the Borrower or any of its Restricted Subsidiaries to Holdings or any parent to the extent permitted by Section 6.08(a)(iv),

(q) the issuance of Equity Interests (other than Disqualified Stock) (i) of Holdings to Affiliates of Holdings or (ii) of Holdings or any Restricted Subsidiary for compensation purposes,

(r) non-exclusive intellectual property licenses not materially interfering with the conduct of the Borrower’s business in the ordinary course of business,

(s) the Transactions (including Transaction Expenses) and the payment of fees and expenses as part of or in connection with the Transactions,

(t) Holdings and its Restricted Subsidiaries may undertake or consummate or otherwise be subject to any Permitted Reorganization, and

(u) transactions in connection with any Permitted Receivables Financing, Tax Restructuring or Successor Holdings Reorganization.

ARTICLE VI

NEGATIVE COVENANTS

Until the Termination Date shall have occurred, each of Holdings (solely with respect to Section 6.06) and the Borrower covenants and agrees with the Lenders that:

SECTION 6.01 Indebtedness; Certain Equity Interests.

(a) The Borrower will not, nor will it permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents (including any Indebtedness incurred pursuant to Section 2.20, 2.21 or 2.23),

(ii) (A) Permitted First Priority Refinancing Debt, (B) Permitted Second Priority Refinancing Debt and (C) without duplication, any Permitted Refinancing of any Indebtedness set forth in the preceding subclauses (A) or (B);

(iii) Indebtedness existing on the Closing Date, and to the extent constituting Indebtedness for borrowed money in excess of $25,000,000, set forth in Schedule 6.01 and any Permitted Refinancing thereof,

(iv) Indebtedness of the Borrower owed to any Restricted Subsidiary and of any Restricted Subsidiary owed to the Borrower or any other Restricted Subsidiary to the extent permitted by Section 6.04; provided that (A) all such Indebtedness of any Loan Party owing to any Restricted Subsidiary that is not a Loan Party shall be subordinated to the Loan Document Obligations (but only to the extent permitted by applicable law or regulation and not giving rise to material adverse Tax consequences) pursuant to the Intercompany Note or otherwise on terms (A) at least as favorable to the Lenders as those set forth in the form of Intercompany Note or (B) otherwise reasonably satisfactory to the Administrative Agent;

(v) Guarantees (including any co-issuance) by the Borrower of Indebtedness of any Restricted Subsidiary and by any Restricted Subsidiary of Indebtedness of the Borrower or any other Restricted Subsidiary; provided that if the Indebtedness being Guaranteed is subordinated to the Loan Document Obligations, such Guarantee by any Loan Party shall be subordinated to the Guarantee of the Loan Document Obligations on terms not materially less favorable, taken as a whole (as reasonably determined by the Borrower), to the Lenders as those contained in the subordination of such Indebtedness,

(vi) (A) Indebtedness (including Attributable Indebtedness but excluding any Indebtedness incurred pursuant to any sale and leaseback transaction, which, for the avoidance of doubt, shall not be subject to any cap) of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement, restoration, replacement, maintenance, upgrade, expansion or improvement of fixed or capital assets or other property (whether real or personal), including Capital Lease Obligations or capital expenditures, and any Indebtedness assumed by the Borrower or any Subsidiary in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Permitted Refinancings thereof; provided that (A) such Indebtedness is incurred prior to or within 365 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (vi) shall not (except as permitted by the definition of “Permitted Refinancing”) exceed the greater of (x) $110,000,000 and (y) 50% of TTM Consolidated EBITDA at the time of such incurrence at any time outstanding and (B) without duplication, any Permitted Refinancing of any Indebtedness set forth in the immediately preceding subclause (A),

(vii) (A) Acquired Indebtedness of the Borrower or any Restricted Subsidiary assumed in connection with any Permitted Acquisition or similar Investment so long as such Indebtedness was not incurred in contemplation thereof and (B) without duplication, any Permitted Refinancing of any Indebtedness set forth in the immediately preceding subclause (A),

(viii) Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business,

(ix) Indebtedness of the Borrower or any Restricted Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations, in each case provided in the ordinary course of business,

(x) Indebtedness of the Borrower or any Restricted Subsidiary pursuant to any Swap Agreement,

(xi) Indebtedness (i) arising in connection with the endorsement of instruments for deposit in the ordinary course of business and (ii) consisting of trade payables and accrued expenses in the ordinary course of business,

(xii) Indebtedness representing deferred compensation or other similar arrangements (x) incurred pursuant to the Transactions or (y) to current or former consultants, employees or directors of Holdings, the Borrower and the Restricted Subsidiaries,

(xiii) Indebtedness in respect of promissory notes issued to consultants, employees or directors or former employees, consultants, independent contractors, immediate family members, or directors in connection with repurchases of Equity Interests permitted by Section 6.08(a)(iii),

(xiv) (A) Indebtedness of any Non-Loan Party in an amount not to exceed the greater of (x) $75,000,000 and (y) 35% of TTM Consolidated EBITDA at the time of such incurrence at any time outstanding and (B) without duplication, any Permitted Refinancing of any Indebtedness set forth in the immediately preceding subclause (A),

(xv) (A) Permitted Debt Exchange Notes and (B) without duplication, any Permitted Refinancing of any Indebtedness set forth in the immediately preceding subclause (A);

(xvi) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within five (5) Business Days,

(xvii) the incurrence of Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, holdback, contingency payment obligations or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or capital stock of the Borrower or any Restricted Subsidiary,

(xviii) the incurrence of Indebtedness resulting from endorsements of negotiable instruments for collection in the ordinary course of business,

(xix) Indebtedness of the Borrower or a Restricted Subsidiary in respect of commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with cash management and deposit accounts, including Cash Management Obligations and vendor incentive, supplier finance or similar programs entered into in the ordinary course of business,

(xx) (A) Indebtedness in an aggregate principal amount not to exceed the greater of (x) $110,000,000 and (y) 50% of TTM Consolidated EBITDA at the time of such incurrence at any time outstanding and (B) without duplication, any Permitted Refinancing of any Indebtedness set forth in the immediately preceding subclause (A),

(xxi) Indebtedness resulting from (x) the financing of insurance premiums by its insurance providers or (y) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business or consistent with past practice,

(xxii) (A) Indebtedness in respect of working capital lines (including, for the avoidance of doubt, in respect of working capital lines of any Foreign Subsidiary) in an aggregate principal amount not to exceed the greater of (x) $110,000,000 and (y) 50% of TTM Consolidated EBITDA at the time of such incurrence at any time outstanding and (B) without duplication, any Permitted Refinancing of any Indebtedness set forth in the immediately preceding subclause (A),

(xxiii) (A) Indebtedness in connection with (i) banker’s acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business or (ii) any Permitted Receivables Financings in an aggregate principal amount to exceed the greater of (x) $110,000,000 and (y) 50% of TTM Consolidated EBITDA at the time of such incurrence at any time outstanding and (B) without duplication, any Permitted Refinancing of any Indebtedness set forth in the immediately preceding subclause (A),

(xxiv) (A) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance a Permitted Acquisition or similar Investment, in each case that is not prohibited by this Agreement (the Indebtedness incurred pursuant to this Section 6.01(a)(xxiv)(A), “Acquisition Debt”); provided that:

(1) at the applicable time determined in accordance with Section 1.07(f) and after giving Pro Forma Effect thereto, the aggregate principal amount of Acquisition Debt outstanding shall not exceed the Incremental Cap;

(2) if such Indebtedness is secured by assets that constitute Collateral and documented outside of this Agreement, the holders of such Indebtedness (or a representative therefor) shall be party to an Intercreditor Agreement; and

(B) without duplication, any Permitted Refinancing thereof,

(xxv) (A) Indebtedness (the Indebtedness incurred pursuant to this Section 6.01(a)(xxv)(A), the “Incremental Equivalent/Ratio Debt”) of the Borrower or any Restricted Subsidiary consisting of secured, subordinated or unsecured bonds, notes or debentures, secured, subordinated or unsecured loans (or commitments to provide loans or other extensions of credit) (which bonds, notes, debentures, loans or commitments, if secured, may be (x) secured by Liens on the Collateral having (or intended to have) a priority ranking equal (without regard to the control of remedies) to the priority of the Liens on the Collateral securing the Initial Term Loans, (y) secured by Liens on the Collateral having (or intended to have) a priority ranking junior to the Liens on the Collateral securing the Secured Obligations and/or (z) secured by Liens on assets that do not constitute Collateral); provided that:

(1) at the applicable time determined in accordance with Section 1.07(f) and after giving Pro Forma Effect thereto, the aggregate principal amount of Incremental Equivalent/Ratio Debt outstanding shall not exceed the Incremental Cap;

(2) if such Indebtedness is secured by assets that constitute Collateral and documented outside of this Agreement, the holders of such Indebtedness (or a representative therefor) shall be party to an Intercreditor Agreement;

(3) at the applicable time determined in accordance with Section 1.07(f) and after giving Pro Forma Effect thereto, the aggregate principal amount of outstanding Indebtedness of any Restricted Subsidiary that is not a Loan Party and that is incurred in reliance on this clause (xxv) shall not exceed, together with any amounts incurred under the Incremental Non-Loan Party Cap, an amount equal to the greater of (x) $110,000,000 and (y) 50% of Consolidated EBITDA for the most recently ended Test Period;

(4) Indebtedness incurred pursuant to this clause (xxv) in the form of Incremental Term Facilities shall have a currency, a maturity date, an amortization schedule, interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discount and prepayment terms and premiums as determined by the Borrower and the lenders of the applicable Incremental Term Facilities, subject to the MFN Protection so long as such Indebtedness does not constitute MFN Excluded Loans; and

(5) other than with respect to any Extendable Bridge Loans/Interim Debt and Indebtedness incurred in reliance on the Maturity Limitation Excluded Amount, such Incremental Equivalent/Ratio Debt does not mature earlier than the Latest Maturity Date and, other than with respect to any revolving credit commitments, does not have a Weighted Average Life to Maturity shorter than the then-remaining Weighted Average Life to Maturity than the Initial Term Loans,

(B) without duplication, any Permitted Refinancing thereof, and

(xxvi) (A) to the extent constituting Indebtedness, obligations under the Acquisition Agreement, (B) Indebtedness in connection with the exercise of appraisal rights or the settlement of any claims or actions (whether actual, contingent or potential) with respect to the Transactions or any other permitted acquisition (by merger, amalgamation or consolidation or otherwise) and (C) without duplication, any Permitted Refinancing of any Indebtedness set forth in the immediately preceding subclauses (A) and (B).

For purposes of determining compliance with Section 6.01, in the event that an item of Indebtedness (or any portion thereof) at any time, whether at the time of incurrence or upon the application of all or a portion of the proceeds thereof or subsequently, meets the criteria of more than one of the categories of permitted Indebtedness described in Section 6.01(a)(i) through (xxii) above, the Borrower, in its sole discretion, will classify and may subsequently reclassify such item of Indebtedness (or any portion thereof) in any one or more of the types of Indebtedness described in Section 6.01(a)(i) through (xxii) above and will only be required to include the amount and type of such Indebtedness in such of the above clauses as determined by the Borrower at such time; provided that all Indebtedness outstanding under the Loan Documents (including any Indebtedness outstanding under any Incremental Facilities) incurred to Refinance (in whole or in part) such Indebtedness will be deemed to have been incurred first in reliance on the exception set forth in Section 6.01(a)(i); provided, further, that if the applicable test based on First Lien Net Leverage Ratio, Secured Net Leverage Ratio, Total Net Leverage Ratio or Interest Coverage Ratio for the incurrence of any such Indebtedness would be satisfied on a pro forma basis as of the end of any subsequent fiscal quarter after such incurrence, the reclassification described in this paragraph shall be deemed to have occurred automatically. The Borrower will be entitled to divide, classify and reclassify an item of Indebtedness in more than one of the types of Indebtedness described in Section 6.01(a)(i) through (xxii) above.

For purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness, the dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the aggregate amount of fees, underwriting discounts, premiums (including tender premiums) and other costs and expenses (including OID) incurred in connection with such refinancing.

The accrual of interest, the accretion or amortization of OID, the payment of interest in the form of additional Indebtedness with the same terms, shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01.

SECTION 6.02 Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it that secures obligations under any Indebtedness on any property or asset of the Borrower or any Restricted Subsidiary, except (collectively, “Permitted Liens”):

(a) Liens created by the Loan Documents, including Liens securing Incremental Facilities and cash collateralization of Letters of Credit as provided for herein;

(b) Permitted Encumbrances,

(c) any Lien existing on the Closing Date that (a) secures any Indebtedness or other obligation not in excess of $25,000,000 or (b) is set forth in Schedule 6.02; (including, in the case of the foregoing clauses (a) and (b), Liens securing any modifications, replacements, renewals, refinancings or extensions of the Indebtedness or other obligations secured by such Liens),

(d) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary securing Indebtedness permitted by clause (vii) of Section 6.01(a); provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as applicable, (B) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as applicable, and Permitted Refinancings thereof,

(e) Liens securing Indebtedness permitted by clause (vi) of Section 6.01(a) (including Permitted Refinancings thereof); provided, that (i) such security interests and the Indebtedness secured thereby (other than Permitted Refinancings) are incurred prior to or within 365 days after such acquisition or the completion of such construction or improvement and (ii) such security interests shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary,

(f) Liens (i) arising from filing Uniform Commercial Code financing statements regarding leases, (ii) of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon and (iii) in favor of a banking institution encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry,

(g) Liens arising out of sale and leaseback transactions permitted by Section 6.06,

(h) Liens in favor of the Borrower or another Loan Party (other than Holdings),

(i) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any Restricted Subsidiary,

(j) Liens on assets of any Foreign Subsidiary or any Non-Loan Party securing Indebtedness permitted by Section 6.01(a)(xiv),

(k) additional Liens in an aggregate amount not to exceed the greater of (x) $110,000,000 and (y) 50% of TTM Consolidated EBITDA at the time of such incurrence at any time outstanding; provided, that in the event that the Liens incurred pursuant to this clause (k) are secured by Liens on the Collateral, then such Liens may rank, at the option of the Borrower, either equal in priority or junior in priority to the Liens on the Collateral securing the Initial Term Loans,

(l) Liens securing Indebtedness permitted by clause (ii), (xxv), (xv), or (xxiv) of Section 6.01(a),

(m) Liens on Equity Interests of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary,

(n) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes,

(o) Liens arising out of judgments or decrees and not resulting in an Event of Default,

(p) Liens solely on any cash earnest money deposits made by the Borrower or any Restricted Subsidiary with any letter of intent or purchase agreement permitted hereunder,

(q) additional Liens in an amount that does not exceed the greater of (x) $75,000,000 and (y) 35% of TTM Consolidated EBITDA at the time of such incurrence at any time outstanding,

(r) Liens on the assets and/or Equity Interests of a Restricted Subsidiary that is not a Loan Party that secure Indebtedness or other obligations of such Non-Loan Party in an amount that does not exceed the greater of (x) $75,000,000 and (y) 35% of TTM Consolidated EBITDA at the time of such incurrence at any time outstanding,

(s) [reserved],

(t) Liens in respect of any sale and leaseback on the assets or property sold and leased back in such sale and leaseback transaction and Liens securing Permitted Refinancings thereof,

(u) Liens (i) in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business, (ii) on Permitted Receivables Financing Assets incurred in connection with Permitted Receivables Financings permitted under Section 6.01(a) and (iii) securing Permitted Refinancings of the foregoing,

(v) (i) Liens on Equity Interests of Joint Ventures securing capital contributions to, or obligations of, such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in Joint Venture agreements and agreements with respect to non-wholly-owned Subsidiaries;

(w) Liens on (A) cash collateral granted in favor of any Lender and/or Issuing Bank created as a result of any requirement or option to cash collateralize pursuant to this Agreement or any other Loan Document and (B) Liens on cash and/or Cash Equivalents pledged to secure letters of credit permitted pursuant to Section 6.01(a) or Indebtedness permitted under Section 6.01(a)(x) or (xix),

(x) with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by Requirements of Law,

(y) Liens granted by a Subsidiary of the Borrower that is not a Loan Party in favor of any Loan Party (other than Holdings), Liens granted by a Subsidiary of the Borrower that is not a Loan Party in favor of any other Subsidiary of the Borrower that is not a Loan Party and Liens granted by a Loan Party in favor of any other Loan Party (other than Holdings),

(z) Liens arising (i) out of conditional sale, title retention (including extended retention of title), consignment or similar arrangements for sale or purchase of goods and bailee arrangements, in each case in the ordinary course of business or (ii) by operation of law under Article 2 of the UCC (or any similar law of any jurisdiction),

(aa) Liens on securities or other assets that are the subject of repurchase agreements constituting Investments permitted under Section 6.04 arising out of such repurchase transaction,

(bb) ground leases or subleases in respect of real property on which facilities owned or leased by the Borrower or any Restricted Subsidiary are located and any zoning, building or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property or any structure thereon (including Liens in connection with any condemnation or eminent domain proceeding or compulsory purchase order) that does not materially interfere with the business of the Borrower or any of its Restricted Subsidiaries, taken as a whole,

For purposes of determining compliance with Section 6.01, in the event that a Lien, at any time, subsequently, meets the criteria of more than one of the categories of permitted Liens described in Section 6.01(a)(i) through ((xxii) above, the Borrower, in its sole discretion, will classify and may subsequently reclassify such Liens in any one or more of the types of Liens described in Section 6.01(a)(i) through ((xxii) above and will only be required to include the amount and type of such Liens in such of the above clauses as determined by the Borrower at such time; provided that if the applicable test based on First Lien Net Leverage Ratio or Secured Net Leverage Ratio for the incurrence of any such Indebtedness would be satisfied on a pro forma basis as of the end of any subsequent fiscal quarter after such incurrence, the reclassification described in this paragraph shall be deemed to have occurred automatically. The Borrower will be entitled to divide, classify and reclassify any Liens in more than one of the types of Liens described in Section 6.01(a)(i) through ((xxii) above. The accrual of interest, the accretion or amortization of OID, the payment of interest in the form of additional Indebtedness with the same terms, shall not be deemed to be an incurrence of Indebtedness secured by any Liens for purposes of this Section 6.02.

SECTION 6.03 Fundamental Changes. (x) The Borrower will not, nor will it permit any Restricted Subsidiary to, merge into or consolidate or amalgamate with any other Person, or permit any Person to merge into or consolidate or amalgamate with it, or liquidate or dissolve, and (y) the Borrower and the Restricted Subsidiaries, taken as a whole, will not Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower and the Restricted Subsidiaries, taken as a whole, to or in favor of any Person (other than as part of the Transactions), except that:

(a) any Restricted Subsidiary of the Borrower may merge, consolidate or amalgamate with (A) the Borrower; provided that the Borrower shall be the continuing or surviving Person or (B) one or more other Restricted Subsidiaries of the Borrower; provided that when any Subsidiary Loan Party is merging, consolidating or amalgamating with any other Restricted Subsidiary either (1) the continuing or surviving Person shall be a Subsidiary Loan Party or (2) if the continuing or surviving Person is not a Subsidiary Loan Party, the acquisition of such Subsidiary Loan Party by such surviving Restricted Subsidiary is permitted under Section 6.04;

(b) the Borrower and/or any Restricted Subsidiary may enter into any Permitted Reorganization or Tax Restructuring,

(c) any Restricted Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders,

(d) any Restricted Subsidiary may effect a merger, dissolution, liquidation consolidation or amalgamation to (1) effect any asset sale or Disposition permitted by Section 6.05, (2) make an Investment permitted by Section 6.04 or (3) make a Restricted Payment permitted pursuant to Section 6.08,

(e) [reserved];

(f) any Restricted Subsidiary may make a Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party (other than Holdings), then either (A) the transferee must be a Loan Party (other than Holdings), (B) to the extent constituting an Investment, such Investment must be an Investment in a Restricted Subsidiary that is not a Loan Party permitted by Section 6.04 or (C) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for Fair Market Value and any promissory note or other non-cash consideration received in respect thereof is an Investment in a Restricted Subsidiary that is not a Loan Party permitted by Section 6.04; and

(g) the Borrower and its Restricted Subsidiaries may consummate the Transactions and any related transactions contemplated by the Acquisition Agreement (and documents related thereto).

SECTION 6.04 Investments. The Borrower will not, and will not permit any Restricted Subsidiary to, make any Investment, except:

(a) Permitted Acquisitions,

(b) Investments in cash and Investments that are, at the time such Investment is made, Investments in Cash Equivalents,

(c) Investments existing on the Closing Date and, in the case of any such Investments in excess of $25,000,000 set forth on Schedule 6.04 and any Investments consisting of extensions, modifications or renewals of any such Investments (excluding any such extensions, modifications or renewals involving additional advances, contributions or other investments of cash or property or other increases thereof unless it is a result of the accrual or accretion of interest or OID or payment-in-kind pursuant to the terms, as of the Closing Date, of the original Investment so extended, modified or renewed),

(d) Investments by the Borrower or any Restricted Subsidiaries in any other Restricted Subsidiary or the Borrower; provided that the aggregate amount of non-ordinary course Investments in Non-Loan Parties by Loan Parties shall not exceed the greater of (x) $110,000,000 and (y) 50% of TTM Consolidated EBITDA at the time of such Investment at any time outstanding,

(e) (A) Investments in Similar Businesses or (B) in any Restricted Subsidiary to enable such Restricted Subsidiary to make substantially concurrent Investments in Similar Businesses; provided that, at the time any such Investment is made and after giving pro forma effect thereto, the aggregate outstanding amount of such Investments made in reliance on this clause (e) shall not exceed the greater of (x) $55,000,000 and (y) 25% of TTM Consolidated EBITDA as of the date of such Investment in the aggregate at any time outstanding;

(f) Guarantees constituting Indebtedness permitted by Section 6.01 and performance guarantees in the ordinary course of business,

(g) receivables or other trade payables owing to the Borrower or any Restricted Subsidiary if created or acquired in the ordinary course of business consistent with past practice and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Borrower or any such Restricted Subsidiary deems reasonable under the circumstances,

(h) Investments consisting of Equity Interests, obligations, securities or other property received in settlement of delinquent accounts of and disputes with customers and suppliers in the ordinary course of business and owing to the Borrower or any Restricted Subsidiary or in satisfaction of judgments,

(i) Investments by the Borrower or any Restricted Subsidiary in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business,

(j) loans or advances by the Borrower or any Restricted Subsidiary or any parent entity to present or former employees, members of management, consultants, and other individual service providers made in the ordinary course of business for (i) (x) for reasonable and customary business-related travel, entertainment, relocation, payroll and other ordinary business purposes and (y) in respect of relocation or moving related expenses, payroll advances and other analogous or similar expenses or payroll expenses, in each case incurred in connection with any closing or consolidation of any facility or office, (ii) in connection with such Person’s purchase of Equity Interests in Holdings (or any other parent entity) (provided that the amount of such loans and advances made in cash to such Person shall be contributed to the Borrower in cash as common Equity Interests or Qualified Stock) and (iii) for purposes not described in the foregoing clauses (i) and (ii); provided that at the time of incurrence thereof and after giving pro forma effect thereto, the aggregate principal amount of all loans and advances then outstanding and made in reliance on this clause (iii) shall not exceed the greater of (x) $12,500,000 and (y) 5% of TTM Consolidated EBITDA at the time of such Investment at any time outstanding,

(k) Investments in the form of Swap Agreements,

(l) Investments of any Person existing at the time such Person becomes a Restricted Subsidiary of the Borrower or consolidates or merges, in one transaction or a series of transactions, with the Borrower or any of the Restricted Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such consolidation or merger,

(m) Investments received in connection with the dispositions of assets permitted by Section 6.05,

(n) Investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”,

(o) Investments constituting the purchase of Equity Interests in any joint venture so long as on a Pro Forma Basis, immediately after giving effect to the making of such Investment (together with any related issuance or incurrence of Indebtedness) as if such Investment had been made on the first day of the applicable period, the Total Net Leverage Ratio as of the most recent Test Period prior to the making of (or committing to make, at the option of the Borrower) such Investment shall be no greater than 4.25:1.00,

(p) Investments (A) in Unrestricted Subsidiaries, or (B) in any Restricted Subsidiary to enable such Restricted Subsidiary to make substantially concurrent Investments in Unrestricted Subsidiaries; provided that at the time any such Investment is made and after giving pro forma effect thereto, the aggregate outstanding amount of such Investments made in reliance on this clause (p) shall not exceed the sum of the greater of (x) $55,000,000 and (y) 25% of Consolidated EBITDA as of the date of such Investment in the aggregate at any time outstanding;

(q) Investments (excluding in any Unrestricted Subsidiaries unless permitted pursuant to another clause of this Section 6.04) in connection with any Permitted Reorganization, in each case, transactions relating thereto or contemplated thereby,

(r) Investments not exceeding the Available Amount immediately prior to the time of the making of any such Investment,

(s) additional Investments; provided that at the time any such Investment or other acquisition is made and after giving pro forma effect thereto, the aggregate amount of such Investment or acquisition made in reliance on this clause (s), shall not exceed the sum of (A) the greater of (x) $110,000,000 and (y) 50% of TTM Consolidated EBITDA as of the date of such Investment in the aggregate at any time outstanding, (B) the amount of Restricted Payments that may be made at the time of determination pursuant to Section 6.08(a)(xiii); provided that any Investment made in reliance on clause (B) shall reduce the amount of the applicable underlying basket in Section 6.08(a)(xiii) plus (C) the amount of payment of Specified Indebtedness that may be made at the time of determination pursuant to Section 6.08(b)(v); provided that any Investment made in reliance on clause (C) shall reduce the amount of the applicable underlying basket in Section 6.08(b)(v),

(t) Investments, loans and advances by the Borrower or any Restricted Subsidiary to any Captive Insurance Subsidiary in an amount equal to (A) the capital required under the applicable laws or regulations of the jurisdiction in which such Captive Insurance Subsidiary is formed or determined by independent actuaries as prudent and necessary capital to operate such Captive Insurance Subsidiary plus (B) any reasonable general corporate and overhead expenses of such Captive Insurance Subsidiary,

(u) additional Investments so long as (i) at the time of making such Investment, no Specified Default shall have occurred and be continuing and (ii) on a Pro Forma Basis, immediately after giving effect to the making of such Investment (together with any related issuance or incurrence of Indebtedness) as if such Investment had been made on the first day of the applicable period, the Total Net Leverage Ratio as of the most recent Test Period prior to the making of (or committing to make, at the option of the Borrower) such Investment shall be no greater than 4.25:1.00, and

(v) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business,

(w) promissory notes and other Investments (including non-cash consideration) received in connection with Dispositions permitted by Section 6.05,

(x) Investments in the form of debt or Equity Interests obtained in connection with the contribution, sale, or other transfer of Permitted Receivables Financing Assets, cash or Cash Equivalents made in connection with a Permitted Receivables Financing (including the contribution or lending of cash and Cash Equivalents to Subsidiaries to finance the purchase of receivables or related assets from the Borrower or Restricted Subsidiaries or to otherwise fund required reserves), and

(y) Investments (i) in Joint Ventures, (ii) in any non-wholly-owned Restricted Subsidiary or (iii) in the Borrower or any Restricted Subsidiary to enable the Borrower or any such Restricted Subsidiary to make substantially concurrent Investments in Joint Ventures and/or non-wholly-owned Restricted Subsidiaries; provided that the aggregate outstanding amount of such Investments made in reliance on this clause (x) shall not exceed the greater of (x) $55,000,000 and (y) 25% of TTM Consolidated EBITDA as of the date of such Investment in the aggregate at any time outstanding.

For purposes of covenant compliance, the amount of any Investment outstanding at any time shall be the original cost of such Investment (without adjustment for any increases or decreases in the value of such Investments), reduced by (except in the case of any Investments made using the Available Amount pursuant to Section 6.04(r) and returns which are included in the Available Amount pursuant to the definition thereof) any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Borrower or a Restricted Subsidiary in respect of such Investment.

Notwithstanding anything to the contrary herein, for purposes of the covenants described in this Section 6.04, if any Investment (or a portion thereof) would be permitted pursuant to one or more baskets or provisions described herein, the Borrower may divide and classify such Investments (or a portion thereof) in any manner that complies with this Section 6.04, and may later divide and reclassify any such Investment so long as the Investment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification, and such Investment (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such basket or provision or baskets or provisions (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Investments that may be incurred pursuant to any other baskets or provisions, and in the event that a portion of any Investment could be classified as having been made pursuant to Section 6.04(u) above (giving pro forma effect to the making of such Investment), the Borrower, in its sole discretion, may classify such portion of such Investment as having been made pursuant to Section 6.04(u) above and thereafter the remainder of such Investment or as having been made pursuant to one or more of the other clauses of this Section 6.04; provided that if the Total Net Leverage Ratio test for the incurrence of any such Investment would be satisfied on a pro forma basis as of the end of any subsequent fiscal quarter after such incurrence, the reclassification described in this paragraph shall be deemed to have occurred automatically.

SECTION 6.05 Asset Sales. The Borrower will not, and will not permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it (other than directors’ qualifying Equity Interests or Equity Interests required by applicable law to be held by a Person other than the Borrower or a Restricted Subsidiary), nor will the Borrower permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than to the Borrower or another Restricted Subsidiary in compliance with Section 6.04) involving aggregate consideration for assets in excess of the greater of (x) $22,000,000 and (y) 10% of TTM Consolidated EBITDA at the time of such transaction for any individual transaction or series of related transactions (each, a “Disposition”), except:

(a) Dispositions of (i) obsolete or worn out property, whether now owned or hereafter acquired, if made in the good faith determination of the Borrower and/or in the ordinary course of business or consistent with past practice, and Dispositions of property no longer used or useful, or economically practicable to maintain, in the conduct of the business of the Borrower and the Restricted Subsidiaries if the Borrower determines in its reasonable business judgment that such discontinuance is desirable in the conduct of its business and does not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole and (ii) inventory and other assets in the ordinary course of business or consistent with past practice (including on an intercompany basis),

(b) Dispositions to the Borrower or any Restricted Subsidiary; provided that any such sales, transfers or dispositions involving a Non-Loan Party shall be made in compliance with Section 5.16,

(c) Dispositions of products, services or accounts receivable (including at a discount) in connection with the compromise, settlement or collection thereof consistent with past practice,

(d) Dispositions of property to the extent such property constitutes an Investment permitted by clauses (b), (h), (l) and (n) of Section 6.04,

(e) Dispositions permitted by Section 6.03, Investments permitted by Section 6.04, Restricted Payments permitted by Section 6.08 and Liens permitted by Section 6.02, in each case, other than by reference to this Section 6.05(e),

(f) Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Restricted Subsidiary,

(g) Dispositions of assets not constituting Collateral, in an aggregate amount not to exceed the greater of $33,000,000 and 15% TTM Consolidated EBITDA as of the most recent Test Period prior to making (or committing to make, at the option of the Borrower) such sale, transfer or disposition,

(h) exchanges of property for similar replacement property for fair value,

(i) Dispositions of assets set forth on Schedule 6.05,

(j) Dispositions of cash and Cash Equivalents in the ordinary course of business and/or other assets that were Cash Equivalents when the relevant original Investment was made,

(k) Disposition of any assets or property received as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default,

(l) the licensing or sublicensing of intellectual property in the ordinary course of business or in accordance with industry practice,

(m) Disposition or other transfer of (a) the Equity Interests of, or any Investment in, any Unrestricted Subsidiary or (b) Investments (other than Investments in any Restricted Subsidiary) made pursuant to clause (s) of Section 6.04,

(n) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind,

(o) leases or subleases to third persons in the ordinary course of business that do not interfere in any material respect with the business of the Borrower or any of its Restricted Subsidiaries,

(p) the sale of Equity Interests in joint ventures to the extent required by or made pursuant to, customary buy/sell arrangements entered into in the ordinary course of business between the joint venture parties and sent forth in joint venture agreements,

(q) Dispositions of assets in any fiscal year representing no more than (x) $43,000,000 and (y) 20% of TTM Consolidated EBITDA for the immediately preceding fiscal year of the Borrower and its Restricted Subsidiaries; provided that any unused amounts under this Section 6.05(q) may be carried forward to the immediately subsequent fiscal year,

(r) Dispositions in connection with the undertaking or consummation of any Permitted Reorganization and any transaction related thereto or contemplated thereby,

(s) additional Dispositions (including the sale or issuance of Equity Interests); provided that (i) such Disposition is made for Fair Market Value, (ii) other than for each Disposition pursuant to this clause (s) involving assets with an aggregate Fair Market Value of less than the greater of (x) $55,000,000 and (y) 25% of Consolidated EBITDA as of such date, the Borrower or any Restricted Subsidiary shall receive not less than 75.0% of the consideration for such Disposition in the form of cash or Cash Equivalents; provided, that for the purposes of this clause (ii), (I) any Indebtedness or other liabilities (as shown on the consolidated balance sheet included in the financial statements most recently delivered on or prior to such date pursuant to Section 5.01(a) or (b) or in the footnotes thereto (or, if the incurrence of or increase in such Indebtedness or other liability took place after the date of such balance sheet, that would have been shown on such balance sheet or in the notes thereto, as determined by the Borrower in good faith)) of the Borrower or such other Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Loan Document Obligations (other than intercompany liabilities owing to a Restricted Subsidiary that is being Disposed of), that (1) are assumed by the transferee with respect to the applicable Disposition or (2) are otherwise cancelled or terminated in connection with the transaction with such transferee, and for which the Borrower or such other Restricted Subsidiary shall have been validly released by all applicable creditors in writing, shall be deemed to be cash, (II) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition shall be deemed to be cash, (III) any securities or other obligations or assets received by the Borrower or such other Restricted Subsidiary from such transferee (including earn-outs or similar obligations) that are converted by the Borrower or such other Restricted Subsidiary into cash or Cash Equivalents or that by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition, shall be deemed to be cash, (IV) any asset, Investment, expenditure or other reinvestment that would be a permitted reinvestment pursuant to Section 2.11(c)(i) shall be deemed to be cash and (V) any Designated Non-Cash Consideration received by the Borrower or any of its Restricted Subsidiaries in respect of such Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (s) that is at that time outstanding, not in excess (at the time of receipt of such Designated Non-Cash Consideration) of the greater of (x) $55,000,000 and (y) 25% of Consolidated EBITDA (net of any Designated Non-Cash Consideration converted into cash or Cash Equivalents), with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received or, at the option of the Borrower, at the time of entering into the definitive documentation in respect of the applicable Disposition and without giving effect to subsequent changes in value, shall be deemed to be cash, and (iii) the Net Proceeds of such Disposition shall be applied and/or invested as (and to the extent) required by Section 2.11(c),

(t) (A) leases, subleases, licenses, sublicenses or cross-licenses (including with respect to any intellectual property or technology but excluding foreign intellectual property), in each case that are entered into in the ordinary course of business or consistent with past practice or that do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole and (B) licenses, sublicenses or cross-licenses with respect to any foreign intellectual property,

(u) Dispositions of (A) accounts receivable, notes receivable or other current assets in the ordinary course of business or consistent with industry practice or the conversion of accounts receivable to notes receivable or other dispositions of accounts receivable in connection with the collection or compromise thereof and (B) Permitted Receivables Financing Assets pursuant to any Permitted Receivables Financing,

(v) additional Dispositions so long as (i) at the time of making such sale, transfer, lease or other disposition, no Specified Default shall have occurred and be continuing and (ii) on a Pro Forma Basis, the Total Net Leverage Ratio as of the most recent Test Period prior to the making of (or committing to make, at the option of the Borrower) such Dispositions shall be no greater than 3.75:1.00, and

(w) the Transactions and any Disposition contemplated in connection with the Transactions, including any Disposition consummated in accordance with the Acquisition Agreement.

SECTION 6.06 Holdings Covenant. Holdings will not incur any Indebtedness, make any Dispositions or Investments or Liens or engage in any material business activities or consummate any material transactions, and will not conduct, transact or otherwise engage in any material business or material operations, in each case, other than:

(a) (i) the ownership and/or acquisition of the Equity Interests of the Borrower (and indirectly any subsidiary or Joint Venture thereof or other indirect Equity Interests) and (ii) the making of any dividend or distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, its Equity Interests;

(b) the performance of obligations under and compliance with its Organizational Documents or other Requirement of Law (including the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance), ordinance, regulation, rule, order, judgment, decree or permit, including without limitation as a result of or in connection with the activities of the Borrower and any of its Subsidiaries;

(c) repurchases of Indebtedness through open market purchases and Dutch auctions (in the case of Loans, to the extent permitted hereunder), the making of any loan to any Person constituting (or that would constitute, to the extent Holdings were subject to Section 6.04) an Investment permitted under Section 6.04 and the making of any Investment in the Borrower or any Subsidiary;

(d) participating in tax, accounting and other administrative matters related to any Parent Entity and the Borrower and their respective Subsidiaries;

(e) (i) the entry into, and exercise of rights and performance of its obligations under and in connection with the Loan Documents, (ii) Guarantees of Indebtedness incurred pursuant to Section 6.01, (iii) Guarantees of obligations (other than Indebtedness for borrowed money), including any performance guarantees, of the Borrower and any of its Restricted Subsidiaries and (iv) the grant of Liens in respect of the foregoing;

(f) any public offering of its common stock or any other issuance or registration of its Qualified Stock for sale or resale (including, for the avoidance of doubt, the making of any dividend or distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, any shares of any class of Qualified Stock), including the costs, fees and expenses related thereto;

(g) (i) holding of any cash, Cash Equivalents and other assets received from, or Investments made by, the Borrower and any Subsidiary or contributions to the capital of, or proceeds from the issuance of, Equity Interests of any parent entity and (ii) the payment of dividends or making of distributions, making of loans and contributions to the capital of its Subsidiaries and guaranteeing the obligations of its Subsidiaries and making Investments expressly permitted to be made by Holdings under this Agreement or structured through Holdings and promptly contributed to the Borrower or a Restricted Subsidiary thereof in a manner not prohibited by this Agreement;

(h) incurring fees, costs and expenses relating to overhead and general operating expenses including professional fees for legal, tax and accounting issues and paying taxes;

(i) providing indemnification and expense reimbursement for future, current or former officer, director, manager, member, member of management, employee, consultant or independent contractor of the Borrower, any Subsidiary or Holdings;

(j) performing its obligations under the Acquisition Agreement and the other documents and agreements related thereto or contemplated thereby and performing its obligations under any document, agreement and/or Investment contemplated by the Transactions or that would not otherwise be prohibited by this Agreement if Holdings was a Restricted Subsidiary;

(k) activities reasonably incidental to the consummation of (i) a Permitted Reorganization or (ii) a Tax Restructuring;

(l) activities incidental to the businesses or activities described in the foregoing clauses;

(m) any Investments permitted under Section 6.04 and any Dispositions permitted under Section 6.05, in each case, as if Holdings was a Restricted Subsidiary; and

(n) any Successor Holdings Reorganization.

SECTION 6.07 [Reserved].

SECTION 6.08 Restricted Payments; Certain Payments of Indebtedness.

(a) Restricted Payments. The Borrower will not, and will not permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i) the Borrower may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock,

(ii) Restricted Subsidiaries may declare and pay dividends ratably with respect to their capital stock, membership or partnership interests or other similar Equity Interests,

(iii) the Borrower may redeem, acquire, retire or repurchase its Equity Interests (or any options, warrants, restricted stock, stock appreciation rights or other equity-linked interests issued with respect to any of such Equity Interests) or make Restricted Payments to allow any of its parent entities to so redeem, retire, acquire or repurchase their Equity Interests (or any options, warrants, restricted stock, stock appreciation rights or other equity-linked interests issued with respect to any of such Equity Interests), in each case, held by current or former officers, managers, consultants, directors, employees, independent contractors or other service providers (or their respective immediate family members) of the Borrower or any parent entity thereof and the Restricted Subsidiaries, upon the death, disability, retirement or termination of employment or service of, or breach of restrictive covenants by, any such Person or otherwise in accordance with any stock option, stock appreciation rights or profits interest plan, any management, director and/or employee stock ownership, profits interest or other incentive plan, stock or unit subscription plan, stock or unit subscription or equity incentive award agreement, employment, director or manager termination agreement or any other employment, director or manager agreements or equity holders’ agreement or similar agreement; provided that the aggregate amount of such purchases or redemptions under this clause (iii) shall not exceed the greater of (x) $55,000,000 and (y) 25% of TTM Consolidated EBITDA as of the date of such Restricted Payment in any fiscal year (and, to the extent that the aggregate amount of purchases or redemptions made in any fiscal year pursuant to this clause (iii)) is less than the greater of (x) $55,000,000 and (y) 25% of TTM Consolidated EBITDA as of the date of such Restricted Payment, any outstanding amounts from such year (or any prior year) may be carried forward and used for such purpose in any following fiscal year; plus all net cash proceeds obtained from any key-man life insurance policies received during such fiscal year (without giving effect to the following proviso) plus all proceeds obtained by the Borrower or any parent entity (and contributed to the Borrower) after the Closing Date from the sale of such Equity Interests to other future, current or former officers, managers, consultants, employees, directors and independent contractors (or their respective immediate family members or other permitted transferees) in connection with any plan or agreement referred to above in this clause (iii); provided that in any such case, no Specified Default has occurred and is continuing or would result therefrom,

(iv) the Borrower may make Restricted Payments to Holdings to pay (or to make a payment to Clearwater or any direct or indirect parent of Holdings to enable it to pay) corporate overhead expenses incurred in the ordinary course and as may be necessary to permit Clearwater or Holdings (or any direct or indirect parent thereof) to pay their expenses and liabilities incurred in the ordinary course, including, without limitation, (A) customary and reasonable salary, bonus and other compensation and benefits payable to officers, employees and consultants of Clearwater, Holdings or any direct or indirect parent thereof, (B) customary and reasonable fees and expenses paid to members of the board of directors of Clearwater, Holdings or any direct or indirect parent thereof or payments in respect of indemnification obligations to such board members, (C) reasonable general corporate overhead expenses of Clearwater, Holdings or any direct or indirect parent thereof, to the extent allocable to the operations of the Borrower and its Restricted Subsidiaries, (D) franchise taxes and other similar licensing expenses, in each case required to maintain its corporate or legal existence or good standing under the law, (E) fees and expenses (other than to Affiliates) relating to any unsuccessful debt or equity financing, (F) the Public Company Costs and (G) the proceeds of which shall be used for the payment of insurance premiums to the extent attributable to any parent entity, the Borrower and their subsidiaries,

(v) (A) with respect to any taxable period (or portion thereof) with respect to which the Borrower and/or any of its Subsidiaries are members (or disregarded entities thereof) of a consolidated, combined or similar income tax group for U.S. federal and/or applicable state or local income tax purposes of which Holdings or a direct or indirect parent thereof is a member (or a disregarded entity thereof) (a “Tax Group”), the Borrower may make Restricted Payments to Holdings (or any such parent) in an amount necessary to enable Holdings (or such parent, as applicable) to pay the portion of any consolidated, combined or similar U.S. federal, state or local income Taxes (as applicable) of such Tax Group for such taxable period that are directly attributable to the taxable income of the Borrower and/or its applicable Subsidiaries; provided, that the amount of any such Restricted Payments pursuant to this clause (v)(A) shall not exceed the amount of such Taxes that the Borrower and/or its applicable Subsidiaries would have paid had the Borrower and/or such Subsidiaries, as applicable, been a stand-alone corporate taxpayer (or a stand-alone corporate group); provided, further, that the payment of Restricted Payments pursuant to this clause (v)(A) in respect of an Unrestricted Subsidiary shall be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary to the Borrower or any of its Restricted Subsidiaries for such purpose; and (B) with respect to any taxable period (or portion thereof) for which the Borrower is treated as a partnership (or a disregarded entity the parent of which is a partnership) for U.S. federal income tax purposes, any payments, dividends or distributions by the Borrower or any Subsidiary to its parent, and by Holdings (or its direct or indirect parent thereof) to CWAN in order to fund the distributions required by Section 4.1(a) of the Operating Agreement,

(vi) repurchases, redemptions, acquisitions or retirements of Equity Interests upon (or provisions for withholdings in connection with), or Restricted Payments to Holdings or any parent entity to allow repurchases, redemptions, acquisitions or retirements of Equity Interests upon (or provisions for withholdings in connection with), the exercise of options, vesting of common stock, warrants, other incentive interests or other securities convertible into or exchangeable for Equity Interests if such Equity Interests represent all or a portion of the exercise price of, or tax withholdings with respect to, such options, warrants, other incentive interests or other securities,

(vii) the Borrower and its Restricted Subsidiaries may make a payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Agreement (provided that such date of declaration or giving of notice of redemption shall be deemed to be a Restricted Payment and shall utilize capacity under another provision of this Section 6.07),

(viii) so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower and its Restricted Subsidiaries may make payments, directly or indirectly, to Holdings or any other direct or indirect parent company of the Borrower to pay management, consulting and advisory fees or any other amounts payable to any Permitted Holder to the extent permitted by Section 5.16,

(ix) (x) Borrower may make distributions, directly or indirectly, to Holdings or any direct or indirect parent thereof to enable the applicable entity to pay fees and expenses in connection with the Transactions and (y) Borrower may directly or indirectly pay an annual cash Restricted Payment to its direct or indirect equity holders in an aggregate amount not exceeding the sum of (i) 6.0% per annum of the Net Proceeds received by Holdings from the IPO and (ii) an aggregate amount per annum not to exceed 7.0% of Market Capitalization (such distributions, a “Permitted Distribution”),

(x) the Borrower and the Restricted Subsidiaries may make additional Restricted Payments, directly or indirectly, to Clearwater or any direct or indirect parent thereof, in an aggregate amount not exceeding the Available Amount immediately prior to the time of the making of such Restricted Payment; provided that no Specified Default has occurred and is continuing or would result therefrom,

(xi) the Borrower may make Restricted Payments to Holdings to pay (or to pay Clearwater or any direct or indirect parent of Holdings) any non-recurring fees, cash charges and cost expenses incurred in connection with the issuance of Equity Interests or Indebtedness, in each case only to the extent that such transaction is not consummated,

(xii) additional Restricted Payments long as (i) at the time of making such Restricted Payment, no Specified Default (with respect to the Borrower) shall have occurred and be continuing and (ii) on a Pro Forma Basis, immediately after giving effect to the making of such Restricted Payment (together with any related issuance or incurrence of Indebtedness) as if such Restricted Payment had been made on the first day of the applicable period, the First Lien Net Leverage Ratio as of the most recent Test Period prior to the making of (or committing to make, at the option of the Borrower) such Restricted Payment shall be no greater than 3.50:1.00, and,

(xiii) additional Restricted Payments in an aggregate amount not to exceed the greater of (x) $110,000,000 and (y) 50% of TTM Consolidated EBITDA as of the date of such Restricted Payment,

(xiv) the Borrower and its Restricted Subsidiaries may make payments for the repurchase of Equity Interests deemed to occur upon the exercise of options, rights or warrants to the extent such Equity Interests represent a portion of the exercise price of those options, rights or warrants,

(xv) the Borrower and its Restricted Subsidiaries may make cash payments in lieu of fractional shares issuable as dividends on preferred stock or upon the conversion of any convertible debt securities of the Borrower and its Restricted Subsidiaries,

(xvi) payment of fees and reimbursement of other expenses permitted by Section 5.16 shall be permitted, and

(xvii) Restricted Payments constituting or otherwise made in connection with or relating to any Permitted Reorganization,

(xviii) Borrower shall be entitled to make Restricted Payments to Holdings (and Holdings shall be entitled to make distributions to Clearwater or any direct or indirect parent of Holdings) to the extent necessary to satisfy any obligation under the Tax Receivable Agreement,

(xix) Restricted Payments of the Equity Interests or other securities of, or debt owed to the Borrower or any of its Restricted Subsidiaries by, any Unrestricted Subsidiary (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries, provided that such Restricted Subsidiary owns no other material assets other than Equity Interests, Indebtedness or other securities of one or more Unrestricted Subsidiaries), in each case other than Unrestricted Subsidiaries the material assets of which are cash and/or Cash Equivalents received as an Investment from the Borrower or any of its Restricted Subsidiaries,

(xx) the Borrower may make Restricted Payments to any parent entity to enable such parent entity to (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition (or other similar Investment) and (B) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms,

(xxi) to the extent constituting a Restricted Payment, the Borrower (or Holdings, if applicable) may consummate any transaction permitted by Section 6.03, Section 6.04, Section 6.05 and Section 5.16,

(xxii) [reserved],

(xxiii) Restricted Payments in respect of the Target Company RSU and/or the Target Company Options,

(xxiv) Restricted Payments the proceeds of which are applied (i) on or about the Closing Date, solely to effect the consummation of the Transactions, (ii) on and after the Closing Date, to satisfy any payment obligations owing, or as otherwise required, under the Acquisition Agreement or any Permitted Acquisition or other Investment not prohibited hereunder (including, in each case, payment of working capital and/or purchase price adjustments) and to pay related transaction costs and (iii) to satisfy any settlement of claims or actions in connection with the Transactions or any Permitted Acquisition or other Investment not prohibited hereunder or to satisfy indemnity or other similar obligations in connection with the Transactions or any Permitted Acquisition or other Investment not prohibited hereunder, and provided further that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from members of management of the Borrower, any of the Borrower’s direct or indirect parent companies or any of the Borrower’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of any of the Borrower’s direct or indirect parent companies will not be deemed to constitute a Restricted Payment.

(b) Certain Payments of Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to, make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Subordinated Indebtedness in each case, prior to the date that occurs one (1) year prior to the scheduled maturity date thereof (other than the intercompany loans among Restricted Subsidiaries and the Borrower) (“Specified Indebtedness”), except:

(i) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, payments of fees, expenses, penalty interest and indemnification obligations when due in respect of any Indebtedness, other than, in the case of Subordinated Indebtedness, as prohibited by the subordination provisions thereof,

(ii) the conversion or exchange of any Specified Indebtedness into, or redemption, repurchase, prepayment, defeasance or other retirement of any such Indebtedness with the Net Proceeds of the issuance by Holdings or a parent of Equity Interests (or capital contributions in respect thereof) of Holdings or a parent after the Closing Date to the extent not Otherwise Applied, plus any fees and expenses in connection with such conversion, exchange, redemption, repurchase, prepayment, defeasance or other retirement,

(iii) the prepayment, redemption, defeasance, repurchase or other retirement of Specified Indebtedness for an aggregate purchase price not to exceed the Available Amount; provided that no Specified Event of Default has occurred and is continuing or would result therefrom,

(iv) additional prepayments, redemptions, defeasances, repurchases or other retirements as long as (i) at the time of making such prepayment, redemption, defeasance, repurchase or other retirement, no Specified Default shall have occurred and be continuing and (ii) on a Pro Forma Basis, the First Lien Net Leverage Ratio as of the most recent Test Period prior to the making of (or committing to make, at the option of the Borrower) such prepayment, redemption, defeasance, repurchase or other retirement shall be no greater than 3.50:1.00,

(v) additional prepayments, redemptions, defeasances, repurchases or other retirements of Specified Indebtedness in an aggregate amount not to exceed the greater of (x) $110,000,000 and (y) 50% of TTM Consolidated EBITDA as of the date of such prepayments, redemption, defeasance, repurchase or other retirement,

(vi) to the extent constituting a payment of Specified Indebtedness, payment-in-kind interest with respect to any Indebtedness that is permitted under Section 6.01, and

(vii) refinancings of Indebtedness to the extent the Indebtedness being incurred in connection with such refinancing is a Permitted Refinancing.

Notwithstanding anything herein to the contrary, the foregoing provisions of this Section 6.08(b) will not prohibit the consummation of any Specified Indebtedness within 60 days after the giving of notice of such Specified Indebtedness if at the date of giving of such notice such payment would have complied with the provisions of this Agreement.

SECTION 6.09 Financial Maintenance Covenant. Solely for the benefit of the Revolving Credit Facility, commencing with the Test Period ending as of the first full fiscal quarter following the Closing Date and as of the last day of each Test Period occurring thereafter, the Borrower will not permit the First Lien Net Leverage Ratio calculated as of the last day of such Test Period to be greater than 6.00:1.00 (the “Financial Covenant”).

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01 Events of Default. If any of the following events (any such event, an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; provided that with respect to this Section 7.01(a), if the Borrower has made, on the due date, a payment in good faith in an amount that is not less than the amount set forth in a calculation, if any, received from the Administrative Agent, and any such payment was less than the amount due and owing under this Agreement (an “underpayment”), then such underpayment will not become a Default unless and until such underpayment remains outstanding after the second (2nd) Business Day after the date (if any) on which the Borrower receives written notice from the Administrative Agent of an underpayment setting forth the amount of the deficiency;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section 7.01) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days; provided that with respect to this Section 7.01(b), if the Borrower has made, on the due date or before the expiry of any grace period, a payment in good faith in an amount that is not less than the amount set forth in a calculation, if any, received from the Administrative Agent, and any such payment was less than the amount due and owing under this Agreement (an “underpayment”), then such underpayment will not become (i) a Default unless and until such underpayment remains outstanding after the second (2nd) Business Day after the date (if any) on which the Borrower receives written notice from the Administrative Agent of an underpayment setting forth the amount of the deficiency (such date of notice, the “underpayment notice date”) or (ii) an Event of Default (and Section 2.13(c) shall not apply) unless and until such underpayment remains outstanding after the later of (x) the second (2nd) Business Day after such underpayment notice date and (y) the applicable grace period otherwise contained in this Section 7.01(b);

(c) any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any Subsidiary Loan Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect (except to the extent any such representation or warranty is qualified by “materially”, “Material Adverse Effect” or a similar term, in which case such representation or warranty shall prove to have been incorrect in any respect) when made or deemed made and, in the case of any such representation or warranty made or deemed made after the Closing Date that is capable of cure, such representation or warranty shall remain untrue for a period of 30 days after notice by the Administrative Agent; provided that, for the avoidance of doubt, this clause (c) shall be limited, on the Closing Date, to the Specified Representations;

(d) the Borrower or, in the case of Section 6.03, Holdings, fails to (or, to the extent applicable, fails to cause any Restricted Subsidiary to) observe or perform any covenant, condition or agreement contained in Section 5.02(a), Section 5.04 (solely with respect to the existence of the Borrower) or in Article VI; it being understood and agreed that any Event of Default in respect of Section 6.09 (a “Financial Maintenance Covenant Event of Default”) is subject to cure as provided in Section 7.02 and, so long as the Borrower has a right to exercise the Cure Right, no Financial Maintenance Covenant Event of Default shall occur (other than in respect of determining whether the condition in Section 4.02(b) has been satisfied) until the expiration of the fifteenth (15) Business Day subsequent to the date on which the financial statements with respect to the applicable Test Period are required to be delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable, and then only to the extent the Cure Amount (in an amount sufficient to comply with the Financial Maintenance Covenant for such fiscal quarter) has not been received on or prior to such date in accordance with Section 7.02; provided that no Financial Maintenance Covenant Event of Default shall constitute an Event of Default with respect to the Initial Term Loan Facility or any other Indebtedness under this Agreement (other than the Revolving Credit Facility) with respect to which the Lenders thereunder have agreed not to have or do not have the benefit of Section 6.09 unless and until the Revolving Lenders shall have terminated their Revolving Commitments and declared all amounts outstanding under the Revolving Credit Facility to be due and payable (and such declaration has not been rescinded);

(e) Holdings, the Borrower or any Subsidiary Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b), (c) or (d) of this Section 7.01), and such failure shall continue unremedied for a period of 30 days after receipt by the Borrower of notice thereof from the Administrative Agent (which notice will be given at the request of any Lender);

(f) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (other than, with respect to Indebtedness consisting of Swap Agreements, as a result of any termination events or equivalent events (other than any additional termination events (or equivalent events)) and not as a result of any other default thereunder by any Loan Party); provided, that this paragraph (f) shall not apply to secured Indebtedness that becomes due solely as a result of the voluntary sale or transfer of the property or assets (to the extent not prohibited under this Agreement) securing such Indebtedness; provided, further, that any failure, event or condition described in this clause (f) (A) shall only constitute an Event of Default hereunder if such is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans hereunder and (B) shall not result in a Default or Event of Default hereunder while any grace or notice period contained in such other Indebtedness and applicable to such failure, event or condition remains in effect;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Borrower or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered, which order or decree has not been stayed or dismissed;

(h) Holdings, the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (g) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any formal action for the purpose of effecting any of the foregoing;

(i) one or more enforceable judgments for the payment of money (to the extent not paid or covered by independent third-party insurance or indemnity as to which the insurer or applicable indemnitor has been notified of such judgment or order and has not denied coverage or indemnity) in an aggregate amount in excess of the greater of (x) $110,000,000 and (y) 50% of TTM Consolidated EBITDA shall be rendered against Holdings, the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Holdings, the Borrower or any Restricted Subsidiary to enforce any such judgment,

(j) (i) an ERISA Event occurs that, when taken together with all other ERISA Events that have occurred, has resulted or would reasonably be expected to result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect,

(k) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral with a fair value in excess of the greater of (x) $110,000,000 and (y) 50% of TTM Consolidated EBITDA with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, or (ii) as a result of (A) the Collateral Agent not having possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Agreement or (B) Uniform Commercial Code continuation statements (or similar equivalent statements) not being timely filed;

(l) any Loan Document shall for any reason be asserted by any Loan Party not to be a legal, valid and binding obligation of any party thereto;

(m) the Guarantees of the Obligations by Holdings and the Subsidiary Loan Parties pursuant to the Collateral Agreement shall cease to be in full force and effect (other than in accordance with the terms of the Loan Documents) or shall be asserted by Holdings, the Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations; or

(n) a Change of Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may at the request of the Required Lenders (and if a Financial Maintenance Covenant Event of Default occurs and is continuing, the Administrative Agent may at the request of a Majority In Interest of the Revolving Lenders and in such case, without limiting the proviso to Section 7.01(d), only with respect to the Revolving Credit Facility and any Letters of Credit) by written notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon such Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in paragraph (g) or (h) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, any Default or Event of Default under this Agreement or similarly defined term under any other Loan Document (including, for the avoidance of doubt, any Default or Event of Default (or similar term) hereunder or under the other Loan Documents, resulting from a failure to provide notice of an Event of Default (or similar term)) shall be deemed not to “exist” or be “continuing” (or other similar expression with respect thereto) if (a) the events, acts or conditions that gave rise to such Default or Event of Default have been remedied or cured (including by payment, notice, taking of any action or omitting to take any action) or have ceased to exist or if such Default or Event of Default shall have been waived or (b)(i) with respect to any Default or Event of Default (or similar term) that occurs due to a failure by Holdings or any of its Subsidiaries to take any action (including taking any action by a specified time), Holdings or such Subsidiary takes such action or (ii) with respect to any Default or Event of Default (or similar term) that occurs due to the taking of any action by Holdings or any of its Subsidiaries that is not then permitted by the terms of this Agreement or any other Loan Document, on the earlier to occur of (A) the date on which such action would be permitted at such time to be taken under this Agreement and the other Loan Documents pursuant to an applicable amendment or waiver permitting such action, or otherwise, and (B) the date on which such action is unwound or otherwise modified to the extent necessary for such revised action to be permitted at such time by this Agreement and the other Loan Documents (including after giving effect to any amendments or waivers hereto or thereto); provided that any Default or Event of Default (or similar term) resulting from the failure to deliver a notice pursuant to Section 5.02(a) shall cease to exist and be cured in all respects if the underlying Event of Default (or similar term) giving rise to such notice requirement shall have ceased to exist and/or be cured (including pursuant to this paragraph) unless Holdings or such Subsidiary had actual knowledge of such Event of Default at the time that it failed timely to deliver such notice; provided, further that notwithstanding anything to the contrary in this sentence, an Event of Default (the “Initial Default”) may not be cured pursuant to this sentence (a) by any action of Holdings and the Restricted Subsidiaries (including a credit extension) that is itself prohibited hereunder on account of the existence of such Initial Default, if at the time of taking such prohibited action, Holdings and its Restricted Subsidiaries had actual knowledge that such Initial Default had occurred and was continuing, (b) in the case of an Event of Default under Section 7.01(k) that (x) directly results in material impairment of the rights and remedies of the Lenders, Collateral Agent and Administrative Agent under the Loan Documents and that is incapable of being cured or (y) arising due to the failure to maintain insurance that directly results in a material adverse effect on the ability of the Lender Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which they are a party. Any court of competent jurisdiction may (x) extend or stay any grace period set forth in this Agreement or any other Loan Document prior to when any actual or alleged Default becomes an actual or alleged Event of Default or (y) stay the exercise of remedies by any Agent or any sub-agent thereof contemplated by this Agreement and the other Loan Documents or otherwise upon the occurrence of an actual or alleged Event of Default, in each case of clauses (x) and (y), in accordance with the requirements of applicable law.

Notwithstanding anything herein to the contrary (including in this Section 7.01) or in any other Loan Document, neither the Administrative Agent nor the Required Lenders may take any of the actions described in this Section 7.01 with respect to any Default or Event of Default resulting from any action, transaction or the occurrence of any event reported publicly or otherwise disclosed to the Lenders by the Borrower or any other Loan Party via a written notice of Default or Event of Default more than two (2) years prior to such date unless (x) the Administrative Agent is exercising remedies or reserved its rights by written notice to the Borrower at such time or (y) the Borrower had knowledge of such Event of Default and failed to give the Administrative Agent prompt written notice thereof as required by this Agreement.

SECTION 7.02 Borrower’s Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower fails to comply with the requirements of the Financial Covenant set forth in Section 6.09 (a “Financial Covenant Default”), after the last day of the fiscal period for which the Financial Covenant is being measured, but on or prior to the date that is fifteenth (15) Business Days subsequent to the date on which financial statements with respect to such fiscal period are required to be delivered pursuant to Section 5.01, Holdings shall have the right to issue Permitted Securities (or any other contribution to capital or sale or issuance of any other Equity Interests on terms reasonably satisfactory to the Administrative Agent), the proceeds of which Holdings will contribute in cash to the Borrower as common equity or other equity on terms reasonably acceptable to the Administrative Agent (collectively, the “Cure Right”); provided that at the Borrower’s option, the Borrower may elect to exercise such Cure Right prior to the date of the delivery of the applicable financial statements if the Borrower reasonably determines that it will fail to comply with the requirements of the Financial Covenant upon the delivery of such financial statements, and upon the receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise by the Borrower of such Cure Right, the Financial Covenant shall be recalculated giving effect to the following pro forma adjustments:

(i) Consolidated EBITDA shall be increased, solely for the purpose of measuring the Financial Covenant at the end of the applicable fiscal quarter and applicable subsequent periods which include such fiscal quarter and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the Financial Covenants, the Borrower shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenant that had occurred shall be deemed cured for the purposes of this Agreement.

(b) Notwithstanding anything herein to the contrary, (a) in each four-fiscal-quarter period there shall be at least two fiscal quarters in which the Cure Right is not exercised and no more than five (5) Cure Rights shall be exercised in the aggregate following the Closing Date, (b) the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Covenant and (c) the Cure Amount shall be set forth in an officer’s certificate delivered to the Administrative Agent.

(c) The Cure Right and the effects thereof on determining pricing, financial ratio-based conditions (other than for determining actual compliance with Section 6.09) or any baskets with respect to covenants will be disregarded for all other purposes under the Loan Documents, including, without limitation, for purposes of calculating the leverage ratios as a threshold for permitted exceptions to any affirmative and negative covenants; provided that the reduction in the outstanding principal balance of the Loans due to the application of the proceeds of an the exercise of a Cure Right pursuant to Section 2.11 shall not be taken into account for purposes of determining compliance with the Financial Covenant for the measurement period ending on the last day of the applicable fiscal quarter. In addition, exercise of the Cure Right shall not result in any adjustment to any amounts (including the amount of Indebtedness) or increase in cash (and shall not be included for purposes of determining pricing, mandatory prepayments and the availability or amount permitted pursuant to any covenant under Article VI).

(d) So long as the Borrower is entitled to exercise a Cure Right pursuant to the foregoing terms and provisions of this Section 7.02, neither the Administrative Agent, nor any Lender shall impose default interest, accelerate the Obligations or exercise any enforcement remedy against any Loan Party or any of its Subsidiaries or any of their respective properties solely on the basis of the applicable Financial Covenant Default; provided that until timely receipt of the Cure Amount, an Event of Default shall be deemed to exist for all other purposes of this Agreement, including, without limitation, any term or provision of any Loan Document which prohibits any action to be taken by a Loan Party or any of its Subsidiaries during the existence of an Event of Default; provided, further, that notwithstanding the foregoing, upon a deemed cure pursuant to Section 7.02(c), the requirements of the applicable Financial Covenant shall be deemed to have been satisfied as of the applicable fiscal quarter with the same effect as though there had been no Financial Covenant Default (and any other Default arising solely as a result thereof) at such date or thereafter.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

SECTION 8.01 Authorization and Action.

(a) Each Lender and each Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent collateral agent under the Loan Documents and each Lender and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents. For purposes of this Article VIII, each reference to Administrative Agent shall also include and the Collateral Agent, as applicable.

(b) As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i) the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby; and

(ii) nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(d) The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e) No Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f) In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any L/C Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank in any such proceeding.

(g) The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

SECTION 8.02 Administrative Agent’s Reliance, Limitation of Liability, Etc.

(a) Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b) The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in 0 or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, or (vi) the creation, perfection or priority of Liens on the Collateral or (vii) compliance by Affiliated Lenders with the terms hereof relating to Affiliated Lenders. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any Liabilities, costs or expenses suffered by the Borrower, any Subsidiary, any Lender or any Issuing Bank as a result of, any determination of the Revolving Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank.

(c) Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

(d) Each of the Lenders and Issuing Banks acknowledges and agrees that (i) the Administrative Agent may (but shall not be obligated to) deliver calculations to the Borrower from time to time of amounts under this Agreement, and that the Administrative Agent shall have no liability to the Lenders or Issuing Banks with respect thereto, (ii) if the Administrative Agent identifies or becomes aware of an update or revision to any calculation previously delivered, the Administrative Agent may (but shall not be obligated to, unless directed by the Required Lenders) deliver an updated or revised calculation with respect to any amount due hereunder and (iii) for avoidance of doubt, if there is a dispute among the Administrative Agent and any Lender or Issuing Bank as to any amount due and owing hereunder, any calculation or any updated or revised calculation of the Administrative Agent shall control as between the Administrative Agent and such Lender and/or Issuing Bank absent manifest error.

SECTION 8.03 Posting of Communications.

(a) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, Debt Domain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

(d) Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and each Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or such Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e) Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.04 The Administrative Agent Individually. With respect to its Commitment, Loans (including Swingline Loans), Letter of Credit Commitments and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Banks”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.

SECTION 8.05 Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Banks and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b) Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Security Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 8.06 Acknowledgements of Lenders and Issuing Banks.

(a) Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, or any other Lender or any Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or any Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

(c) (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.06(c) shall be conclusive, absent manifest error.

(ii) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its

Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) The Borrower and each other Loan Party hereby agrees that, to the extent such funds have not been sent by the Borrower or a Subsidiary of the Borrower (and not otherwise returned), (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not be deemed to pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.

(iv) Each party’s obligations under this Section 8.06(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

(v) Notwithstanding anything to the contrary herein or in any other Loan Document, no Loan Party nor any of their respective Affiliates shall have any obligations or liabilities directly or indirectly arising out of this Section 8.06(c) in respect of any erroneous Payment (other than having consented to the assignment referenced in clause (iii) above).

SECTION 8.07 Collateral Matters.

(a) Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.

(b) In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Cash Management Obligations and no obligations under Secured Hedge Agreements, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of any Cash Management Agreement or Secured Hedge Agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(c) The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(a). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

SECTION 8.08 Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 8.09 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) and sub-section (k) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, the Borrower, and such Lender; provided that Borrower shall not unreasonably withhold its agreement.

In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or the Arrangers or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(b) The Administrative Agent, and the Arrangers hereby inform the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to Clearwater Analytics, LLC, 777 W. Main Street, Suite 900, Boise, ID 83702, Attention: Controller, Finance Department, Telecopy: (208) 343-2244, Telephone: (208) 433-1200,

(ii) if to the Administrative Agent, Collateral Agent or Swingline Lender from the Borrower, to JPMorgan Chase Bank, N.A. at the address separately provided to the Borrower;

(iii) if to the Administrative Agent, Collateral Agent or Swingline Lender from any Lender, to JPMorgan Chase Bank, N.A., at the address provided in such Lender’s Administrative Questionnaire;

(iv) if to any Issuing Bank, to such address as such Issuing Bank may provide in writing to the Administrative Agent and the Borrower from time to time,

(v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire,

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the Administrative Agent (and, in the case of the Administrative Agent by written notice to the Borrower). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d) Each Revolving Lender shall notify the Administrative Agent in writing of any changes in the address to which notices to such Revolving Lender should be directed, of addresses of its lending office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent shall reasonably request.

SECTION 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank, the Collateral Agent, the Swingline Lender or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof (except as otherwise provided herein), nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each Issuing Bank, the Collateral Agent, the Swingline Lender and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender, the Collateral Agent, the Swingline Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as provided in Section 1.08, Section 1.10 (to the extent applicable), Section 2.04(g), Section 2.05(l), Section 2.20 with respect to any Incremental Facility, Section 2.22 with respect to any Refinancing Amendment, Section 9.18, the definition of “GAAP” and as otherwise set forth below in this Section 9.02, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent at the direction of the Required Lenders) or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and/or the Collateral Agent (as applicable) and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that an amendment, modification or waiver of, or consent to departure from, any condition precedent set forth in Section 4.02 or of any Default, Event of Default, representation, warranty, covenant, or mandatory prepayment or mandatory reduction of any Commitments shall not constitute an increase of any Commitment of any Lender),

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender and/or Issuing Bank directly and adversely affected thereby (it being understood that (x) any change to the definition of “Secured Net Leverage Ratio”, “First Lien Leverage Ratio”, “First Lien Net Leverage Ratio” or “Total Net Leverage Ratio” or in the component definitions thereof shall not constitute a reduction in any rate of interest and (y) an amendment, modification or waiver of, or consent to departure from, any Default, Event of Default, representation, warranty, covenant, or mandatory prepayment or mandatory reduction of any Commitments shall not constitute a reduction in any rate of interest); provided that, for the avoidance of doubt, only the consent of the Required Lenders (and no other consent shall be required) shall be necessary to amend (x) Section 2.13(c) or to waive any obligation of the Borrower to pay interest thereunder and (y) the application of the MFN Protection pursuant to Section 2.20(c)(iii),

(iii) postpone the maturity of any Loan, or any scheduled date of payment of the principal amount of any Loan, the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby (it being understood that an amendment, modification or waiver of, or consent to departure from, Default, Event of Default, representation, warranty, covenant, or mandatory prepayment or mandatory reduction of any Commitment shall not constitute a reduction, waiver, excuse or postponement),

(iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby or change Section 2.18(f), in each case without the written consent of each Lender directly and adversely affected thereby; provided that, no such consent by each affected Lender shall be required (A) in connection with any “debtor-in-possession” facility or (B) if such payment is offered ratably to the applicable class of Lenders on substantially similar terms and conditions (other than bona fide backstop fees and similar fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction);

(v) contractually subordinate (1) the liens on all or substantially all of the Collateral to any other lien on such Collateral securing any other indebtedness for borrowed money and/or (2) any of the Credit Facilities in right of payment to any other indebtedness for borrowed money, in each case, provided by any Lender, other than (A) any indebtedness that is expressly permitted by the Loan Documents as in effect on the Closing Date to either be senior in right of payment to the Credit Facilities or be secured by a lien on the Collateral that is senior to the lien securing the Credit Facilities, (B) any “debtor-in-possession” facility and (C) any other indebtedness, so long as such indebtedness is offered ratably to the applicable class of Lenders on substantially similar terms and conditions (other than bona fide backstop fees and similar fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction) and such applicable class of Lenders are afforded a reasonable opportunity to participate;

(vi) change any of the provisions of this Section 9.02 or the percentage set forth in the definition of “Required Lenders”, “Required Revolving Lenders”, “Majority in Interest” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender directly and adversely affected thereby (or each Lender of such Class, as applicable) (other than a Defaulting Lender and other than with respect to any such change that would increase the required number or amount of consenting Lenders),

(vii) release all or substantially all the value of the Guarantee under the Collateral Agreement (except as provided in Section 9.15 or in the Collateral Agreement, in each case as in effect on the Closing Date) or limit its liability in respect of such Guarantee, without the written consent of each Lender (other than a Defaulting Lender),

(viii) release all or substantially all the Collateral from the Liens of the Security Documents (except as provided in Section 9.15 or in the Collateral Agreement, in each case, as in effect on the Closing Date), without the written consent of each Lender (other than a Defaulting Lender), and

(ix) amend or waive compliance with the conditions precedent to the obligations of any Lender to make any Revolving Loan (or of any Issuing Bank to issue any Letter of Credit) in Section 4.02 or amend, waive or modify the Financial Covenant (including any component definitions related thereto, solely to the extent of any such definition’s effect on the First Lien Net Leverage Ratio for purposes of the Financial Covenant) without the written consent of the Required Revolving Lenders (or the applicable Issuing Bank with respect to Letters of Credit);

provided, that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, any Issuing Bank or the Swingline Lender, as applicable, (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of a particular Class of Lenders (but not any other Lenders) may be effected by an agreement or agreements in writing entered into by Holdings, the Borrower and requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 9.02(b) if such Class of Lenders were the only Class of Lenders hereunder at the time and (C) if the Revolving Lenders under any revolving Incremental Facility have agreed not to have the benefit of the Financial Maintenance Covenant, such Incremental Facility shall be disregarded for purposes of amending or otherwise modifying Section 6.09 (or for the purposes of determining compliance with the Financial Maintenance Covenant and/or any defined terms used therein) or waiving or consenting to the Financial Maintenance Covenant Event of Default. As it relates to rights of any Issuing Bank, (a) the definition of “Letter of Credit Sublimit” may be amended to increase the amount thereof with only the written consent of any Issuing Bank, the Administrative Agent and the Borrower and (b) this Agreement may be amended to adjust the mechanics related to the issuance of Letters of Credit, including mechanical changes relating to the existence of multiple Issuing Banks, with only the written consent of the applicable Issuing Bank and the Borrower, so long as the obligations of the Revolving Lenders, if any, who have not executed such amendment and the other Issuing Banks, if any, who have not executed such amendment, are not adversely affected thereby.

Notwithstanding the provisions of clause (b), (i) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (A) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Initial Term Loans and the Revolving Loans and the accrued interest and fees in respect thereof, and (B) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, and (ii) upon notice thereof by the Borrower to the Administrative Agent with respect to the inclusion of any previously absent financial maintenance covenant, this Agreement shall be amended by an agreement in writing entered into by the Borrower and the Administrative Agent without the need to obtain the consent of any Lender to include such covenant on the date of the incurrence of the applicable Indebtedness. Amendments to or waivers of any terms or provisions relating solely to the Revolving Commitments (or, subject to clause (A) above, Letters of Credit or Swingline Loans) may be effected with, and only with, the written approval of a Majority in Interest of the Revolving Lenders and the Borrower, subject to the provisions hereof that require the consent of each Lender or each Lender and Issuing Bank directly and adversely affected thereby.

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders (or all Lenders of a Class) or all adversely affected Lenders (or all adversely affected Lenders of a Class), if the consent of the Required Lenders (or a Majority In Interest of the applicable Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in clause (b) of this Section 9.02 being referred to as a “Non-Consenting Lender”), then, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, (i) terminate the applicable Commitments of such Lender, and repay all obligations of the Borrower owing to such Lender (or at the option of the Borrower, just those obligations relating to the applicable Loans and participations held by such Lender) as of such termination date or (ii) require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement (or at the option of the Borrower, just those obligations relating to the applicable Loans and participations held by such Lender) to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (1) in the case of clause (ii) above, the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable (and if a Revolving Commitment is being assigned, each Issuing Bank and the Swingline Lender), which in each case shall not unreasonably be withheld, (2) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Swingline Loans and LC Disbursements, accrued interest thereon, accrued fees and all other amounts, payable to it hereunder from the Borrower or Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (3) in the case of clause (ii) above, unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b). No action by or consent of a Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of the amounts described in clause (2) of the immediately preceding sentence. Each Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Lender’s attorney-in-fact, with full authority in the place and stead of such Lender and in the name of such Lender, from time to time in the Administrative Agent’s discretion, with prior written notice to such Lender, to take any action and to execute any such assignment or other instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (c).

(d) Notwithstanding anything in this Section 9.02 to the contrary, (a) technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent to the extent necessary (i) to integrate any Incremental Term Loans, any Incremental Facilities, Refinancing Term Loans, Refinancing Revolving Loans, any Extended Term Loans or any Extended Revolving Commitments or (ii) to integrate terms or conditions (including representations and warranties, conditions, prepayments, covenants or events of default) from any Incremental Amendment, Refinancing Amendment, Incremental Equivalent/Ratio Debt and/or Acquisition Debt that are more restrictive than this Agreement in accordance with Section 2.20, Section 2.21, Section 6.01(a)(xxiv)(A) or Section 6.01(a)(xxv)(A) (as applicable) and (b) without the consent of any Lender or any Issuing Bank, the Loan Parties and the Administrative Agent or any collateral agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any (x) amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties or as required by local law to give effect to, or protect any security interest for benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document or (y) with respect to any Intercreditor Agreement, as provided therein or to give effect thereto or to carry out the purpose thereof and/or hereof or (z) in order to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents. Without limitation of the foregoing, the Administrative Agent and the Borrower may, without the consent of any Lender, (i) increase the interest rates (including any interest rate margins or interest rate floors), fees and other amounts payable to any Class or Classes of Lenders hereunder, (ii) increase, expand and/or extend the call protection provisions and any “most favored nation” provisions benefiting any Class or Classes of Lenders hereunder (including, for the avoidance of doubt, the provisions of Sections 2.12(e) and 2.20(c)(iii) hereof) and/or (iii) modify any other provision hereunder or under any other Loan Document in a manner more favorable to the then-existing Lenders or Class or Classes of Lenders, in each case in connection with the issuance or incurrence of any Incremental Facilities or other Indebtedness permitted hereunder, where the terms of any such Incremental Facilities or other Indebtedness are more favorable to the lenders thereof than the corresponding terms applicable to other Loans or Commitments then existing hereunder, and it is intended that one or more then-existing Classes of Loans or Commitments under this Agreement share in the benefit of such more favorable terms in order to comply with the provisions hereof relating to the incurrence of such Incremental Facilities or other Indebtedness.

Notwithstanding anything in this Section 9.02 to the contrary, if the Administrative Agent and the Borrower shall have jointly identified an obvious error, mistake, ambiguity, incorrect cross-reference, defect or inconsistency or any error or omission of a technical, administrative or immaterial nature or to effect any necessary or desirable technical change, in each case, in any provision of this Agreement or any other Loan Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Loan Document), then the Administrative Agent (acting in its sole discretion) and the Borrower or any other relevant Loan Party shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document. Notification of such amendment shall be made by the Administrative Agent to the Lenders promptly upon such amendment becoming effective; provided that, for the avoidance of doubt, the failure by the Administrative Agent to provide such notice shall not impact the effectiveness of any such amendment.

(e) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the Revolving Commitments, Term Loans and Revolving Exposure of any Lender that is at the time a Defaulting Lender or that is a Disqualified Institution or a Person with respect to which the Borrower is entitled to take the actions set forth in Section 9.04(h)(i) shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of a Class), all affected Lenders (or all affected Lenders of a Class) or the Required Lenders or the Required Revolving Lenders or Majority in Interest of Lenders of any Class have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders (or all Lenders of a Class) or all affected Lenders (or all affected Lenders of a Class) that affects any Defaulting Lender materially more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

SECTION 9.03 Expenses; Limitation of Liability; Indemnity; Damage Waiver.

(a) The Borrower shall pay or reimburse (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and the Arrangers, including the reasonable fees, charges and disbursements of counsel for the Agents (within 30 days of a written demand therefor (or on or prior to the Closing Date with respect to expenses required to be paid pursuant to Section 4.01(f)), together with backup documentation supporting such reimbursement request), in connection the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (but, limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent, and the Arrangers, and, if necessary, of one local counsel in any relevant jurisdiction) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the Lenders (within 30 days of a written demand therefor, together with backup documentation supporting such reimbursement request) incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (but, limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent and the Lenders taken as a whole, and, if necessary, of one local counsel to the Administrative Agent and the Lenders taken as a whole in any relevant jurisdiction and one additional counsel in each relevant jurisdiction for each group of similarly situated parties in the event of a conflict of interest). If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion. For the avoidance of doubt, this Section 9.03(a) shall not apply to Taxes, except any Taxes that represent costs and expenses arising from any non-Tax claim. For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 9.03(a) include any Issuing Bank and any Swingline Lender.

(b) To the extent permitted by applicable law (i) no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Agent, any Arranger, any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), other than with respect to any such Liability resulting from the gross negligence, bad faith or willful misconduct of any such Lender Related Person, as determined by a final non-appealable judgment of a court of competent jurisdiction, and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 9.03(b) shall relieve the Borrower and each Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(c) The Borrower shall indemnify the Administrative Agent, the Collateral Agent, the Arrangers, the Issuing Banks and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), and hold each Indemnitee harmless, from any and all Liabilities and related expenses, including the fees, charges and disbursements of any outside counsel for any Indemnitee (but, limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Indemnitees taken as a whole, and, if necessary, of one local counsel to the Indemnitees taken as a whole in any relevant jurisdiction and one additional counsel in each relevant jurisdiction for each group of similarly situated parties in the event of a conflict)

incurred in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions, or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release or threat of Release of Hazardous Materials on, at, under or from any property currently or formerly owned, leased or operated by the Borrower or any of its Subsidiaries, or any actual or alleged Environmental Liability related in any way to the Borrower or any of its Subsidiaries or their respective properties or operations, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such Proceeding is brought by the Borrower or any other Loan Party or its or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its Related Parties, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) a material breach of any obligations under any Loan Document by such Indemnitee or of any of its Related Parties, as determined by a final non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under this Agreement and other than any claims arising out of any act or omission of the Borrower or any of its Affiliates (in the case of any such act or omission, as determined in a final and non-appealable judgment of a court of competent jurisdiction). All amounts due under this Section 9.03(c) shall be paid within 30 days after written demand therefor (together with backup documentation supporting such reimbursement request); provided that, that such Indemnitee shall promptly refund and return such amounts to the extent that there is a final non-appealable judicial determination by a court of competent jurisdiction that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 9.03(c). This Section 9.03(c) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. Payments under this Section shall be made by the Borrower to the Administrative Agent for the benefit of the relevant Indemnitee. For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 9.03(c) include any Issuing Bank and any Swingline Lender.

(d) Each Lender severally agrees to pay any amount required to be paid by the Borrower under paragraphs (a), (b) or (c) of this Section 9.03 to the Administrative Agent, each Issuing Bank and each Swingline Lender, and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Party’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e) All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.

SECTION 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (except pursuant to Section 6.03(a)(i)) (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the limitations set forth in paragraph (a) above and the conditions set forth in 9.04(b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A) the Borrower; provided that the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof; provided further that no consent of the Borrower shall be required (1) in respect of an assignment of all or a portion of (x) the Initial Term Loans or Initial Term Loan Commitments, to a Lender, an Affiliate of a Lender, an Approved Fund or (y) Revolving Commitments or Revolving Loans, to a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund of a Revolving Lender or (2) if a Specified Default has occurred and is continuing, in each case, other than a Disqualified Institution,

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, and

(C) solely in the case of the Revolving Credit Facility, the Issuing Banks and the Swingline Lender; provided that no consent of any Issuing Bank or Swingline Lender shall be required for an assignment of all or any portion of a Term Loan.

(ii) Assignments shall be subject to the following conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date the Assignment and Assumption or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than an amount of $1,000,000 (or, in each case, if less, all of such Lender’s Commitment or Loans of the applicable Class) unless each of the Borrower and the Administrative Agent otherwise consent; provided that such assignments shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any,

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans,

(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption (which shall include a representation by the assignee that it is not a Disqualified Institution or an Affiliate of a Disqualified Institution) or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with (unless waived by the Administrative Agent) a processing and recordation fee of $3,500; provided that assignments made pursuant to Section 2.19, Section 2.24, Section 9.02(c) or Section 9.04(f) shall not require the signature of the assigning Lender to become effective,

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire,

(E) no assignment may be made to (i) a Disqualified Institution without the prior written consent of the Borrower, (ii) a natural person or (iii) except as permitted by Section 9.04(f), the Borrower or any of its Affiliates, and

(F) any assignment of Term Loans or Commitments of Term Loans shall specify whether such Term Loans or Commitments, as applicable, constitute Initial Term Loans, Incremental Term Loans or Commitments with respect to any of the foregoing Classes of Term Loans and, if such Term Loans or Commitments constitute Incremental Term Loans or Commitments in respect of Incremental Term Loans, the date of initial Borrowing of such Incremental Term Loans or the effective date of such Incremental Term Loan Commitments, as applicable.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.04.

(iv) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount and stated interest of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (a “Register”). The entries in the applicable Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the applicable Register pursuant to the terms hereof as a Lender for all purposes of the Loan Documents, notwithstanding notice to the contrary. Each Register shall be available for inspection by the Borrower, and solely with respect to their respective interests by the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The parties intend that all extensions of credit to the Borrower and, if applicable, its Affiliates hereunder shall at all times be treated as being in registered form within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code (and any successor provisions) and the Treasury Regulations thereunder and shall interpret the provisions herein regarding the Register and the Participant Register (as defined in paragraph (c)(i) below) consistent with such intent. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Institution.

(v) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Sections 2.05(d), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)

(i) Any Lender may, without the consent of or notice to the Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities, other than to the Borrower or any of its Affiliates, a Disqualified Institution, a natural Person or any other Person who is not an Eligible Assignee (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this

Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly and adversely affects such Participant.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Lender maintaining such Participant Register shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(iii) The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15 and 2.17 (subject to the requirements and limitations of such Sections, provided that any forms required to be provided by any Participant pursuant to Section 2.17(e) shall be provided solely to the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04; provided, further that a Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.17(e) and Section 2.18(c) as though it were a Lender.

(d) Any Lender may at any time pledge, assign or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge, assignment or grant to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge, assignment or grant of a security interest; provided that no such pledge, assignment or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto.

(e) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative

Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Swingline Loans and Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Requirements of Law without compliance with the provisions of this clause (e), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(f) (i) Notwithstanding anything else to the contrary contained in this Agreement, (x) any Lender may, at any time, assign all or a portion of its Term Loans to any Purchasing Borrower Party or a Person who is or will become, after such assignment, an Affiliated Lender in accordance with Section 9.04(b) and this Section 9.04(e) and (y) any Affiliated Lender or any Purchasing Borrower Party may, from time to time, purchase or prepay Term Loans, in each case, on a non-pro rata basis through (1) “Dutch” auction or other procedures pursuant to which offers to Lenders shall be made on a pro rata basis to Lenders of any Class or (2) open market purchases in each case subject solely to the following limitations:

(A) the assigning Lender and Non-Debt Fund Affiliate purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit J hereto (an “Affiliated Lender Assignment and Assumption”) in lieu of an Assignment and Assumption;

(B) no Non-Debt Fund Affiliate shall be permitted to hold Term Loans pursuant to this Section 9.04(f), if Non-Debt Fund Affiliates in the aggregate would own in excess of 30% of the Term Loans of any Class then outstanding calculated at the time such Loans are purchased (such percentage, the “Affiliated Lender Cap”); provided that to the extent any assignment to an Non-Debt Fund Affiliate would result in the aggregate principal amount of all Term Loans held by Non-Debt Fund Affiliates exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio;

(C) any purchases by a Affiliated Lender shall require that such Person (i) make a customary representation to all assigning Lenders that it does not possess material non-public information (or material information of the type that would not be public if the Borrower or any parent was a publicly reporting company) with respect to the Borrower and its Subsidiaries that either (A) has not been disclosed to the Lenders generally (other than Lenders that have elected not to receive such information) or (B) if not disclosed to the Lenders, could reasonably be expected to have a material effect on, or otherwise be material to (a) a Lender’s decision to participate or (b) the market price of the Loans and (ii) clearly identify itself as a Non-Debt Fund Affiliate in any assignment and assumption agreement executed in connection with such purchases and each such Affiliated Lender Assignment and Assumption shall contain customary “big boy” representations but no requirement to make representations as to the absence of any material non-public information.

(D) with respect to any assignment to a Purchasing Borrower Party, no Event of Default would result therefrom;

(E) no Non-Debt Fund Affiliate shall have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited, (B) receive any information or material prepared by Administrative Agent, or any Lender or any communication by or among the Administrative Agent, and/or one or more Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Article II of this Agreement) or (C) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent, the Collateral Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents;

(F) for purposes of any amendment, waiver or modification of any Loan Document (including such modifications pursuant to Section 9.02) or any plan of reorganization pursuant to the U.S. Bankruptcy Code that, in each case, (x) does not require the consent of each Lender or each affected Lender, (y) does not deprive such Non-Debt Fund Affiliate of its pro rata share of any payments to which such Non-Debt Fund Affiliate is entitled under the Loan Documents and (z) does not adversely affect such Non-Debt Fund Affiliate in any material respect as compared to other Lenders, Non-Debt Fund Affiliate will be deemed to have voted in the same proportion as the Lenders that are not Non-Debt Fund Affiliate voting on such matter; and each Non-Debt Fund Affiliate hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to the U.S. Bankruptcy Code is not deemed to have been so voted, then such vote will be (x) deemed not to be in good faith and (y) “designated” pursuant to Section 1126(e) of the U.S. Bankruptcy Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the U.S. Bankruptcy Code; provided that Non-Debt Fund Affiliate will not be subject to such voting limitations and will be entitled to vote as any other Lender; and

(G) any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder.

Notwithstanding anything in Section 9.02 or the definition of “Required Lenders” or the definition of “Majority in Interest” to the contrary, for purposes of determining whether the Required Lenders or any other requisite Class vote required by this Agreement have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent, Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans held by any Non-Debt Fund Affiliate shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders (or any requisite vote of any Class of Lenders) have taken any actions and (B) the aggregate amount of Term Loans held by Debt Fund Affiliates will be excluded to the extent in excess of 49.9% of the amount required to constitute “Required Lenders” or “Majority in Interest”, as applicable; provided that, (i) the commitment of any Non-Debt Fund Affiliate shall not be increased, (ii) the due date for payments of interest, fees and scheduled payments of principal owed to any Non-Debt Fund Affiliate shall not be extended, (iii) the amounts owing to any Non-Debt Fund Affiliate will not be reduced and (iv) any amendment that results in a disproportionate and adverse effect on a Non-Debt Fund Affiliate, in relation to all non-Affiliated Lenders or otherwise require the consent of each Lender or each affected Lender without the consent of such Non-Debt Fund Affiliate, in each instance in subclauses (i) to (iv) above, without the consent of such Non-Debt Fund Affiliate.

(g)

(i) If any assignment or participation under this Section 9.04 is made by a Lender without the Borrower’s consent (or deemed consent, as applicable) to (A) any Disqualified Institution (other than a Bona Fide Debt Fund that is not itself a Disqualified Institution) or (B) any other Person to the extent the Borrower’s consent is required under this Section 9.04 for an assignment to such Person (any such Person referred to in clause (A) or (B), a “Disqualified Person”), then, such assignment shall not be null and void, but (x) such Disqualified Person shall not be entitled to the benefit of any expense reimbursement or indemnification provisions of the Loan Documents (including without limitation Section 9.03 hereof) and (y) the Borrower may, at its sole expense and effort, upon notice to such Disqualified Person and the Administrative Agent, (A) terminate any Commitment of such Disqualified Person and repay all obligations of the Borrower owing to such Disqualified Person, (B) in the case of any outstanding Term Loans held by such Disqualified Person, purchase such Term Loans by paying the lesser of (x) the amount that such Disqualified Person paid to acquire such Term Loans and (y) par, plus accrued interest thereon, but excluding any premium, penalty, prepayment fee or breakage costs and/or (C) require that such Disqualified Person assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees (and if such Person does not execute and deliver to the Administrative Agent a duly executed assignment agreement reflecting such assignment within five Business Days of the date on which such Eligible Assignee executes and delivers such assignment agreement to such Person, then such Person shall be deemed to have executed and delivered such assignment agreement without any action on its part); provided that in the case of clause (C), the relevant assignment shall otherwise comply with this Section 9.04 (except that no registration and processing fee required under this Section 9.04 shall be required with any assignment pursuant to this paragraph); provided, further, that in the case of the foregoing clauses (A) through (C), the Borrower shall not be liable to any Person for breakage costs. Further, any Disqualified Person identified by the Borrower to the Administrative Agent, (A) shall not be permitted to (x) receive information or reporting provided by any Loan Party, the Administrative Agent or any Lender and/or (y) attend and/or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent and (B)(x) shall not for purposes of determining whether the Required Lenders or the majority Lenders under any Class have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, have a right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action; it being understood that all Loans held by any Disqualified Person shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders, Majority in Interest under any Class or all Lenders have taken any action and (y) shall be deemed to vote in the same proportion as Lenders that are not Disqualified Persons in any proceeding under any Debtor Relief Law commenced by or against the Borrower or any other Loan Party. For the sake of clarity, the provisions in this Section 9.04(g) shall not apply to any Person that is an assignee of any Disqualified Person, if such assignee is not a Disqualified Person. Nothing in this Section 9.04(g) shall be deemed to prejudice any right or remedy that the Borrower may otherwise have at law or equity.

(ii) The Administrative Agent shall not disclose (verbally or in writing) the list of Persons that are Disqualified Institutions to any person, but may, upon the request or inquiry by any Lender, disclose to such inquiring Lender whether a particular potential assignee or participant is a Disqualified Institution (provided that such Lender agrees to keep such information confidential and each Lender party to this Agreement (on or after the Closing Date) expressly acknowledges that the Disqualified Institutions list (and the presence of each name thereon) shall be treated as “Information” subject to the restrictions of Section 9.12 except to the extent disclosure of a particular Disqualified Institution’s status is required in connection with a potential assignment or participation to such particular Disqualified Institution). For the avoidance of doubt, the Administrative Agent shall not have any responsibility or liability for monitoring the list of identities of, or enforcing provisions relating to, Disqualified Institutions in accordance with Section 9.04(b)(iv).

(iii) Upon the cancellation or retirement of any Loans pursuant to this Section 9.04, (A) the aggregate principal amount (calculated on the face amount thereof) shall be deemed reduced by the full par value of the aggregate principal amount of the Loans so retired or cancelled and (B) the Administrative Agent shall record such cancellation or retirement in the Register.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall have independent significance and be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.17 and 9.03 (such Section to survive and remain in full force and effect for two (2) years after such consummation, repayment, payment, expiration and termination described below) and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against the Administrative Agent, any Arranger, any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower then due and owing under this Agreement or any other Loan Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and each Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (in each case, except as expressly set forth in any such other Loan Document) shall be governed by, and construed in accordance with, the law of the State of New York; provided that it is understood and agreed that (A) the interpretation of the definition of Company Material Adverse Effect (as defined in the Acquisition Agreement) (and whether or not a Company Material Adverse Effect (as defined in the Acquisition Agreement) has occurred), (B) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof the Borrower has the right to terminate its obligations under the Acquisition Agreement or decline to consummate the Acquisition without resulting in the payment of any fees, liquidated damages or other amounts under the Acquisition Agreement and (C) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof, shall by governed by and construed and enforced in accordance with the laws of the State of Delaware.

(b) Each of Holdings and the Borrower hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America, in each case, sitting in the Borough of Manhattan in the City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, any other Loan Document, or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such federal court and (ii) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Holdings, the Borrower or their respective properties in the courts of any jurisdiction.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby in any court referred to in paragraph (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.10.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality. Each of the Agents, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to it and its Affiliates and its and its Affiliates’ directors, officers, employees, legal counsel, independent auditors and other experts, professionals, advisors or agents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested or demanded by any Governmental Authority or self-regulatory authority having jurisdiction over it or any of its Affiliates; provided that the Administrative Agent or such Lender, as applicable, agrees that it will promptly notify the Borrower (other than at the request of a regulatory authority or any self-regulatory authority having or asserting jurisdiction over such Person) unless such notification is prohibited by law, rule or regulation, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process or order of any court or administrative agency; provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority or any self-regulatory authority having or asserting jurisdiction over such Person) unless such notification is prohibited by law, rule or regulation, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any current or prospective financing source or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h)(i) to any rating agency when required by it on a customary basis and (ii) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, in each case after consultation with the Borrower (it being understood that, prior to any such disclosure, such rating agency or the CUSIP Service Bureau, as applicable, shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender), (i) in connection with the exercise of any remedies hereunder, under any other Loan Document or the enforcement of its rights hereunder or thereunder, (j) for purposes of establishing a “due diligence” defense, (k) to the extent such Information is independently developed by such Person or its Affiliates so long as not based on Information obtained in a manner that would otherwise violate this Section 9.12 or (l) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than Holdings or the Borrower; provided that such source is not actually known by such disclosing party to be bound by an agreement containing provisions substantially the same as those contained in this Section 9.12. For the purposes of this Section 9.12, the term “Information” means all information received from Holdings or the Borrower relating to Holdings or the Borrower or its business, other than any such information that is available to the Administrative Agent, any Arranger, any Issuing Bank, any Lender or any of their respective Affiliates on a nonconfidential basis prior to disclosure by Holdings or the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from Holdings, the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14 USA Patriot Act. Each Lender hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.

SECTION 9.15 Release of Collateral. Each Agent, Lender and each other Secured Party agrees that:

(a) Upon the occurrence of the Termination Date, all obligations under the Loan Documents, all Guarantees in respect thereof and all security interests created by the Security Documents shall be automatically released.

(b) Upon (i) any sale or other transfer (or series of sales or other transfers) of any Collateral pursuant to a transaction permitted under this Agreement to a Person that is not a Loan Party, (ii) any property granted to or held by the Administrative Agent and/or Collateral Agent under any Loan Documents does not constitute (or ceases to constitute) Collateral, including by becoming an Excluded Asset (including Equity Interests of a Person that is sold or transferred to a person other than a Loan Party in a transaction permitted hereunder) or (iii) the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.02 of this Agreement, in each case, the security interest in such Collateral shall be automatically released.

(c) Upon the addition of a Successor Holdings and satisfaction by such Successor Holdings of the Collateral and Guarantee Requirement, the prior Holdings shall be automatically released from all of its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Person shall be released, automatically upon the consummation of such Successor Holdings Reorganization.

(d) Upon any Loan Party ceasing to be a Restricted Subsidiary, becoming an Excluded Subsidiary (provided that the Borrower has elected for such Excluded Subsidiary to be released) or otherwise having its Equity Interests disposed of in a transaction permitted under this Agreement (in each case, including pursuant to a valid waiver or consent, the designation of such Subsidiary as an Unrestricted Subsidiary, or the revocation of any election with respect to an Elective Guarantor), to the extent that, after giving effect to such transaction, such Subsidiary would no longer be a Restricted Subsidiary or would otherwise become an Excluded Subsidiary, such Loan Party shall be automatically released from its guarantee of any obligation under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Loan Party shall be released.

(e) The Lenders irrevocably authorize the Administrative Agent and/or Collateral Agent (as applicable) to, and the Administrative Agent and/or Collateral Agent (as applicable) shall, release or subordinate any Lien on any property granted to or held by the Administrative Agent and/or Collateral Agent (as applicable) under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(e) to the extent required by the terms of the obligations secured by such Liens pursuant to documents reasonably acceptable to the Administrative Agent and/or Collateral Agent (as applicable). Each of the Lenders and the Issuing Banks irrevocably authorizes the Administrative Agent and/or Collateral Agent (as applicable) to provide any release or evidence of release, termination or subordination contemplated by this Section 9.15. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s and/or Collateral Agent’s (as applicable) authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under any Loan Document, in each case in accordance with the terms of the Loan Documents and this Section 9.15.

(f) In connection with any termination or release pursuant to this Section 9.15 or in connection with any subordination of its interest as required hereunder, the Administrative Agent and/or Collateral Agent (as applicable) shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination, release or subordination. Any execution and delivery of documents pursuant to this Section 9.15 shall be without recourse to or warranty by the Administrative Agent and/or Collateral Agent.

SECTION 9.16 No Fiduciary Duty.

(a) The Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Agent, Issuing Bank, the Swingline Lender or any other Lender (each such party, “Lender Party” and collectively, the “Lender Parties”) will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Lender Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Lender Party based on an alleged breach of fiduciary duty by such Lender Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Lender Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Lender Parties shall have no responsibility or liability to the Borrower with respect thereto.

(b) The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Lender Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Lender Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Lender Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c) In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Lender Party and its Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Lender Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Lender Party of services for other companies, and no Lender Party will furnish any such information to other companies. The Borrower also acknowledges that no Lender Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.

SECTION 9.17 Permitted Intercreditor Agreements.

(a) Each of the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably authorizes and directs each of the Administrative Agent and the Collateral Agent to execute and deliver, and the Administrative Agent and the Collateral Agent shall execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, (i) from time to time upon the request of the Borrower, in connection with the establishment, incurrence, amendment, refinancing or replacement of any such Indebtedness that is required or permitted to be subordinated hereunder or secured on a senior, pari passu or junior basis with, the Liens securing the Initial Term Loans, and with respect to which Indebtedness and/or Liens this Agreement contemplates an intercreditor, subordination, collateral trust or similar agreement, any subordination, intercreditor, collateral trust and/or similar agreement (and any amendment to the foregoing) constituting an Intercreditor Agreement (and any amendment thereto), it being understood that each of the Administrative Agent and the Collateral Agent is hereby authorized and directed by the Secured Parties to determine the terms and conditions of any such Intercreditor Agreement on their behalf and (ii) any documents, certificates or other instruments in connection therewith.

(b) Each of the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably (i) consents to the treatment of Liens to be provided for under the Intercreditor Agreements, (ii) agrees that, upon the execution and delivery thereof, such Secured Party will be bound by the provisions of any Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of any Intercreditor Agreement, (iii) [reserved], (iv) agrees that no Secured Party shall have any right of action whatsoever against the Administrative Agent or the Collateral Agent as a result of any action taken by the Administrative Agent or the Collateral Agent pursuant to this Section 9.17 or in accordance with the terms of any Intercreditor Agreement and (v) authorizes and directs each of the Administrative Agent and the Collateral Agent to carry out the provisions and intent of each such document.

(c) Each of the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably further authorizes and directs each of the Administrative Agent and the Collateral Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Intercreditor Agreement that the Borrower may from time to time request (i) to give effect to any establishment, incurrence, amendment, extension, renewal, refinancing or replacement of any Incremental Equivalent/Ratio Debt, any Permitted First Priority Refinancing Debt, any Permitted Second Priority Refinancing Debt and/or any other Indebtedness, in each case, permitted to be secured on the basis set forth in the applicable Intercreditor Agreement by Section 6.02 to confirm for any party that such Intercreditor Agreement is effective and binding upon the Administrative Agent or the Collateral Agent, as applicable, on behalf of the Secured Parties.

(d) Each of the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably further authorizes and directs each of the Administrative Agent and the Collateral Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent, authorization or other action by such Secured Party, any amendments, supplements or other modifications of any Security Document to add or remove any legend that may be required pursuant to any Intercreditor Agreement.

(e) Each of the Administrative Agent and the Collateral Agent shall have the benefit of the provisions of Article VIII with respect to all actions taken by it pursuant to this Section 9.17 or in accordance with the terms of any Intercreditor Agreement to the full extent thereof.

(f) Notwithstanding anything to the contrary contained herein or in any other Loan Document (but excluding any Intercreditor Agreement), in the event of any conflict or inconsistency between this Agreement and any other Loan Document (excluding any Intercreditor Agreement), the terms of this Agreement shall govern and control; provided that in the case of any inconsistency between any Intercreditor Agreement and any other Loan Document, the terms of such Intercreditor Agreement shall govern and control.

SECTION 9.18 Material Non-Public Information.

(a) EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN Section 9.12) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.19 Acknowledgment and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.20 Collective Action. Each Secured Party agrees that it shall not, and hereby expressly and irrevocably waives any right to, take or institute any actions or proceedings, judicial or otherwise, for any right or remedy or assert any other Cause of Action against any Loan Party (other than the exercise of any right of setoff, rights on account of any banker’s lien or similar claim), or institute any actions or proceedings or any other Cause of Action, or otherwise commence any remedial procedures, against Holdings and/or any of its Subsidiaries, in each case with respect to any Collateral or any Guarantee under the Collateral Agreement, unless (x) such action is taken, to the extent permitted under the Loan Documents and at the direction of, if applicable, the Required Lenders or an Issuing Bank or (y) taken with the prior written consent of the Required Lenders (or, at the direction of the Required Lenders, the Administrative Agent), in each case, which shall not be withheld in contravention of Article VIII.

SECTION 9.21 Net Short Lenders. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, in connection with any determination as to whether the requisite Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent, the Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, any Lender (other than (x) any Lender that is a Regulated Bank, (y) any Revolving Lender as of the Closing Date and (z) any affiliate of the foregoing) that, as a result of its interest in any participation, total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to the Loans and/or Commitments (each, a “Net Short Lender”) shall have no right to vote any of its Loans and Commitments and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders. For purposes of determining whether a Lender has a “net short position” on any date of determination: (i) derivative contracts with respect to the Loans and Commitments and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in Dollars, (ii) notional amounts in other currencies shall be converted to the Dollar Equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes any of the Borrower or other Loan Parties or any instrument issued or guaranteed by any of the Borrower or other Loan Parties shall not be deemed to create a short position with respect to the Loans and/or Commitments, so long as (x) such index is not created, designed, administered or requested by such Lender or any Affiliate of such Lender and (y) the Borrower and other Loan Parties and any instrument issued or guaranteed by any of the Borrower or other Loan Parties, collectively, shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the Loans and/or Commitments if such Lender is a protection buyer or the equivalent thereof for such derivative transaction and (x) the Loans or the Commitments are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the Loans or the Commitments would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) any of the Borrower or other Loan Parties (or its successor) is designated as a “Reference Entity” under the terms of such derivative transactions, (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to the Loans and/or Commitments if such transactions are functionally equivalent to a transaction that offers the Lender protection in respect of the Loans or the Commitments, or as to the credit quality of any of the Borrower or other Loan Parties and (vi) any participation of a Loan shall be deemed to reduce the exposure to the underlying Loan on a dollar-for-dollar basis other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender or an Affiliate of such Lender and (y) the Borrower and other Loan Parties and any instrument issued or guaranteed by any of the Borrower or other Loan Parties, collectively, shall represent less than 5% of the components of such index. In connection with any such determination, each Lender shall promptly notify the Administrative Agent in writing that it is a Net Short Lender, or shall otherwise be deemed to have represented and warranted to the Borrower and the Administrative Agent that it is not a Net Short Lender (it being understood and agreed that the Borrower and the Administrative Agent shall be entitled to rely on each such representation and deemed representation).

SECTION 9.22 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 9.23 Joint and Several Obligations.

(a) Notwithstanding anything to the contrary herein, each of the Borrower and each Additional Borrower is accepting joint and several liability hereunder and under the other Loan Documents, the agreements in respect of Secured Cash Management Obligations and the agreements in respect of Secured Swap Obligations in consideration of the financial accommodation to be provided by the Lenders, the Issuing Banks, any Agent, Arranger or Lender or any Affiliate of any of the foregoing under this Agreement, the other Loan Documents, the agreements in respect of Secured Cash Management Obligations and the agreements in respect of Secured Swap Obligations, for the mutual benefit, directly and indirectly, of the Borrower and in consideration of the undertakings of each Borrower to accept joint and several liability for the Borrowers. Each Borrower jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with each other Borrower with respect to the payment and performance of all of the Loan Document Obligations, it being the intention of the parties hereto that all the Loan Document Obligations shall be the joint and several obligations of each Borrower without preferences or distinction between them. If and to the extent that either Borrower shall fail to make any payment with respect to any Loan Document Obligation as and when due or to perform any Loan Document Obligation in accordance with the terms thereof, then in each such event, the other Borrower will make such payment with respect to, or perform, such Loan Document Obligation. The obligations of each Borrower under the provisions of this Section 9.23 constitute full recourse obligations of each Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(b) Except as otherwise expressly provided herein, each Borrower hereby waives, to the extent permitted by applicable Requirements of Law, notice of acceptance of its joint and several liability. Except as otherwise expressly provided herein, each Borrower hereby waives, to the extent permitted by law, notice of any Loan made under this Agreement, notice of occurrence of any Default or

Event of Default or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by any Lender under or in respect of any of the Loan Document Obligations, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement. Each Borrower hereby, to the extent permitted by applicable Requirements of Law, assents to and waives notice of any extension or postponement of the time for the payment of any Loan Document Obligation, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by any Lender at any time or times in respect of any default by each Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by any Lender in respect of any of the Loan Document Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any Loan Document Obligation or the addition, substitution or release, in whole or in part, of each Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with the applicable laws or regulations thereunder which might, but for the provisions of this Section 9.23, afford grounds for terminating, discharging or relieving each Borrower, in whole or in part, from any of its obligations under this Section 9.23, it being the intention of each Borrower that, so long as any Loan Document Obligation remains unsatisfied, the obligations of each Borrower under this Section 9.23 shall not be discharged except by performance or payment and then only to the extent of such performance or payment. The obligations of each Borrower under this Section 9.23 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Lender. The joint and several liability of each Borrower hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any Lender.

(c) The provisions of this Section 9.23 are made solely for the benefit of the Administrative Agent and the other Secured Parties and their respective successors and assigns, and may be enforced by any such Person from time to time against each Borrower as often as occasion therefor may arise and without requirement on the part of the Administrative Agent or any other Secured Party first to marshal any of its claims or to exercise any of its rights against each Borrower or to exhaust any remedies available to it against each Borrower or to resort to any other source or means of obtaining payment of any Loan Document Obligation or to elect any other remedy. If at any time, any payment, or any part thereof, made in respect of any Loan Document Obligation is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy or reorganization of each Borrower, or otherwise, the provisions of this Section 9.23 will forthwith be reinstated in effect, as though such payment had not been made.

(d) Notwithstanding any provision to the contrary contained herein or in any other Loan Document, to the extent the joint and several obligations of any Borrower shall be adjudicated to be invalid or unenforceable for any reason (including because of any applicable state, provincial or federal law relating to fraudulent conveyances or transfers) then the obligations of such Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal, state or provincial and including, without limitation, the Bankruptcy Code, as now constituted or hereafter amended, or any other Debtor Relief Laws), after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Loan Party under applicable law.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CLEARWATER ANALYTICS, LLC, as Borrower

By:	/s/ Jim Cox
Name:	Jim Cox
Title:	Chief Financial Officer

CWAN ACQUISITION, LLC, as Holdings

By:	CWAN Holdings, LLC
Its:	Managing Member

By:	/s/ Jim Cox
Name:	Jim Cox
Title:	Chief Financial Officer

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent
By:	/s/ Peter Thauer
Name:	Peter Thauer
Title:	Managing Director

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Term Lender, Revolving Lender, Issuing Bank, and Swingline Lender
By:	/s/ Peter Thauer
Name:	Peter Thauer
Title:	Managing Director

[Signature Page to Credit Agreement]

CITIBANK, N.A. as a Revolving Lender and Issuing Bank
By:	/s/ Ron Homa
Name:	Ron Homa
Title:	Director

[Signature Page to Credit Agreement]

WELLS FARGO BANK, N.A., as a Revolving Lender and Issuing Bank
By:	/s/ Joseph Sawoszczyk
Name:	Joseph Sawoszczyk
Title:	Vice President

[Signature Page to Credit Agreement]

MORGAN STANLEY BANK, N.A. as a Revolving Lender and Issuing Bank
By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

ROYAL BANK OF CANADA as a Revolving Lender and Issuing Bank
By:	/s/ Harsh Grewal
Name:	Harsh Grewal
Title:	Authorized Signatory

[Signature Page to Credit Agreement]